Exhibit 10.10

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [ * * * ] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CDN.$300,000,000 CREDIT FACILITIES

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN

HAMMERHEAD RESOURCES INC.

as Borrower

AND

CANADIAN IMPERIAL BANK OF COMMERCE,

NATIONAL BANK OF CANADA,

ATB FINANCIAL,

BUSINESS DEVELOPMENT BANK OF CANADA,

CANADIAN WESTERN BANK

and such other persons as become parties hereto as lenders,

as Lenders

AND

CANADIAN IMPERIAL BANK OF COMMERCE

as Agent of the Lenders

MADE AS OF JUNE 9, 2022

Canadian Imperial Bank of Commerce and National Bank Financial Markets

as Co-Lead Arrangers and Joint Bookrunners

i

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		Page

16.19	Credit Agreement Governs	165

16.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	165

16.21	Counterparts; Electronic Execution	166

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT is made as of June 9, 2022

BETWEEN:

HAMMERHEAD RESOURCES INC., a corporation subsisting under the laws of the Province of Alberta (hereinafter referred to as the “Borrower”),

OF THE FIRST PART,

- and -

CANADIAN IMPERIAL BANK OF COMMERCE, NATIONAL BANK OF CANADA, ATB FINANCIAL, BUSINESS DEVELOPMENT BANK OF CANADA, CANADIAN WESTERN BANK, together with such other persons as become parties hereto as lenders (hereinafter sometimes collectively referred to as the “Lenders” and sometimes individually referred to as a “Lender”),

OF THE SECOND PART,

- and -

CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian chartered bank, as agent of the Lenders hereunder (hereinafter referred to as the “Agent”),

OF THE THIRD PART.

WHEREAS the Borrower, certain of the Lenders and The Toronto-Dominion Bank, as agent of such Lenders (in such capacity, the “Previous Agent”) are parties to the credit agreement made as of November 15, 2015, as amended and restated pursuant to the amended and restated credit agreement made as of July 10, 2017 and as further amended and restated pursuant to the second amended and restated credit agreement made as of June 19, 2020 and the third amended and restated credit agreement made as of May 31, 2021 (as amended to the date hereof, the “Existing Credit Agreement”);

AND WHEREAS the Agent replaced the Previous Agent as agent under the Existing Credit Agreement and the Previous Agent Documents (as defined in the Existing Credit Agreement), pursuant to the terms thereof.

AND WHEREAS the parties hereto have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein;

AND WHEREAS the Lenders have agreed to provide the Credit Facilities to the Borrower on the terms and conditions herein set forth;

AND WHEREAS the Lenders wish the Agent to act on their behalf with regard to certain matters associated with the Credit Facilities;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE 1 – INTERPRETATION

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“2017 A&R Indenture” means the amended and restated indenture dated as of June 19, 2020 made between the Borrower, as issuer, and Computershare Trust Company, N.A., as trustee, which amended and restated the 2017 Original Indenture, and as the same may be further amended, modified, supplemented or restated from time to time in accordance with the provisions thereof.

“2017 Original Indenture” means the indenture dated as of July 10, 2017 made between the Borrower, as issuer, Canadian International Oil Operating Corp, as guarantor, and Computershare Trust Company, N.A., as trustee, as amended, modified, supplemented or restated from time to time in accordance with the provisions thereof.

“2024 Unsecured Note Documentation” means, collectively, the 2017 A&R Indenture, the 2024 Unsecured Notes and any guarantees, agreements, instruments and other documentation governing or relating to the 2024 Unsecured Notes (except with respect to usual and customary position transfer documentation or other administrative materials related to the 2024 Unsecured Notes).

“2024 Unsecured Notes” means the senior unsecured PIK toggle notes of the Borrower in an aggregate amount not to exceed the lesser of the amount issued and U.S.$112,000,000 due 2024 and issued and outstanding pursuant to the 2017 A&R Indenture and the other 2024 Unsecured Note Documentation.

“Abandonment and Reclamation Report” means a report pertaining to the ARO Liabilities of the Borrower and its Subsidiaries, segmented and in sufficient detail as requested by the Agent, acting reasonably, and which shall include:

(a)

the total number of such wells, categorized between active (producing) and inactive (non-producing) wells, and in each case, segregated between (i) operated and non-operated wells and (ii) gross and net wells;

(b)	ARO Liabilities related to all such wells, segregated between (i) active and inactive wells, (ii) operated and non-operated wells and (iii) gross and net wells;

(c)	ARO Liabilities related to active facilities and pipelines, inactive facilities and pipelines and sites requiring reclamation only;

(d)

an ARO Liabilities model/workbook prepared by the Borrower which reconciles the balance sheet provision for ARO Liabilities in respect of the most recently completed fiscal quarter or fiscal year, as the case may be, of the Borrower to the reporting of ARO Liabilities reported pursuant to subparagraphs (b) and (c) above;

(e)

a list of third-party operators for non-operated wells, facilities and pipelines of the Borrower and its Subsidiaries (including gross number of wells, facilities and pipelines operated by each of them), but excluding any operators operating wells or pipelines comprising less than 5% of total net wells or 5% of pipelines, of the Borrower and its Subsidiaries, respectively; and

(f)	a decommissioning budget and schedule of the Borrower and its Subsidiaries.

“Acceleration Notice” means a written notice delivered by the Agent to the Borrower pursuant to Section 12.2 declaring all Obligations of the Borrower outstanding hereunder to be due and payable.

“Additional Compensation” has the meaning set out in Section 13.4(1).

“Adjusted Daily Simple SOFR” means, for any day, an interest rate per annum equal to (a) the Daily Simple SOFR for such day plus (b) the Daily Simple SOFR Adjustment provided that, if Adjusted Daily Simple SOFR as so determined shall ever be less than the Floor, then the Adjusted Daily Simple SOFR shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that: (i) if the Interest Period with respect to the applicable SOFR Loan is a SOFR Non-Standard Interest Period, then the Adjusted Term SOFR shall be the SOFR Interpolated Rate; and (ii) if the Adjusted Term SOFR as so determined shall ever be less than the Floor, then the Adjusted Term SOFR shall be deemed to be the Floor.

“Adjustment Time” means the time of occurrence of the last event necessary (including the delivery of a Demand for Payment) to ensure that all Obligations, all Cash Management Obligations and all Lender Financial Instrument Obligations are thereafter due and payable.

“Advance” means an advance of funds made by the Lenders or by any one or more of them to the Borrower (including by way of overdraft under the Operating Facility), but does not include any Conversion or Rollover.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loan” has the meaning set out in Section 13.5.

“Affiliate” means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise.

“Agency Fee Agreement” means the agency fee agreement dated as of May 31, 2021 between the Borrower and the Agent respecting the payment of certain fees and other amounts to the Agent for its own account.

“Agent’s Accounts” means the accounts maintained by the Agent at the office of the Agent at 199 Bay Street, Main Branch, Commerce Court, Toronto, Ontario M5L 1G9 (or such other account or accounts as the Agent may from time to time designate by written notice to the Borrower and the Lenders) to which payments and transfers under this Agreement are to be effected.

“Agent Parties” has the meaning set out in Section 16.16.

“Agreement” means this fourth amended and restated credit agreement, as the same may be further amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

“AML/KYC Legislation” has the meaning set out in Section 16.17.

“Anti-Corruption Laws” means all laws concerning or relating to bribery or public corruption, including the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act, the FCPA and any similar laws currently in force or hereafter enacted (and including any regulations, rules, guidelines or orders thereunder) and, in any case, which are applicable to the Borrower, any Subsidiary, any Lender or Affiliate thereof, or the Agent.

“Anti-Money Laundering/ Anti-Terrorist Financing Laws” means all laws concerning or relating to money laundering or terrorist financing, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Act (Canada), the Criminal Code (Canada), the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act), Laundering of Monetary Instruments, 18 U.S.C. section 1956, Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Chapter X (Parts 1000 et. seq.) and any similar laws currently in force or hereafter enacted (and including any regulations, rules, guidelines or orders thereunder) and, in any case, which are applicable to the Borrower, any Subsidiary, any Lender or Affiliate thereof, or the Agent.

“Applicable CDOR Rate” means, for the purposes of any calculation, the rate per annum equal to (a) the CDOR Rate or (b) if the Interest Period with respect to the applicable Bankers’ Acceptance is a CDOR Non-Standard Interest Period, then the Applicable CDOR Rate shall be the CDOR Interpolated Rate.

“Applicable Laws” or “applicable law” means, in relation to any person, transaction or event:

(a)	all applicable provisions of laws, statutes, rules and regulations from time to time in effect of any Governmental Authority; and

(b)	all Governmental Authorizations to which the person is a party or by which it or its property is bound or having application to the transaction or event.

“Applicable Pricing Rate”, as regards any Loan or the standby fees payable in accordance with Section 5.6, means, when the First Lien Debt to EBITDA Ratio (calculated as at the Quarter End for the most recently completed calendar quarter and for the 12 months ended on such date) is one of the following, the percentage rate per annum set forth opposite such ratio in the row and column applicable to the type of Loan and Credit Facility in question or such standby fee:

First Lien Debt to EBITDA Ratio	Margin on Canadian Prime Rate Loans and U.S. Base Rate Loans	Margin on SOFR Loans, Acceptance Fees for Bankers’ Acceptances and Issuance Fees for Letters of Credit under the Operating Facility	Standby Fee on each Credit Facility
less than 0.5:1.0	[***]	[***]	[***]
greater than or equal to	[***]	[***]	[***]
0.5:1.0 and less than
1.0:1.0
greater than or equal to	[***]	[***]	[***]
1.0:1.0 and less than
1.5:1.0
greater than or equal to	[***]	[***]	[***]
1.5:1.0 and less than
2.0:1.0
greater than or equal to	[***]	[***]	[***]
2.0:1.0 and less than
2.5:1.0
greater than or equal to	[***]	[***]	[***]
2.5:1.0 and less than
3.0:1.0
greater than or equal to	[***]	[***]	[***]
3.0:1.0 and less than
3.5:1.0
greater than or equal to	[***]	[***]	[***]
3.5:1.0 and less than
4.0:1.0
greater than or equal to	[***]	[***]	[***]
4.0:1.0 and less than
4.5:1.0
greater than 4.5:1.0	[***]	[***]	[***]

provided that:

(a)

the above rates per annum applicable to SOFR Loans are expressed on the basis of a year of 360 days and the above rates per annum applicable to all other Loans are expressed on the basis of a year of 365 days;

(b)

issuance fees for Non-Financial LCs shall be 66 2⁄3% of the rate specified above for Letters of Credit; provided that, if any such Non-Financial LC is determined by OSFI or any other applicable Governmental Authority having jurisdiction to not be a Non-Financial LC after the issuance thereof, the foregoing rate for such Non-Financial LC shall be adjusted back to 100% of the rate specified above with retroactive effect to the date of issuance and the incremental issuance fee payable for the period from the date of issuance to the date of such determination by OSFI or such other applicable Governmental Authority shall be payable on the first Banking Day following the Quarter End in which OSFI or such other applicable Governmental Authority makes such determination;

(c)	the above rates per annum applicable to Loans under a Credit Facility shall increase by [***] per annum from and after the Term Out Date in respect of such Credit Facility;

(d)	changes in the Applicable Pricing Rate shall be effective in accordance with Section 8.7;

(e)

from the date hereof until the next delivery by the Borrower to the Agent of a Compliance Certificate in accordance with Section 10.1(e)(v), the initial pricing level shall be deemed to be at the level applicable to when the First Lien Debt to EBITDA Ratio is greater than or equal to 0.5:1.0 and less than 1.0:1.0;

(f)

without duplication of interest on overdue amounts as provided in Section 5.8, the above rates per annum applicable to Loans under the Credit Facilities shall increase by [***] per annum (for certainty, in addition to any increase pursuant to subparagraph (c) of this definition) during a Borrowing Base Shortfall or during the continuance of any Event of Default (however, provided that if a Borrowing Base Shortfall or an Event of Default no longer exists and the Borrower has paid in advance the increased acceptance fees for the term to maturity of a Bankers’ Acceptance, the applicable Lender will apply the amount of such increase for the remaining term to maturity of such Bankers’ Acceptance against future Obligations owing to such Lender);

(g)

from and after the date which is 365 days prior to the maturity date of the 2024 Unsecured Notes, the determination of the Applicable Pricing Rate pursuant to the column entitled “First Lien Debt to EBITDA Ratio” above shall automatically be deemed to be determined by the then applicable Debt to EBITDA Ratio (that is, for certainty, from and after such date, the first paragraph of this definition shall be replaced with the following, “as regards any Loan or the standby fees payable in accordance with Section 5.6, means, when the Debt to EBITDA Ratio (calculated as at the Quarter End for the most recently completed calendar quarter and for the 12 months ended on such date) is one of the following, the percentage rate per annum set forth opposite the Debt to EBITDA Ratio in the column applicable to the type of Loan in question or such standby fee:”); and

(h)

if at any time when calculating the First Lien Debt to EBITDA Ratio or the Debt to EBITDA Ratio, as the case may be, EBITDA for the four quarters of the applicable calculation period is determined to be less than zero, the First Lien Debt to EBITDA Ratio or the Debt to EBITDA Ratio, as the case may be, shall be deemed to be greater than 4.5:1.0 for the purposes of determining the Applicable Pricing Rate.

“Approved Fund” means any Fund that is administered or managed by:

(a)	a Lender;

(b)	an Affiliate of a Lender; or

(c)	a person or an Affiliate of a person that administers or manages a Lender.

“Approved Securities” means obligations maturing within one year from their date of purchase or other acquisition by the Borrower or a Subsidiary and which are term deposits, guaranteed investment certificates, certificates of deposit or bearer deposit notes, in each case, of the Agent.

“ARO Liabilities” means, as at any date of determination, the uninflated and undiscounted abandonment and reclamation liabilities and obligations (expressed in nominal dollars) of the Borrower or any Subsidiary in respect of upstream oil and gas wells, facilities, and pipelines, in each case, located in Canada or, if the context requires, any jurisdiction therein.

“ARO Order” means any abandonment, reclamation and/or non-compliance order issued by an Energy Regulator which relates to any assets of the Borrower or any Subsidiary.

“Assigned Interests” has the meaning set out in Section 2.20(5).

“Assignment Agreement” means an assignment agreement substantially in the form of Schedule B annexed hereto, with such modifications thereto as may be required from time to time by the Agent, acting reasonably.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or any component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 13.1(4).

“BA Discount Rate” means:

(a)	in relation to a Bankers’ Acceptance accepted by a Schedule I Lender and any other Lender that agrees to accept the CDOR Rate, the Applicable CDOR Rate;

(b)	in relation to a Bankers’ Acceptance accepted by a Schedule II Lender or Schedule III Lender (other than any such Lender that agrees to accept the Applicable CDOR Rate), the lesser of:

(i)

the Discount Rate then applicable to bankers’ acceptances, having identical issue and comparable maturity dates as such Bankers’ Acceptances, accepted by such Schedule II Lender or Schedule III Lender; and

(ii)	the Applicable CDOR Rate plus [***] per annum,

provided that if both such rates are equal, then the “BA Discount Rate” applicable thereto shall be the rate specified in (i) above; and

(c)	in relation to a BA Equivalent Advance:

(i)	made by a Schedule I Lender, ATB Financial, Export Development Canada, Business Development Bank of Canada and any other Lender that agrees to accept the CDOR Rate, the Applicable CDOR Rate;

(ii)

made by a Schedule II Lender or a Schedule III Lender (other than any such Lender that agrees to accept the Applicable CDOR Rate), the rate determined in accordance with subparagraph (b) of this definition; and

(iii)	made by any other Lender, the Applicable CDOR Rate plus [***] per annum.

“BA Equivalent Advance” means, in relation to a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances, an advance in Canadian Dollars made by a Non-Acceptance Lender as part of such Loan.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means:

(a)

with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and

(b)

with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their respective Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankers’ Acceptance” means a draft in Canadian Dollars drawn by the Borrower, accepted by a Lender and issued for value pursuant to this Agreement.

“Banking Day” shall mean any day other than a Saturday or a Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Calgary, Alberta, Toronto, Ontario, Montréal, Québec, and New York, New York; provided that, when used in connection with a SOFR Loan, or any other calculation or determination involving SOFR, the term “Banking Day” means any day that is also a U.S. Government Securities Business Day.

“Basel III” means the agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, modified, supplemented, reissued or replaced from time to time.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 13.1(1).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) for the applicable Benchmark Replacement Date:

(a)	Adjusted Daily Simple SOFR; or

(b)

the sum of: (i) the alternate benchmark rate that has been selected by the Agent or the Operating Lender (as the case may be) and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be), which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the IOSCO

Principles; provided that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or in compliance with or aligned with the IOSCO Principles.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Document in accordance with Section 13.1 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Document in accordance with Section 13.1.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BOE/day” means barrels of oil equivalent per day.

“Borrowing Base” means the aggregate principal limit for Loans under the Credit Facilities (expressed in Canadian Dollars) established from time to time by the Lenders in accordance with Section 2.23, taking into consideration their assessment of the lending value of the proved, developed, producing reserves which are located in Canada of the Borrower and the Material Subsidiaries. For certainty, the Lenders’ assessment of the lending value as aforesaid may take into account the ARO Liabilities of the Borrower and its Subsidiaries and the Borrower’s and the Borrower’s Subsidiaries’ shut-in production (both actual and anticipated).

“Borrowing Base Notice” has the meaning set out in Section 2.23(1).

“Borrowing Base Properties” has the meaning set out in Section 2.23(2).

“Borrowing Base Shortfall” means the amount (if any) by which the Outstanding Principal of the Credit Facilities exceeds the amount of the Borrowing Base set forth in the most recently delivered Borrowing Base Notice.

“Canadian Dollars”, “Cdn.$” or “$” each means such currency of Canada which, as at the time of payment or determination, is legal tender in Canada for the payment of public or private debts.

“Canadian Prime Rate” means, for any day, the greater of:

(a)

the rate of interest per annum established from time to time by the Agent or the Operating Lender, as the case may be, as the reference rate of interest for the determination of interest rates that the Agent will charge to customers in Canada for Canadian Dollar demand loans in Canada; and

(b)	the One Month CDOR Rate plus [***] per annum,

provided that (i) if both such rates are equal or if such one month bankers’ acceptance rate is unavailable for any reason on any date of determination, then the “Canadian Prime Rate” shall be the rate specified in subparagraph (a) above and (ii) if the rate determined as aforesaid shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Canadian Prime Rate Loan” means an Advance in, or Conversion into, Canadian Dollars made by the Lenders (or any one of them) to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the Canadian Prime Rate.

“Capital Adequacy Requirements” means the Guideline dated January 2017, entitled “Capital Adequacy Requirements (CAR)” issued by OSFI and all other guidelines or requirements relating to capital adequacy issued by OSFI or any other Governmental Authority regulating or having jurisdiction with respect to any Lender, as amended, modified, supplemented, reissued or replaced from time to time.

“Capital Lease Obligations” means, for any person, any payment obligation of such person under an agreement for the lease or rental of or right to use property that, in accordance with GAAP, is required to be capitalized, provided that any leases that would have been characterized as operating leases under GAAP as in effect on December 31, 2018 shall be deemed to be operating leases and shall be excluded from this definition; provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Capital Lease Obligations” shall be and shall be deemed to be references to Capital Lease Obligations of the Borrower and its Subsidiaries.

“Cash Collateral” has the meaning set out in Section 2.17.

“Cash Collateral Account” has the meaning set out in Section 2.17.

“Cash Equivalents” means, without duplication, as to any person:

(a)	Canadian Dollars or United States Dollars;

(b)	securities issued by or directly and fully guaranteed or insured by the federal governments of Canada or the United States of America or any agency or instrumentality thereof;

(c)	certificates of deposit, guaranteed investment certificates and eurodollar time deposits, bankers’ acceptances or bearer deposit notes and overnight bank deposits;

(d)	repurchase obligations for underlying securities of the types described in subparagraphs (b) and (c) above entered into with any financial institution;

(e)	commercial paper; and

(f)	money market funds,

and anything similar to any of the foregoing in the discretion of the Agent, acting reasonably.

“Cash Management Arrangements” means any arrangement entered into or to be entered into by the Borrower or any of its Subsidiaries with a Cash Manager for or in respect of cash management services for the Borrower and its Subsidiaries, including mirror accounting arrangements, account positioning arrangements, pooled accounts, netting arrangements across accounts, centralized operating accounts, automated clearing house transactions, controlled disbursement services, treasury, depository, overdraft and electronic funds transfer services, foreign exchange facilities, currency exchange transactions or agreements and options with respect thereto, credit card processing services, credit or debit cards, purchase cards and any indemnity given in connection with any of the foregoing.

“Cash Management Documents” means, collectively, all agreements, instruments and other documents which evidence, establish, govern or relate to any or all of the Cash Management Arrangements.

“Cash Management Obligations” means, at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower and its Subsidiaries to each Cash Manager under, pursuant or relating to the Cash Management Arrangements and the Cash Management Documents and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Borrower and its Subsidiaries under the Cash Management Arrangements and the Cash Management Documents; in any event, and notwithstanding anything herein to the contrary, Cash Management Obligations shall include the obligations, indebtedness and liabilities of the Borrower and its Subsidiaries to each Cash Manager for or in relation to each of the following:

(a)	daylight credit associated with wire transfers;

(b)	daylight credit associated with inter-account transfers; and

(c)	daylight credit for foreign exchange settlement.

“Cash Manager” means each Lender and the Affiliates of each Lender which, from time to time, is a provider of Cash Management Arrangements to the Borrower and its Subsidiaries.

“CDOR” has the meaning set out in Section 13.2(a)(i).

“CDOR Discontinuation Date” has the meaning set out in Section 13.2(a).

“CDOR Interpolated Rate” means, for any CDOR Non-Standard Interest Period, the rate per annum determined by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the sum of the CDOR Rate for the longest period for which the CDOR Rate is available that is shorter than such CDOR Non-Standard Interest Period and (b) the CDOR Rate for the shortest period for which the CDOR Rate is available that exceeds such CDOR Non-Standard Interest Period, in each case, at such time; provided that when determining the CDOR Interpolated Rate for a CDOR Non-Standard Interest Period which is less than one month, the rate shall be the CDOR Rate for Canadian Dollar bankers’ acceptances having a one-month duration.

“CDOR Non-Standard Interest Period” means, with respect to a Bankers’ Acceptance, if the Interest Period therefor is for a period other than 1, 2 or 3 months.

“CDOR Rate” means, on any day:

(a)

the per annum rate of interest which is the rate determined as being the arithmetic average of the rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower displayed and identified as such on the display referred to as the “Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or any successor thereto or Affiliate thereof) (such display being, the “Reuters Screen Page”) as at approximately 10:20 a.m. (Toronto time) on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day (as adjusted by the Agent or the Operating Lender, as the case may be, in good faith after 10:20 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and

(b)

if the rate in subparagraph (a) above does not appear on the Reuters Screen Page or is not otherwise available for any reason, then the CDOR Rate, on any day, shall be the discount rate quoted by the Agent or the Operating Lender, as the case may be (determined as of 10:20 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued by the Borrower on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day, provided that, if the CDOR Rate would otherwise be less than zero, the CDOR Rate shall instead be deemed for all purposes of this Agreement to be zero.

“CFR” means the Code of Federal Regulations (United States).

“Change of Control” means and shall be deemed to have occurred if and when any person or persons acting jointly or in concert (within the meaning ascribed to such phrase in the Securities Act (Alberta)), other than the Permitted Holders, shall beneficially own or control, directly or indirectly, Voting Shares in the capital of the Borrower which have or represent more than 50% of all the votes entitled to be cast by shareholders for an election of the board of directors of the Borrower.

“clearing house” has the meaning set out in Section 6.4.

“Code” means the United States Internal Revenue Code of 1986 (United States).

“Collateral” has the meaning set out in Section 11.1.

“Collateral Investments” has the meaning set out in Section 2.17.

“Co-Lead Arrangers” means, collectively, Canadian Imperial Bank of Commerce and National Bank Financial Markets.

“Commitment” means a Syndicated Facility Commitment or an Operating Facility Commitment.

“Commodity Agreement” means any agreement for the making or taking of delivery of any commodity (including Petroleum Substances and electricity), any commodity swap agreement, floor, cap or collar agreement or commodity future, forward, derivative or option transaction or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary thereof where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity, but shall not include any agreement for the making or taking of physical delivery of any commodity (including Petroleum Substances and electricity) in the ordinary course of business or the physical purchase or sale of any commodity (including Petroleum Substances and electricity) by the Borrower or a Subsidiary thereof entered into in the ordinary course of business unless either (a) such agreement is with a bank, investment bank, securities dealer, insurance company, trust company, pension fund, institutional investor or any other financial institution or any Affiliate of any of the foregoing, but excluding any physical sales made to any such person where the sale is made on a floating price based on current market prices and where the sale is not entered into for the purposes described in (b) of this definition, or (b) such agreement is entered into for hedging purposes or otherwise for the purpose of eliminating or reducing the financial risk or exposure of the Borrower or a Subsidiary thereof to fluctuations in the prices of commodities (including Petroleum Substances and electricity) (and, for certainty, any such agreement referred to in (a) or (b) of this definition shall constitute a “Commodity Agreement” for all purposes hereof).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning set out in Section 16.16.

“Compliance Certificate” means a certificate of the Borrower signed on its behalf by any one of the executive chairman, president, chief executive officer, chief operating officer, chief financial officer, a vice president or treasurer of the Borrower, substantially in the form annexed hereto as Schedule C, to be given to the Agent and the Lenders by the Borrower pursuant hereto.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “U.S. Base Rate”, the definition of “Banking Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “Interest Payment Date” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 13.1 and other technical, administrative or operational matters) that, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) decides, acting reasonably, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) in a manner substantially consistent with market practice (or if, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) decides that adoption of any portion of such market practice is not administratively feasible or if, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) determines that no market practice for the administration of any such rate exists, in such other manner of administration as, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) decides, acting reasonably, is necessary in connection with the administration of this Agreement and the other Documents).

“Consolidated Net Tangible Assets” means, as at any date of determination, all assets located in Canada of the Borrower and as shown in a consolidated balance sheet of the Borrower for such date, less the aggregate of the following amounts reflected upon such balance sheet:

(a)	all goodwill, deferred assets, patents, trademarks, copyrights and other similar intangible assets;

(b)	minority interests in any entities; and

(c)	assets held for sale, disposition or to be discontinued and classified in such manner,

all as determined in accordance with GAAP.

“Conversion” means a conversion or deemed conversion of a Loan under a given Credit Facility into another type of Loan under the same Credit Facility pursuant to the provisions hereof, provided that, subject to Section 2.8 and to Article 6 with respect to Bankers’ Acceptances, the conversion of a Loan denominated in one currency to a Loan denominated in another currency shall be effected by (a) repayment of the Loan or portion thereof being converted in the currency in which it was denominated and (b) readvance to the Borrower of the Loan into which such conversion was made.

“Conversion Date” means the date specified by the Borrower as being the date on which the Borrower has elected to convert, or this Agreement requires the conversion of, one type of Loan under a given Credit Facility into another type of Loan under the same Credit Facility and which shall be a Banking Day.

“Conversion Notice” means a notice substantially in the form annexed hereto as Schedule D to be given to the Agent or the Operating Lender (as the case may be) by the Borrower pursuant hereto.

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 CFR § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 CFR § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 CFR § 382.2(b).

“Covered Party” has the meaning set out in Section 11.11(2).

“CPA” means the CPA Canada or any successor thereto.

“Credit Facilities” means, collectively, the Syndicated Facility and the Operating Facility, and “Credit Facility” means any one of such credit facilities.

“Currency Excess” has the meaning set out in Section 2.18(1).

“Currency Excess Deficiency” has the meaning set out in Section 2.18(2).

“Currency Hedging Agreement” means any currency swap agreement, cross currency agreement, forward agreement, floor, cap or collar agreement, future, derivative or option transaction, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary thereof where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time.

“Daily Simple SOFR” means, for any day, a rate per annum equal to SOFR for the day, with the conventions for this rate (which will include a lookback) being established by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Agent or the Operating Lender (as the case may be) decides that any such convention is not administratively feasible for the Agent or the Operating Lender (as the case may be), then the Agent or the Operating Lender (as the case may be) may establish another convention in its discretion, acting reasonably, and in consultation with the Borrower.

“Daily Simple SOFR Adjustment” means, with respect to Daily Simple SOFR, [***] ([***] basis points) per annum.

“DBNA” has the meaning set out in Section 6.4.

“Debt” means, with respect to any person (“X”), all obligations, liabilities and indebtedness of X and its Subsidiaries which would, in accordance with GAAP, be classified upon a consolidated balance sheet of X as indebtedness for borrowed money of X and its Subsidiaries and, whether or not so classified, shall include (without duplication):

(a)	indebtedness of X and its Subsidiaries for borrowed money;

(b)

obligations of X and its Subsidiaries arising pursuant or in relation to: (i) bankers’ acceptances (including payment and reimbursement obligations in respect thereof), or (ii) letters of credit and letters of guarantee or indemnities issued in connection therewith relating to the indebtedness or other obligations of any other person which would otherwise constitute Debt within the meaning of this definition if such other person was X (including undrawn letters of credit);

(c)	obligations of X and its Subsidiaries with respect to unreimbursed drawings under all other letters of credit and letters of guarantee;

(d)

obligations of X and its Subsidiaries under Guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the indebtedness or other obligations of any other person which would otherwise constitute Debt within the meaning of this definition if such other person was X and all Financial Assistance, including, without limitation, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business);

(e)	(i) all Purchase Money Obligations and (ii) all obligations of X and its Subsidiaries created or arising under any conditional sales agreement or other title retention agreement which is not a lease;

(f)	all (i) Capital Lease Obligations and (ii) indebtedness or obligations arising from Sale-Leasebacks, in each case, of X and its Subsidiaries;

(g)

all indebtedness of X and its Subsidiaries representing the deferred purchase price of any property to the extent that such indebtedness is or remains unpaid after the expiry of the customary time period for payment, provided however that such time period shall in no event exceed 90 days and excluding (in all cases) customary purchase price adjustments related to acquisitions;

(h)	Prepaid Obligations of X and its Subsidiaries;

(i)	all other long-term obligations (including the current portion thereof) upon which interest charges are customarily paid prior to default by X; and

(j)

all indebtedness or other obligations of any other person which would otherwise constitute Debt within the meaning of this definition if such other person was X, secured by a Security Interest on any asset of X and its Subsidiaries, whether or not such indebtedness is assumed thereby; provided that the amount of such indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination, and (ii) the amount of such indebtedness shall only be Debt to the extent recorded as a liability in accordance with GAAP, provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Debt” shall be and shall be deemed to be references to Debt of the Borrower and its Subsidiaries.

“Debt to EBITDA Ratio” means, as applicable and as the context requires as at each Quarter End, the ratio of (i) Debt as at such Quarter End (excluding Debt in respect of the Issued EDC Guaranteed LCs, but including Debt in respect of the EDC Indemnity Agreement) to (ii) EBITDA for the 12 calendar months ending at such Quarter End.

“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender:

(a)

that has failed to fund any payment or its portion of any Loans required to be made by it hereunder or to purchase any participation required to be purchased by it hereunder and under the other Documents;

(b)

that has notified the Borrower, the Agent or any Lender (verbally or in writing) that it does not intend to or is unable to comply with any of its funding obligations under this Agreement or has made a public statement to that effect or to the effect that it does not intend to or is unable to fund advances generally under credit arrangements to which it is a party;

(c)

that has failed, within 3 Banking Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (for certainty, unless and until such Lender has provided such written confirmation);

(d)

that has otherwise failed to pay over to the Agent or any Lender any other amount required to be paid by it hereunder within 3 Banking Days of the date when due, unless the subject of a good faith dispute;

(e)	in respect of which a Lender Insolvency Event or a Lender Distress Event has occurred in respect of such Lender or its Lender Parent;

(f)	that has, or that has a Lender Parent that has, become the subject of a Bail-In Action; or

(g)	that is generally in default of its obligations under other existing credit or loan documentation under which it has commitments to extend credit.

“Demand for Payment” means an Acceleration Notice or a Financial Instrument Demand for Payment.

“Departing Agent” has the meaning set out in Section 11.8.

“Designated Material Subsidiary” means a Subsidiary which is designated as a Material Subsidiary pursuant to Section 11.1(4) and which would not otherwise fall within part (a), (b), or (c) of the definition of “Material Subsidiary”.

“Discount Proceeds” means the net cash proceeds payable to the Borrower from the sale of a Bankers’ Acceptance pursuant hereto or, in the case of BA Equivalent Advances, the amount of a BA Equivalent Advance at the BA Discount Rate, in any case, before deduction or payment of the acceptance fees to be paid to the Lenders under Section 6.2.

“Discount Rate” means, with respect to the issuance of a bankers’ acceptance, the rate of interest per annum, calculated on the basis of a year of 365 days (rounded upwards, if necessary, to the nearest whole multiple of 1/100th of one percent), which is equal to the discount exacted by a purchaser taking initial delivery of such bankers’ acceptance, calculated as a rate per annum and as if the issuer thereof received the discount proceeds in respect of such bankers’ acceptance on its date of issuance and had repaid the respective face amount of such bankers’ acceptance on the maturity date thereof.

“Disposition” means a sale, transfer, lease, assignment or other disposition of, or the grant or creation of an in rem right or interest in, to or against, any property or assets (and including, for certainty, the grant or creation of any gross overriding royalty or other right or interest in, to or against any P&NG Rights which is or purports to be an interest in land), and “Dispose” shall have a correlative meaning thereto.

“Dissenting Lender” has the meaning set out in Section 2.22.

“Distribution” means:

(a)

the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any shares in the capital of the Borrower or any Subsidiary which is not a Wholly-Owned Subsidiary (including any return of capital);

(b)

the redemption, retraction, purchase, retirement, defeasance, discharge or other acquisition, in whole or in part, of any shares in the capital of the Borrower or any Subsidiary which is not a Wholly-Owned Subsidiary or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for shares in the capital thereof, including options, warrants, conversion or exchange privileges and similar rights;

(c)

the making of any loan or advance or any other provision of credit or Financial Assistance by the Borrower or any Subsidiary to any Related Party other than to the Borrower or a Wholly-Owned Subsidiary;

(d)

the payment or discharge of any principal, interest, fees or other amounts on or in respect of any loans, advances or other Debt owing at any time by the Borrower or any Subsidiary to any Related Party, other than to the Borrower or a Material Subsidiary; or

(e)

(i) the payment or discharge of any other amount (including, for certainty, any management fees or other similar fees) to a Related Party, except (a) any payments to or in favour of the Borrower or a Material Subsidiary, (b) any payments to or in favour of an officer, director or trustee of any Related Party in respect of any payment or discharge relating to the reimbursement of expenses or directors fees, in each case, in the ordinary course of business and (c) payments which are permitted by Section 10.2(f) of this Agreement, and (ii) the sale, transfer, lease or other disposition of any property or assets to a Related Party (other than to or in favour of the Borrower or a Material Subsidiary), except to the extent such sale, transfer, lease or other disposition is permitted by Section 10.2(i) of this Agreement, and whether any of the foregoing is made, paid or satisfied with or for cash, property or any combination thereof provided that, without duplication, if any of the foregoing are made, paid or satisfied using equity, then to the extent of such equity, the making, payment or satisfaction of the same shall not be considered to be a Distribution. For certainty, the payment of any amount by the Borrower or a Subsidiary to a Related Party which would constitute a Distribution in accordance with the foregoing subparagraphs (a) through (e) of this definition shall be deemed to be a Distribution for the purposes hereof only and shall not constitute an Investment hereunder.

“Documents” means this Agreement, the Agency Fee Agreement, the Security, and all certificates, notices, instruments and other agreements or documents delivered or to be delivered by the Borrower or a Subsidiary to the Agent or the Lenders, or both, in relation to the Credit Facilities pursuant hereto or thereto and, when used in relation to any person, the term “Documents” shall mean and refer to the Documents executed and delivered by such person.

“Drafts” means drafts, bills of exchange, receipts, acceptances, demands and other requests for payment drawn or issued under a Letter of Credit.

“Drawdown” means:

(a)	an Advance of a Canadian Prime Rate Loan, U.S. Base Rate Loan or SOFR Loan;

(b)	the issue of Bankers’ Acceptances (or the making of a BA Equivalent Advance in lieu thereof) other than as a result of Conversions or Rollovers; or

(c)	the issue of a Letter of Credit,

but, for certainty, does not include a Conversion or a Rollover.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Banking Day.

“Drawdown Notice” means a notice substantially in the form annexed hereto as Schedule E to be given to the Agent or the Operating Lender (as the case may be) by the Borrower pursuant hereto.

“EBITDA” of the Borrower in any financial period means, Net Income for such period, plus (in each case, on a consolidated basis and without duplication):

(a)	Interest Expense, to the extent deducted in determining Net Income;

(b)	all amounts deducted in the calculation of Net Income in respect of the provision for income taxes (in accordance with GAAP), including any interest and penalties thereon;

(c)

all amounts deducted in the calculation of Net Income in respect of non-cash items, including depreciation, depletion, amortization, future taxes, foreign currency obligations, equity based compensation (including stock options, deferred stock units and restricted share units) and any other non-cash items deducted in the calculation of Net Income for such period;

(d)	all amounts deducted in the calculation of Net Income in respect of minority equity losses, extraordinary, non-recurring losses, any non-cash impairment charges, and any other non-cash charges;

(e)

to the extent deducted in the calculation of Net Income, non-cash losses resulting from marking-to-market the outstanding Financial Instruments of the Borrower and its Subsidiaries for such period in accordance with GAAP;

(f)	all amounts deducted in the calculation of Net Income in respect of share-based compensation; and

(g)

all amounts which would otherwise constitute EBITDA which are attributable to (i) assets acquired in such period or (ii) shares or other ownership interests in a person which becomes a Subsidiary of the Borrower acquired in such period (as if such assets, shares or ownership interests were owned during the whole of such period), if, but only if, such acquisition constitutes a Material Acquisition, all as if the Material Acquisition was completed on the first day of such period;

less (in each case, on a consolidated basis and without duplication):

(h)

all amounts included in the calculation of Net Income in respect of minority equity income or attributable to minority interests and revenue of the Borrower and its Subsidiaries resulting from or attributable to one-time, extraordinary or non-recurring transactions or matters, including revenue from gains on sale, Hedge Monetizations or proceeds of insurance (other than proceeds from business interruption insurance and, in the case of minority interests, to the extent of cash proceeds of a Distribution actually received by the Borrower or a Wholly-Owned Subsidiary);

(i)

to the extent included in Net Income, non-cash gains resulting from marking-to-market the outstanding Financial Instruments of the Borrower and its Subsidiaries for such period in accordance with GAAP;

(j)	cash payments in respect of non-cash items and charges added back in computing EBITDA in prior periods; and

(k)

EBITDA attributable to (i) assets sold, transferred or otherwise disposed of in such period or (ii) shares or other ownership interests in a Subsidiary of the Borrower sold, transferred or otherwise disposed of in such period, if, but only if, such sale, transfer or disposition constitutes a Material Disposition, all as if the Material Disposition was completed on the first day of such period.

“EDC” means Export Development Canada.

“EDC Guaranteed LC Facility” means an unsecured demand revolving letter of credit facility entered into as of July 30, 2021 between the Borrower and the EDC Guaranteed LC Facility Provider, having the following characteristics:

(a)	the maximum principal amount of such letter of credit facility shall not exceed Cdn.$20,000,000;

(b)	the Debt thereunder shall be unsecured in all events and circumstances; and

(c)

the letters of credit issued thereunder and the obligations of the Borrower and its Subsidiaries thereunder in respect thereof shall be guaranteed by EDC in favour of the EDC Guaranteed Facility LC Provider pursuant to an EDC Indemnity Agreement or a guarantee or guarantees or other credit support issued by EDC pursuant thereto.

“EDC Guaranteed LC Facility Provider” means Canadian Imperial Bank of Commerce.

“EDC Indemnity Agreement” means the guarantee products and other insurance declaration and indemnity dated November 11, 2020 entered into by the Borrower in favour of EDC in connection with the EDC Guaranteed LC Facility; provided that:

(a)

the guarantee thereunder or issued pursuant thereto from EDC in favour of the EDC Guaranteed LC Facility Provider shall be in an amount sufficient to fully guarantee all outstanding obligations of the Borrower under and pursuant to the EDC Guaranteed LC Facility;

(b)

the indebtedness, liabilities and obligations of the Borrower thereunder shall be unsecured in all events and circumstances (and, for certainty, EDC shall not be entitled to require cash collateral or other security from the Borrower thereunder);

(c)	no Default or Event of Default is continuing at the time of the creation and establishment of the EDC Guaranteed LC Facility or would exist immediately thereafter; and

(d)	the guarantee products and other insurance declaration and indemnity shall otherwise be on terms and conditions acceptable to the Agent, acting reasonably.

“EEA Financial Institution” means:

(a)	any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority;

(b)	any entity established in an EEA Member Country which is a parent of an institution described in subparagraph (a) of this definition; or

(c)

any institution established in an EEA Member Country which is a subsidiary of an institution described in subparagraph (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Energy Regulator” means (a) with respect to Alberta, the Alberta Energy Regulator, (b) with respect to British Columbia, the BC Oil and Gas Commission, (c) with respect to Saskatchewan, the Saskatchewan Ministry of Energy and Resources, and (d) with respect to any other Relevant Jurisdiction, the regulatory body with responsibility for the oversight of environmental matters in the oil and gas industry in such jurisdiction; and in each case, together with any successor agency, department, ministry or commission thereto.

“Energy Regulator Demand for Deposit” means any demand to post security deposits issued by an Energy Regulator to the Borrower or any Subsidiary in order to ensure compliance with the Liability Management Rating required by such Energy Regulator in a Relevant Jurisdiction (excluding, for certainty, any security deposits which are mandatorily required to be provided by owners of P&NG Rights or P&NG Leases without regard to any Liability Management Rating deficiency or similar abandonment and reclamation obligation deficiency).

“Engineering Report” means a report (in form and substance satisfactory to the Majority of the Lenders, acting reasonably) prepared by the Independent Engineer or Independent Engineers, as the case may be, respecting the reserves of Petroleum Substances attributable to the assets and undertakings of the Borrower and its Material Subsidiaries, which report shall, as of the effective date of such report, set forth, inter alia, (a) the proved, developed, producing reserves of Petroleum Substances, (b) the proved, developed nonproducing reserves of Petroleum Substances, (c) the proved and undeveloped reserves of Petroleum Substances and (d) the probable reserves of Petroleum Substances, in each case, attributable to the assets and undertakings of the Borrower and its Material Subsidiaries and, for each ensuing 12 month period following the effective date of such report: anticipated rates of production, depletion and reinjection of Petroleum Substances; Crown, freehold and overriding royalties and freehold mineral taxes with respect to Petroleum Substances produced from or attributable to such assets and undertakings; production, revenue, value-added, wellhead or severance Taxes with respect to Petroleum Substances produced from or attributable to such assets and undertakings; operating costs; gathering, transporting, processing, marketing and storage fees payable with respect to Petroleum Substances produced from or attributable to such assets and undertakings; capital expenditures expected to be necessary to achieve anticipated rates of production; and net cash flow with respect to such assets and undertakings, including all revenues, expenses and expenditures described above.

“Environmental Certificate” means a certificate of the Borrower signed on its behalf by any one of the executive chairman, president, chief executive officer, chief operating officer, chief financial officer or any vice president of the Borrower, substantially in the form annexed hereto as Schedule I, to be given to the Agent and the Lenders by the Borrower pursuant hereto.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, inspections, inquiries or proceedings relating in any way to any Environmental Laws or to any permit issued under any such Environmental Laws including:

(a)	any claim by a Governmental Authority for enforcement, clean up, removal, response, remedial or other actions or damages pursuant to any Environmental Laws; and

(b)

any claim by a person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from or relating to Hazardous Materials, including any Release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.

“Environmental Laws” means all Applicable Laws with respect to the environment or environmental or public health and safety matters contained in statutes, regulations, rules, ordinances, orders, judgments, approvals, notices, permits or policies, guidelines or directives having the force of law.

“Equivalent Amount” means, on any date, the equivalent amount in Canadian Dollars or United States Dollars, as the case may be, after giving effect to a conversion of a specified amount of United States Dollars to Canadian Dollars or of Canadian Dollars to United States Dollars, as the case may be, at the rate of exchange for Canadian interbank transactions established by the Bank of Canada and quoted at approximately the end of business (Toronto time) for the day in question or, if such determination is required to made prior to such time, as quoted at approximately the end of business (Toronto time) on the Banking Day immediately preceding the date of determination, or, if such rate is for any reason unavailable, at the spot rate quoted for wholesale transactions by the Agent or the Operating Lender, as the case may be, at approximately noon (Toronto time) on that date in accordance with its normal practice.

“Erroneous Payment” has the meaning set out in Section 15.16(1).

“Erroneous Payment Deficiency Assignment” has the meaning set out in Section 15.16(4).

“Erroneous Payment Impacted Facilities” has the meaning set out in Section 15.16(4).

“Erroneous Payment Return Deficiency” has the meaning set out in Section 15.16(4).

“Erroneous Payment Subrogation Rights” has the meaning set out in Section 15.16(4).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set out in Section 12.1.

“Excess Cash” means any cash or Cash Equivalents of the Borrower and its Subsidiaries that, when taken as a whole, is in excess of Cdn.$10,000,000 (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) at any time, but excluding therefrom any cash or Cash Equivalents which are Excluded Deposits/Amounts.

“Excluded Deposits/Amounts” means Cash Equivalents:

(a)	held by arm’s length third parties representing deposits made by the Borrower or its Subsidiaries and which are referred to in subparagraph (t) of the definition of Permitted Encumbrances;

(b)

held by a Governmental Authority or by normal business practice in connection with contracts, licenses or tenders or similar matters in the ordinary course of business and for the purpose of carrying on the same, or to secure workers’ compensation, surety or appeal bonds or to secure costs of litigation when required by Applicable Law and which are referred to in subparagraph (u) of the definition of Permitted Encumbrances;

(c)

for purposes of Section 10.1(x) only (and, for certainty, not for purposes of determining whether the Borrower has Excess Cash under Section 3.1(f)), which are proceeds pending application thereof for any purpose not prohibited under this Agreement of incremental equity investments in the Borrower; and

(d)	which the Agent has previously agreed in writing shall constitute Excluded Deposits/Amounts for all purposes hereof.

“Excluded Taxes” means:

(a)

all Taxes on, based on, measured by or with respect to the Agent’s or a Lender’s net or gross income, gains on capital, franchise Taxes, branch profit Taxes (unless such Taxes are in lieu of any Taxes the Borrower or a Subsidiary would otherwise be required to pay hereunder), in each case that are Taxes imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or as a result of any other present or former connection with that jurisdiction (other than any such connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Security Interest under, engaged in any other transaction pursuant to or enforced any Document, or sold or assigned an interest in any Loan or Document);

(b)

all U.S. federal withholding Taxes imposed under FATCA, and any Taxes or penalties arising from a Lender’s failure to properly comply with such Lender’s obligations imposed under the Canada-United States Enhanced Tax Information Exchange Agreement Implementation Act (Canada) or the similar provisions of legislation of any other jurisdiction that has entered into an agreement with the United States of America to provide for the implementation of FATCA-based reporting in that jurisdiction; and

(c)

any Taxes imposed on a payment or deemed payment by reason of the recipient being a “specified shareholder” of the Borrower (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) at the time of payment or deemed payment, or by reason of such recipient not dealing at arm’s length for the purposes of the Income Tax Act (Canada) with the Borrower or a “specified shareholder” of the Borrower at the time of payment or deemed payment (other than where the non-arm’s length relationship arises, or where the recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Security Interest under or received or enforced any rights under, this Agreement or any other Document).

“Executive Order” means the executive order No. 13224 of 23 September 2011, entitled “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.”.

“Existing Credit Agreement” has the meaning set out in the Recitals hereto.

“Expected Production” means, for any year, expected production of proved, developed producing reserves of Petroleum Substances of the Borrower and its Subsidiaries, net of royalties, as described in the Borrower’s most recent Engineering Report (as such Expected Production is updated from time to time by a board of director approved forecast, such forecast to be acceptable to the Lenders, acting reasonably), as adjusted for acquisitions and dispositions for such year.

“Extending Lender” has the meaning set out in Section 2.20(3).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal, regulatory, legislation, rules or practices adopted pursuant to any such intergovernmental agreement entered into in connection with Sections 1471 through 1474 of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977 (United States), including any subordinate legislation thereunder.

“Federal Funds Rate” means, for any day, the rate of interest per annum equal to (a) the weighted average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the annual rates of interest on overnight Federal funds transactions with members of the Federal Reserve System (or any successor thereof) arranged by Federal funds brokers on such day, as published on the next succeeding Banking Day by the Federal Reserve Bank of New York (or any successor thereto) or, (b) if such day is not a Banking Day, such weighted average for the immediately preceding Banking Day for which the same is published or, (c) if such rate is not so published for any day that is a Banking Day, the average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the quotations for such day on such transactions received by the Agent (including the Operating Lender) from three Federal funds brokers of recognized standing selected by the Agent or the Operating Lender; provided that, if the Federal Funds Rate would be less than zero on any day, then such rate shall be deemed to be zero on such day.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

“Financial Assistance” means, with respect to any person and without duplication, any loan, guarantee, undertaking to assume, endorsement (other than the routine endorsement of cheques in the ordinary course of business), indemnity, assurance, acceptance, extension of credit, loan purchase, share purchase, equity or capital contribution, investment or other form of direct or indirect financial assistance or support of any other person or any obligation (contingent or otherwise), in each case, primarily for the purpose of enabling another person to incur or pay any Debt or to comply with agreements relating thereto or otherwise to assure or protect creditors of the other person against loss in respect of Debt of the other person and includes any guarantee of or indemnity in respect of the Debt of the other person and, in any event includes, any absolute or contingent obligation to (directly or indirectly):

(a)	advance or supply funds for the payment or purchase of any Debt of any other person;

(b)

purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any person to make payment of Debt or to assure the holder thereof against loss;

(c)	guarantee, indemnify, hold harmless or otherwise become liable to any creditor of any other person from or against any losses, liabilities or damages in respect of Debt;

(d)	make a payment to another for goods, property or services regardless of the non-delivery or non-furnishing thereof to a person for the primary purpose referred to above; or

(e)

make an advance, loan or other extension of credit to or to make any subscription for equity, equity or capital contribution, or investment in or to maintain the capital, working capital, solvency or general financial condition of another person, in each case, for the primary purpose referred to above.

The amount of any Financial Assistance is the amount of any loan or direct or indirect financial assistance or support, without duplication, given, or all Debt of the obligor to which the Financial Assistance relates, unless the Financial Assistance is limited to a determinable amount, in which case the amount of the Financial Assistance is the determinable amount.

“Financial Instrument” means any Interest Hedging Agreement, Currency Hedging Agreement or Commodity Agreement.

“Financial Instrument Demand for Payment” means a demand made by a Lender or its Hedging Affiliate pursuant to a Lender Financial Instrument demanding payment of the Financial Instrument Obligations which are then due and payable relating thereto and shall include any notice under any agreement evidencing a Lender Financial Instrument which, when delivered, would require an early termination thereof and a payment by the Borrower or a Subsidiary thereof in settlement of obligations thereunder as a result of such early termination.

“Financial Instrument Obligations” means obligations arising under Financial Instruments entered into by the Borrower or a Subsidiary thereof to the extent of the net amount due or accruing due by the Borrower or such Subsidiary thereunder.

“First Lien Debt” means, without duplication, (i) all Debt of the Borrower and its Subsidiaries under this Agreement or secured pursuant to the Security and (ii) any other Debt of the Borrower and its Subsidiaries which ranks at least pari passu in right of payment and security to the Debt referred to in (i) of this definition.

“First Lien Debt to EBITDA Ratio” means, as applicable and as the context requires as at each Quarter End, the ratio of (i) First Lien Debt as at such Quarter End to (ii) EBITDA for the 12 calendar months ending at such Quarter End.

“Floor” means 0.00% per annum.

“Former Lender” has the meaning set out in Section 11.10.

“Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada including, for certainty, IFRS (but only to the extent IFRS is adopted by CPA or any successor thereto as generally accepted accounting principles in Canada and, then, subject to such modifications thereto as are agreed by CPA).

“Governmental Authority” means any federal, provincial, state, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof.

“Governmental Authorization” means an authorization, order, permit, approval, grant, license, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or demand or the like issued or granted by law or by rule or regulation of any Governmental Authority.

“Guarantee” means any guarantee, indemnity, undertaking to assume, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any obligation of any person; provided that the amount of each Guarantee shall be deemed to be the amount of the obligation guaranteed thereby, unless the Guarantee is limited to a determinable amount in which case the amount of such Guarantee shall be deemed to be the lesser of such determinable amount or the amount of such obligation.

“Guarantor” means a Subsidiary which has executed and delivered to the Agent the Security.

“Hazardous Materials” means any substance or mixture of substances which, if released into the environment, would likely cause, immediately or at some future time, harm, degradation or adverse effect to the environment or to human health or safety or property and includes, but is not limited to, any substances defined as or determined to be a pollutant, contaminant, waste, hazardous waste, hazardous chemical, hazardous substance, toxic substance, deleterious substance, dangerous good or other similarly designated harmful substance under any Environmental Law.

“Hedge Monetization” means the termination, restructuring or unwinding of any Financial Instrument (but, for certainty, excluding the termination thereof on the scheduled maturity date thereof or the termination thereof by the Borrower or a Subsidiary of the Borrower pursuant to a termination right arising as a result of a breach of the applicable Financial Instrument by the counterparty thereto) which:

(a)	was in effect as of the date upon which the Borrowing Base was last determined or redetermined;

(b)	any one or more of the Lenders had attributed lending value thereto; and

(c)	has resulted in payments to the Borrower or a Subsidiary pursuant thereto.

“Hedging Affiliate” means any Affiliate of a Lender which enters into a Financial Instrument.

“Hostile Acquisition” means any offer by the Borrower or a Subsidiary of the Borrower to acquire (which shall include an offer to purchase securities, solicitation of an offer to sell securities or an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any person (other than a private issuer as defined in National Instrument 45-106 - Prospectus and Registration Exemptions or a person whose shares or other equity interests are directly or indirectly held by one person) (the “Target”) where, as of the date of the offer to acquire, the securities that are subject to the offer to acquire, together with the securities of the Target that are beneficially owned, or over which control or direction is exercised, by the Borrower and its Subsidiaries and any person acting jointly or in concert with any thereof on the date that the offer to acquire is made, constitute, in the aggregate, the lesser of such percentage of outstanding securities as is considered to be a “takeover bid” under any law or regulation applicable to the Target and twenty percent (20%) or more of all of the outstanding securities of that class of securities of the Target (a “Takeover”) and the board of directors or like body of the Target has not approved or recommended approval of the Takeover, provided that if any such Takeover is made pursuant to exemptions from formal takeover bid requirements as provided in (a) Part 4 of Multilateral Instrument 62-104 – “Take-Over Bids and Issuer Bids” and analogous provisions of the Securities Act (Alberta) or in any successor legislation or securities instrument, rule or blanket order, (b) any order of a provincial or territorial securities commission or similar regulatory authority in a province or territory of Canada, or (c) any analogous provisions of the securities laws of any other jurisdiction or in any order, ruling or other form of exemptive relief provided by a securities commission or securities regulatory authority of any other jurisdiction, then it shall not be considered to be a Hostile Acquisition.

“IFRS” means International Financial Reporting Standards including International Accounting Standards and Interpretations together with their accompanying documents which are set by the International Accounting Standards Board, the independent standard-setting body of the International Accounting Standards Committee Foundation (the “IASC Foundation”), and the International Financial Reporting Interpretations Committee, the interpretative body of the IASC Foundation.

“Indemnified Parties” means, collectively, the Agent, the Lenders and the Co-Lead Arrangers, including a receiver, receiver manager or similar person appointed under applicable law, and their respective Affiliates, officers, directors, employees and agents and “Indemnified Party” means any one of the foregoing.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnified Third Party” has the meaning set out in Section 14.3.

“Independent Engineer” means, as of the date hereof, McDaniel & Associates Consultants Ltd. and includes such other firm or firms of independent engineers as may be selected from time to time by the Borrower and approved by the Majority of the Lenders (acting reasonably) in replacement thereof.

“Information” has the meaning set out in Section 16.1.

“Interest Expense” of a person, for any period, means interest expense of such person determined on a consolidated basis in accordance with GAAP as the same would be set forth or reflected in a consolidated statement of income of such person and, in any event and without limitation, shall include (without duplication):

(a)	all interest of such person and its Subsidiaries accrued or payable in respect of such period, including capitalized interest and imputed interest with respect to lease obligations;

(b)

all fees of such person and its Subsidiaries (including standby, commitment fees, acceptance and stamping fees in respect of bankers’ acceptances and fees payable in respect of letters of credit and letters of guarantee and similar instruments supporting obligations which constitute Debt) accrued or payable in respect of such period and which relate to any indebtedness or credit agreement, prorated (as required) over such period;

(c)

any difference between the face amount and the discount proceeds of any bankers’ acceptances, commercial paper and other obligations of such person or any Subsidiary thereof issued at a discount, prorated (as required) over such period; and

(d)	all net amounts charged or credited to interest expense under any Interest Hedging Agreements in respect of such period,

but excluding, for certainty, the non-cash accretion of asset retirement obligations; provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Interest Expense” shall be and shall be deemed to be references to Interest Expense of the Borrower.

“Interest Hedging Agreement” means any interest swap agreement, forward rate agreement, floor, cap or collar agreement, future, derivative or option transaction, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary thereof where the subject matter of the same is interest rates or the price, value or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt).

“Interest Payment Date” means:

(a)	with respect to each Canadian Prime Rate Loan and U.S. Base Rate Loan, the fifth Banking Day of each calendar month; and

(b)

with respect to each SOFR Loan, the last day of each applicable Interest Period and in addition, if such Interest Period has a duration of more than three months, the Banking Day occurring every three months after the first day of such Interest Period, provided that, in any case, the Maturity Date or, if applicable, any earlier date on which a Credit Facility is fully cancelled or permanently reduced in full, shall be an Interest Payment Date with respect to all Loans then outstanding under such Credit Facility.

“Interest Period” means:

(a)

with respect to each Canadian Prime Rate Loan and U.S. Base Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and terminating on the date selected by the Borrower hereunder for the Conversion of such Loan into another type of Loan or for the repayment of such Loan;

(b)

with respect to each Bankers’ Acceptance, the period selected by the Borrower hereunder and being of 1 or 3 months’ duration, subject to market availability, (or, subject to the agreement of all of the applicable Lenders, a longer or shorter period) commencing on the Drawdown Date, Rollover Date or Conversion Date of such Loan;

(c)

with respect to each SOFR Loan, a period of 1, 3 or 6 months, or such other period as may be agreed to by all of the applicable Lenders, in each case, subject to the market availability thereof (as selected by the Borrower and notified to, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be)) commencing on and including the Drawdown Date, Conversion Date or Rollover Date, as the case may be, applicable to such SOFR Loan and ending on and including the last day of such period, and thereafter, each successive period of 1, 3 or 6 months, subject to the market availability thereof (as selected by the Borrower and notified to, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be)) commencing on and including the last day of the prior Interest Period and ending on and including the last day of such successive period; and

(d)	with respect to each Letter of Credit, the period commencing on the date of issuance of such Letter of Credit and terminating on the last day such Letter of Credit is outstanding,

provided that in any case: (i) the last day of each Interest Period shall be also the first day of the next Interest Period whether with respect to the same or another Loan; (ii) the last day of each Interest Period shall be a Banking Day and, if the last day of an Interest Period selected by the Borrower is not a Banking Day, the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next following the last day of the Interest Period selected unless such next following Banking Day falls in the next calendar month in which event the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day immediately preceding the last day of the Interest Period selected by the Borrower; (iii) any Interest Period that begins on the last Banking Day of a calendar month (or on a day for which there is not a numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the relevant calendar month at the end of such Interest Period; (iv) no tenor that has been removed from clauses (b) and (c) of this definition pursuant to Section 13.1 or 13.3 (as applicable) shall be available for specification in such Drawdown Notice or interest election; and (v) the last day of all Interest Periods for Loans outstanding under a given Credit Facility shall expire on or prior to the Maturity Date applicable thereto, subject, however, in the case of Letters of Credit, to the provisions of Section 7.2.

“Investment” means any one or more of the following: (a) any purchase or other acquisition of shares or other securities of any person; (b) any loan to any person; (c) any other extension of credit to any person; (d) any capital contribution to any other person; and (e) any purchase or other acquisition of any assets, property or undertaking, all to the extent the same does not otherwise constitute Financial Assistance.

“IOSCO Principles” has the meaning set out in Section 13.1(4).

“Investment Agreements” means, collectively, (a) the investment agreement between HV RA II LLC, 1901 Partners Management, LP and the Borrower dated December 8, 2020 and (b) the investment agreement between Riverstone V EMEA Holdings Coöperatief U.A., Riverstone Seneca B.V. and the Borrower dated June 17, 2020.

“Issued EDC Guaranteed LCs” means, collectively, the letters of credit issued by the EDC Guaranteed LC Facility Provider on behalf of the Borrower and/or one or more of its Subsidiaries pursuant to the EDC Guaranteed LC Facility and “Issued EDC Guaranteed LC” means any one of such letters of credit.

“Judgment Conversion Date” has the meaning set out in Section 14.4.

“Judgment Currency” has the meaning set out in Section 14.4.

“Lender BA Suspension Notice” has the meaning set out in Section 13.3.

“Lender Distress Event” means, in respect of a given Lender, such Lender or its Lender Parent (a) is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guarantees or other support (including the nationalization or assumption of ownership or operating control by the Government of the United States, Canada or any other Governmental Authority) or (b) is otherwise adjudicated as, or determined to be, insolvent or bankrupt, in each case, by any Governmental Authority having regulatory authority over such Lender or Lender Parent or their respective assets; provided that, for certainty, a Lender Distress Event shall not have occurred solely by virtue of the ownership or acquisition of any equity interest in such Lender or its Lender Parent by any Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Financial Instrument” means a Financial Instrument entered into between a Lender or a Hedging Affiliate and the Borrower or a Subsidiary (including, for certainty, any such Financial Instrument entered into prior to the date hereof).

“Lender Financial Instrument Obligations” means, collectively, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, mature or not) of the Borrower and its Subsidiaries under, pursuant or relating to any and all Lender Financial Instruments.

“Lender Insolvency Event” means, in respect of a given Lender, such Lender or its Lender Parent:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent, is deemed insolvent by applicable law or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

(i) institutes, or has instituted against it by a regulator, supervisor or any similar Governmental Authority with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, (A) a proceeding pursuant to which such Governmental Authority takes control of such Lender’s or Lender Parent’s assets,

(B)

a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or (C) a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar Governmental Authority; or (ii) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (i) above and either (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof;

(e)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of all of its assets;

(g)

has a secured party take possession of all or a substantial portion of all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case, within 15 days thereafter;

(h)

causes or is subject to any event with respect to which, under the applicable law of any jurisdiction, has an analogous effect to any of the events specified in subparagraphs (a) to (g) above, inclusive; or

(i)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing.

“Lender Parent” means any person that directly or indirectly controls a Lender and, for the purposes of this definition, “control” shall have the same meaning as set forth in the definition of “Affiliate” contained herein.

“Lenders’ Counsel” means the firm of Blake, Cassels & Graydon LLP or such other firm of legal counsel as the Agent may from time to time designate.

“Letter of Credit” or “LC” means a letter of credit in form satisfactory to the Operating Lender, acting reasonably and in accordance with its usual and customary practices, and issued under the Operating Facility by the Operating Lender acting at the request of and in accordance with the instructions of the Borrower, to make payment in accordance with the terms and conditions thereof of an amount to or to the order of a third party.

“Liability Management Rating” means, subject to Section 1.10, for any Relevant Jurisdiction, the environmental liability management rating (or equivalent) governing upstream oil and gas wells, facilities, and pipelines for such jurisdiction, as determined in accordance with the rules and regulations of each applicable Relevant Jurisdiction and its Energy Regulator for the then relevant period (after adjusting the “deemed assets” (or the equivalent) to exclude any security deposits provided to the applicable Energy Regulator if such security deposits are so included by the applicable Energy Regulator in the determination thereof).

“Loan” means a Canadian Prime Rate Loan, U.S. Base Rate Loan, SOFR Loan, Bankers’ Acceptance or BA Equivalent Advance or Letter of Credit outstanding hereunder.

“Lowest Borrowing Base Lender” has the meaning set forth in Section 2.23.

“Majority of the Lenders” means:

(a)	when there are two or fewer Lenders, all of the Lenders; and

(b)	when there are three or more Lenders, the Lenders holding Commitments of which are, in the aggregate at least 66 2/3% of the Commitments of all Lenders hereunder.

“Material Acquisition” means an acquisition (whether in one transaction or in a series of related transactions and including an acquisition by way of an amalgamation) by the Borrower or any of its Subsidiaries of (a) assets or (b) shares or other ownership interests in a person who becomes a Subsidiary of the Borrower, in each case, which increases Consolidated Net Tangible Assets or EBITDA, in either case, by more than 5% (net of the amount of any related dispositions).

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition of the Borrower and its Subsidiaries on a consolidated basis and taken as a whole;

(b)

the ability of the Borrower and the Subsidiaries to observe or perform their respective material obligations under the Documents to which any of them is a party or the validity or enforceability of such Documents or any material provision thereof;

(c)	the property, business, operations, liabilities or capitalization of the Borrower and its Subsidiaries on a consolidated basis and taken as a whole; or

(d)	the Security, the priority thereof or any material right or remedy of the Agent or Lenders thereunder.

“Material Disposition” means a sale, transfer or other disposition (whether in one transaction or in a series of related transactions) by the Borrower or any of its Subsidiaries of (a) assets or (b) shares or other ownership interests in a Subsidiary of the Borrower, in each case, which decreases Consolidated Net Tangible Assets or EBITDA, in either case, by more than 5% (net of the amount of any related acquisitions).

“Material Order” means any ARO Order, or series of ARO Orders related to the same assets, where the estimated cost of abandonment and/or reclamation is, individually, or in the aggregate, in excess of the Threshold Amount.

“Material Subsidiary” means any Subsidiary of the Borrower which is domiciled in Canada and which:

(a)	has consolidated net tangible assets equal to or greater than 5.0% of the Consolidated Net Tangible Assets;

(b)	has EBITDA attributable thereto equal to or greater than 5.0% of EBITDA of the Borrower in the immediately preceding 12 months;

(c)

owns or holds, directly or indirectly (whether through the ownership of or investments in other Subsidiaries or otherwise) any ownership interest in any reserves of Petroleum Substances which are included for purposes of the determination of the Borrowing Base; or

(d)

to the extent it is not a Material Subsidiary pursuant to paragraphs (a), (b) or (c) above, is from time to time designated by the Borrower as a Designated Material Subsidiary pursuant to Section 11.1.

“Maturity Date” means, (a) in respect of the Syndicated Facility, the Syndicated Facility Maturity Date, and (b) in respect of the Operating Facility, the Operating Facility Maturity Date.

“Net Income” of any person for any financial period for which it is being determined, means the net income (or net loss) of such person determined on a consolidated basis in accordance with GAAP, for such period, provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Net Income” shall be and shall be deemed to be references to Net Income of the Borrower.

“New Rules” has the meaning set out in Section 13.4(2).

“Non-Acceptance Lender” means (a) a Lender which does not accept bankers’ acceptances in the ordinary course of its business or (b) in respect of Lenders other than Schedule I Lenders, a Lender who, by notice in writing to the Agent and the Borrower, elects thereafter to make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances.

“Non-Extending Lender” has the meaning set out in Section 2.20(3).

“Non-Financial LCs” means Letters of Credit issued under the Operating Facility which are not “direct credit substitutes” within the meaning of the Capital Adequacy Requirements (or within the meaning of the analogous provisions of other Applicable Laws or other applicable guidelines), as determined by the Operating Lender, acting reasonably.

“Notice of Non-Extension” has the meaning set out in Section 2.20(3).

“Obligations” means, collectively and at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower and its Subsidiaries to the Lenders or the Agent under, pursuant or relating to the Credit Facilities or the Documents and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including all principal, interest, fees, legal and other costs, charges and expenses and other amounts payable by the Borrower under this Agreement.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate or notice (other than a Compliance Certificate) signed by any one of the executive chairman, chief executive officer, president, chief financial officer, chief operating officer, a vice president, treasurer, assistant treasurer, controller, corporate secretary or assistant secretary of the Borrower or a Subsidiary thereof, as the case may be, (including, in the case of a partnership, trust or other person, a certificate or notice signed by such an officer of a general partner, managing partner, trustee, administrator or other similar person of or with respect to such partnership, trust or other person); provided, however, that Drawdown Notices, Conversion Notices, Rollover Notices and Repayment Notices shall be executed on behalf of the Borrower by any one of the foregoing persons or such other persons as may from time to time be designated by written notice from the Borrower to the Agent or Operating Lender, as the case may be.

“One Month CDOR Rate” means, for any day, the annual rate of interest which is the rate determined by the Agent or Operating Lender, as the case may be, as being the arithmetic average of the “BA 1 mth” rates per annum applicable to Canadian Dollar bankers’ acceptances displayed and identified as such on the display referred to as the “Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or any successor thereto or Affiliate thereof) as at approximately 10:20 a.m. (Toronto time) on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day (as adjusted by the Agent or Operating Lender, as the case may be, in good faith after 10:20 a.m. (Toronto time) to reflect any error in a posted rate or in the posted rate); provided, however, that if such a rate does not appear on such CDOR Page, then the One Month CDOR Rate, on any day, shall be the discount rate then applicable to bankers’ acceptances accepted by the Agent or Operating Lender, as the case may be, as quoted by the Agent or Operating Lender, as the case may be (determined as of 10:20 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances with a 30 day term on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day; provided, further, that, if the rate determined as aforesaid shall ever be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Operating Facility” means the credit facility in the maximum principal amount of Cdn.$20,000,000 or the Equivalent Amount thereof in United States Dollars to be made available to the Borrower by the Operating Lender in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof.

“Operating Facility Commitment” means the commitment by a Lender under the Operating Facility to provide the amount of Canadian Dollars (or the Equivalent Amount thereof in United States Dollars) set forth opposite its name in Schedule A annexed hereto, subject to any reduction in accordance with the terms hereof.

“Operating Facility Extension Request” has the meaning set out in Section 2.21(1).

“Operating Facility Maturity Date” means the date which is the first anniversary of the Operating Facility Term Out Date.

“Operating Facility Notice of Non-Extension” has the meaning set out in Section 2.21(3).

“Operating Facility Term Out Date” means May 31, 2023 or such later date to which the same may be extended in accordance with Section 2.21.

“Operating Lender” means [***] or any other Lender which hereafter has an Operating Facility Commitment.

“Operating Lender’s Accounts” means the accounts maintained by the Operating Lender at the office of the Operating Lender at 199 Bay Street, Main Branch, Commerce Court, Toronto, Ontario M5L 1G9 (or such other account or accounts as the Operating Lender may from time to time designate by written notice to the Borrower) to which payments and transfers under this Agreement are to be effected.

“Order” has the meaning set out in Section 7.7(5).

“OSFI” means the Office of the Superintendent of Financial Institutions Canada (or any successor thereto).

“Outstanding BAs” has the meaning set out in Section 1.8(3).

“Outstanding BAs Collateral” has the meaning set out in Section 2.17.

“Outstanding Principal” means, at any time, the aggregate of (i) the principal amount of all outstanding Canadian Prime Rate Loans, (ii) the Equivalent Amount in Canadian Dollars of the principal amount of all outstanding U.S. Base Rate Loans and SOFR Loans, (iii) the amounts payable at maturity of all outstanding Bankers’ Acceptances and BA Equivalent Advances, (iv) the maximum amount available to be drawn under all outstanding Letters of Credit denominated in Canadian Dollars, and (v) the Equivalent Amount in Canadian Dollars of the maximum amount available to be drawn under all outstanding Letters of Credit denominated in United States Dollars.

“Overdraft Loans” has the meaning set out in Section 2.2.

“Payment Recipient” has the meaning set out in Section 15.16(1).

“P&NG Leases” means, collectively, any and all documents of title including leases, reservations, permits, licences, unit agreements, assignments, trust declarations, participation, exploration, farm-out, farm-in, royalty, purchase or other agreements by virtue of which the Borrower or any Subsidiary thereof is entitled to explore for, drill for, recover, take or produce Petroleum Substances of any kind whatsoever from or with respect to P&NG Rights owned by the Borrower or any Subsidiary thereof (as applicable), or to share in the production or proceeds of production or any part thereof or proceeds of royalty, production, profits or other interests out of, referable to or payable in respect of Petroleum Substances of any kind whatsoever from or with respect to P&NG Rights owned by the Borrower or any Subsidiary thereof (as applicable), and the rights of the Borrower or a Subsidiary thereof (as applicable) thereunder.

“P&NG Rights” means all of the right, title, estate and interest, whether contingent or absolute, legal or beneficial, present or future, vested or not, and whether or not an “interest in land”, of the Borrower and its Subsidiaries in and to any of the following, by whatever name the same are known:

(a)	rights to explore for, drill for and produce, take, save or market Petroleum Substances;

(b)	rights to a share of the production of Petroleum Substances;

(c)	rights to a share of the proceeds of, or to receive payments calculated by reference to the quantity or value of, the production of Petroleum Substances;

(d)	rights to acquire any of the rights described in subparagraphs (a) through (c) of this definition;

(e)	interests in any rights described in subparagraphs (a) through (d) of this definition; and

(f)	all extensions, renewals, replacements or amendments of or to the foregoing items described in subparagraphs (a) through (e) of this definition;

and including interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and other interests and fractional or undivided interests in any of the foregoing and freehold, leasehold or other interests.

“Permitted Contest” means action taken by or on behalf of the Borrower or a Subsidiary thereof in good faith by appropriate proceedings diligently pursued to contest a Tax, claim or Security Interest, provided that:

(a)

the person to which the Tax, claim or Security Interest being contested is relevant (and, in the case of a Subsidiary of the Borrower, the Borrower on a consolidated basis) has established reasonable reserves therefor if and to the extent required by GAAP;

(b)	proceeding with such contest does not have, and would not reasonably be expected to have, a Material Adverse Effect; and

(c)

proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the property, assets and undertaking of the Borrower and its Subsidiaries, taken as a whole.

“Permitted Debt” means the following:

(a)	the Obligations;

(b)

the Cash Management Obligations, provided that the aggregate outstanding amount of such Cash Management Obligations arising in connection with credit card indebtedness of the Borrower and its Subsidiaries shall not exceed at any one time Cdn.$250,000;

(c)	any Debt owing by a Material Subsidiary to the Borrower, by a Material Subsidiary to a Material Subsidiary and by the Borrower to a Material Subsidiary;

(d)

Capital Lease Obligations (including, for certainty, Capital Lease Obligations in respect of Sale-Leasebacks permitted hereunder) and Purchase Money Obligations of the Borrower and its Subsidiaries; provided that the principal or capitalized amount, as the case may be, of such obligations do not, in the aggregate at any time, exceed the Threshold Amount;

(e)	Debt consisting of Financial Assistance permitted under Section 10.2(k);

(f)	Debt of the Borrower owing to the EDC Guaranteed LC Facility Provider pursuant to the EDC Guaranteed LC Facility or owing to EDC pursuant to the EDC Indemnity Agreement;

(g)	the outstanding 2024 Unsecured Notes, including additional Debt incurred by the Borrower as a result of the exercise by the Borrower of the “payment-in-kind” option under the 2024 Unsecured Notes; and

(h)	any other Debt which is not otherwise Permitted Debt; provided that the aggregate outstanding principal amount of all such obligations does not, in the aggregate at any time, exceed Cdn.$5,000,000.

“Permitted Dispositions” means, in respect of the Borrower or any of its Subsidiaries, any one or more of the following:

(a)

a sale or disposition of P&NG Rights (and related tangibles) resulting from any farmout, pooling or unitization entered into in the ordinary course of business and in accordance with sound industry practice when, in the reasonable judgment of the Borrower or the applicable Subsidiary, it is necessary to do so in order to facilitate the orderly exploration, development or operation of such P&NG Rights;

(b)

a sale or disposition by the Borrower or the applicable Subsidiary in the ordinary course of business and in accordance with sound industry practice of tangible personal property that is obsolete, no longer useful for its intended purpose or being replaced in the ordinary course of business;

(c)

a sale or disposition by any of them of its interest in machinery, equipment or other tangible personal property for which Purchase Money Obligations were incurred and which obligations are fully repaid concurrently with such sale or disposition;

(d)	a sale or disposition of assets (including shares or ownership interests) by a Subsidiary to the Borrower, by a Subsidiary to a Guarantor and by the Borrower to a Guarantor;

(e)

any other sale or disposition of assets of the Borrower or any Subsidiary, provided that such sale or disposition: (i) does not include any P&NG Rights to which value has been attributed in the Borrowing Base including, for certainty, tangible assets used in the processing of Petroleum Substances or P&NG Rights; and (ii) is made in the ordinary course of business;

(f)	any sale or disposition of Petroleum Substances actually produced and taken pursuant to any P&NG Rights of the Borrower or any Subsidiary;

(g)	abandonment of P&NG Rights in the ordinary course of business;

(h)

any transaction whereby the Borrower or its Subsidiaries exchanges existing Borrowing Base Properties for new Borrowing Base Properties; provided that the Lenders determine that such transaction does not reduce the Borrowing Base;

(i)

Sale-Leasebacks, provided that the obligations of the Borrower or such relevant Subsidiary, as the case may be, after giving effect to any such Sale-Leasebacks is Permitted Debt under subparagraph (d) of the definition thereof; and

(j)	any other sale or disposition of Borrowing Base Properties of the Borrower or any Material Subsidiary; provided that:

(i)

the aggregate net proceeds of such disposition of assets sold or otherwise disposed of does not, in the aggregate, exceed the Threshold Amount for the period since the last Borrowing Base determination or redetermination hereunder, unless the Lenders redetermine the Borrowing Base as a result of such sale or other disposition and the Borrower uses the sale proceeds, to the extent necessary, to reduce the Outstanding Principal of the Credit Facilities to less than the new Borrowing Base;

(ii)	no Default or Event of Default has occurred; and

(iii)	no Borrowing Base Shortfall exists,

provided that, the pro forma Liability Management Rating of the Borrower and each of its Subsidiaries in each Relevant Jurisdiction, after giving effect to any such Permitted Disposition will be greater than or equal to 2.00:1.00.

“Permitted Distributions” means, in respect of the Borrower or any of its Subsidiaries, any one or more of the following:

(a)	any Distribution by a Subsidiary to the Borrower, by a Subsidiary to a Guarantor and by the Borrower to a Guarantor; or

(b)

Distributions directly or indirectly to a Related Party in respect of obligations under the 2024 Unsecured Notes and 2024 Unsecured Note Documentation to the extent (x) such obligations relate to outstanding 2024 Unsecured Notes held by such Related Party, and (y) any Distribution in respect of the preceding clause (x) is otherwise permitted under Section 10.2(l).

“Permitted Encumbrances” means as at any particular time any of the following Security Interests on the property or any part of the property of the Borrower or any Subsidiary thereof:

(a)	liens for Taxes, assessments or governmental charges not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(b)

deemed liens and trusts arising by operation of law in connection with workers’ compensation, employment insurance and other social security legislation, in each case, which secure obligations not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(c)

liens under or pursuant to any judgment rendered, or claim filed, against the Borrower or a Subsidiary thereof, which the Borrower or such Subsidiary (as applicable) shall be contesting at the time by a Permitted Contest;

(d)

undetermined or inchoate liens and charges incidental to construction, maintenance or current operations which have not at such time been registered or filed pursuant to applicable law against the Borrower or a Subsidiary thereof or the subject property or which relate to obligations not due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(e)

liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the exploration, development or operation of P&NG Rights and related production or processing facilities in which such person has an interest or the transmission of Petroleum Substances as security in favour of any other person conducting or participating in the exploration, development, operation, production, processing or transmission of the property to which such liens relate, for the Borrower’s or any Subsidiary’s portion of the costs and expenses of such exploration, development, operation, production, processing or transmission, provided that such costs or expenses are not due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(f)

liens for penalties arising under non-participation or independent operations provisions of operating or similar agreements in respect of the Borrower’s or any Subsidiary’s P&NG Rights, provided that such liens do not materially detract from the value of any material part of the property of the Borrower and its Subsidiaries, taken as a whole;

(g)	any right of first refusal in favour of any person granted in the ordinary course of business with respect to all or any of the P&NG Rights of the Borrower or any Subsidiary thereof;

(h)

easements, rights of way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which individually or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;

(i)

the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit or by any Applicable Laws, to terminate any such lease, license, franchise, grant or permit or to require payment of rent or other periodic payments as a condition of the continuance thereof;

(j)

rights of general application reserved to or vested in any Governmental Authority to levy taxes on any of the assets or the income therefrom, or to limit, control or regulate any of the assets, or operations pertaining thereto, in any manner;

(k)

security given by the Borrower or a Subsidiary thereof to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Borrower or such Subsidiary (as applicable), all in the ordinary course of its business which individually or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;

(l)	the reservation in any original grants from the Crown or lessor of any land or interests therein and statutory exceptions and reservations to title;

(m)	any encumbrance or agreement relating to farmout, joint ownership, pooling or a plan of unitization affecting the property of the Borrower or a Subsidiary thereof, or any part thereof;

(n)

royalties, net profits and other interests and obligations arising in accordance with standard industry practice and in the ordinary course of business, under P&NG Leases in which the Borrower or a Subsidiary thereof have any interest;

(o)	Security Interests in favour of the Lenders or the Agent on behalf of the Lenders, Cash Managers, Hedging Affiliates or the Operating Lender as expressly contemplated by this Agreement;

(p)	the Security;

(q)

bankers’ liens, rights of set-off and other similar liens existing solely with respect to cash and Approved Securities on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case, granted in the ordinary course of business in favour of the Lender or Lenders with which such accounts are maintained, securing amounts owing to such Lender with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(r)	to the extent constituting Security Interests, Financial Assistance permitted under this Agreement;

(s)

landlords’ liens or any other rights of distress reserved in or exercisable under any lease of real property for rent and for compliance with the terms of such lease; provided that such lien does not attach generally to all or substantially all of the undertaking, assets and property of the Borrower or any Subsidiary;

(t)

deposits to secure performance of (i) bids, tenders, contracts (other than contracts for the payment of money) or (ii) leases of real property (other than P&NG Leases) entered into in the ordinary course of business, in each case, to which the Borrower or a Subsidiary is a party;

(u)

Security Interests resulting from the deposit of cash or Approved Securities as security when the Borrower or a Subsidiary is required to do so by a Governmental Authority or by normal business practice in connection with contracts, licenses or tenders or similar matters in the ordinary course of business and for the purpose of carrying on the same, or to secure workers’ compensation, surety or appeal bonds or to secure costs of litigation when required by Applicable Law;

(v)

minor defects of title which, individually and in the aggregate, do not materially affect the right of ownership of the Borrower or its Subsidiary in the P&NG Rights or the right of the Borrower or its Subsidiary to utilize the P&NG Rights to conduct its business;

(w)	Security Interests:

(i)

securing Capital Lease Obligations, provided that such Security Interests shall attach only to the property subject to the lease giving rise to such Capital Lease Obligation and provided further that such Capital Lease Obligation is Permitted Debt;

(ii)

securing a Purchase Money Obligation, provided that such Security Interests shall attach only to the property acquired in connection with which such Purchase Money Obligation was incurred (and proceeds thereof) and provided further that such Purchase Money Obligation is Permitted Debt; and

(iii)

which are not otherwise Permitted Encumbrances, provided that such Security Interests do not attach generally to all or substantially all of the undertaking, assets and property of the Borrower or any Subsidiary thereof (such as a Security Interest in the nature of a floating charge on all or substantially all of the undertaking, assets and property of a person), provided that the aggregate principal amount of obligations secured by the foregoing does not at any time exceed the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent amount thereof in any other currency); and

(x)

any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Security Interest referred to in the preceding subparagraphs (a) to (w) inclusive of this definition, so long as any such extension, renewal or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed or replaced (plus improvements on such property) and the indebtedness or obligation secured thereby is not increased, provided that (i) nothing in this definition shall in and of itself cause the Obligations hereunder to be subordinated in priority of payment to any such Permitted Encumbrance or cause any Security Interests in favour of the Lenders or the Agent on behalf of the Lenders to rank subordinate to any such Permitted Encumbrance and (ii) notwithstanding the foregoing (including, for certainty, paragraph (w) above), (A) Security Interests granted in respect of Financial Instrument Obligations of the Borrower or any of it Subsidiaries that do not constitute Lender Financial Instrument Obligations shall not be Permitted Encumbrances and (B) Letters of Credit issued to counterparties to Financial Instruments that are not Lenders or Hedging Affiliates shall not exceed Cdn.$3,000,000 in the aggregate at any time.

“Permitted Hedging” means Financial Instruments:

(a)

which are entered into in the ordinary course of business and for hedging purposes and not for speculative purposes (determined, where relevant, by reference to GAAP); for certainty, Interest Hedging Agreements having as a subject matter principal amounts (either individually or in the aggregate, but determined on a net basis taking into account transactions or agreements entered into to reverse the position or limit the exposure under an existing Interest Hedging Agreement) greater than the aggregate liability of the Borrower and its Subsidiaries for borrowed money shall be deemed to be for speculative purposes; and

(b)	relating to AECO/NYMEX basis swaps with terms of 3 years or less (the “AECO/NYMEX Permitted Hedges”); and

(c)

excluding the AECO/NYMEX Permitted Hedges, which have a term of 3 years or less (for certainty, for all purposes relating hereto and to the other Documents, (i) the term of any Financial Instrument shall commence on the date that the Financial Instrument in question is entered into notwithstanding the fact that the effective date of such Financial Instrument, or other date from which payments or deliveries are to be made or determined thereunder, is subsequent to the date such Financial Instrument is entered into and (ii) without limiting the foregoing, and in addition thereto, the term of a swap transaction or other transaction entered into pursuant to or governed by a Master Agreement published by the International Swaps and Derivatives Association, Inc. (including by International Swap Dealers Association, Inc.) or any successor thereto shall commence on the trade date thereof); and

(d)

which, taken in the aggregate with other outstanding Financial Instruments and as determined at the time such Financial Instrument is entered into, shall not result in the Borrower and its Subsidiaries having entered into:

(i)

Currency Hedging Agreements in excess of 50% of U.S.$ forecasted revenues of the Borrower and its Subsidiaries as provided in a forecast provided by the Borrower to the Agent and Lenders in form and substance satisfactory to the Agent and Lenders, acting reasonably; provided, however, that, notwithstanding the foregoing limitations and restrictions in this definition of “Permitted Hedging”, the Borrower may enter into Currency Hedging Agreements in respect of the principal and interest payable under, pursuant or relating to the 2024 Unsecured Notes, including, for certainty, Currency Hedging Agreements having a scheduled settlement date up to and including the maturity date of the 2024 Unsecured Notes;

(ii)

Interest Hedging Agreements in excess of 50% of the highest forecasted amount of the Outstanding Principal of the Credit Facilities drawn over the proposed term of such Interest Hedging Agreements at the time such Interest Hedging Agreements are entered into as provided in a forecast provided by the Borrower to the Agent and Lenders in form and substance satisfactory to the Agent and Lenders, acting reasonably; or

(iii)

Commodity Agreements (including, for certainty, any AECO/NYMEX Permitted Hedges) where the aggregate amounts hedged under all Commodity Agreements at the time any Commodity Agreement is entered into and after giving effect thereto does not exceed (a) 75% of Expected Production in each of the first and second year after the entry of such Commodity Agreement, and (b) 50% of Expected Production in the third year after the entry of such Commodity Agreement therefor.

“Permitted Holder” means each of Riverstone Seneca B.V., Riverstone V EMEA Holdings Coöperatief U.A., ZAM Ventures Luxembourg II S.A.R.L. and HV RA II LLC and any of their respective Related Investment Affiliates.

“Permitted Investments” means Investments:

(a)	in or to the Borrower or a Material Subsidiary; or

(b)

comprising the extension of credit by the Borrower or any one or more of its Subsidiaries for sales of inventory by the Borrower or any one or more of its Subsidiaries, in each case, in the ordinary course of business.

“Permitted Junior Debt Repayment” means a one time optional repayment, repurchase, redemption or other retirement (or any combination thereof) of principal amounts in respect of the 2024 Unsecured Notes; provided that:

(a)	such repayment, repurchase, redemption or other retirement occurs on or before November 30, 2022;

(b)	the aggregate principal amount of such repayment, repurchase, redemption or other retirement does not exceed Cdn.$75,000,000;

(c)

at the time of any such repayment, repurchase, redemption or other retirement, the First Lien Debt to EBITDA Ratio is less than or equal to 1.5:1.0 both on a pro forma basis immediately after giving effect to such repayment, repurchase, redemption or other retirement and on a forecasted pro forma basis for the next 12 months (which, for certainty, shall be calculated using the lower of (i) strip pricing or (ii) budgeted pricing as provided to the Lenders pursuant to the Pricing and Availability Forecast delivered in accordance with this definition);

(d)

at the time of any such repayment, repurchase, redemption or other retirement, the Borrower shall have undrawn availability under the Credit Facilities both on a pro forma basis immediately after giving effect to such repayment, repurchase, redemption or other retirement and on a forecasted pro forma basis (based on the Pricing and Availability Forecast delivered in accordance with this definition) for the next 12 months of not less than 30% of the aggregate Commitments of all Lenders; and

(e)	no Borrowing Base Shortfall, Default or Event of Default exists or is expected to result therefrom,

and at least 5 Banking Days prior to giving effect to such repayment, repurchase, redemption or other retirement of 2024 Unsecured Notes, the Borrower has (i) delivered an Officer’s Certificate to the Agent attaching a Pricing and Availability Forecast and any amendments or supplements to the 2017 A&R Indenture permitted by Section 10.2(n)(iii) and certifying the matters set forth in (a) – (e) of this definition, together with particulars of each of the calculations set out above (which shall be in form and substance satisfactory to the Agent and the Lenders, in their sole discretion) and (ii) entered into the Permitted Junior Debt Repayment Mandatory Hedge.

“Permitted Junior Debt Repayment Mandatory Hedge” means a Commodity Agreement constituting a Lender Financial Instrument covering no less than 1,500 BOE/day for the period commencing on or before the date on which the Permitted Junior Debt Repayment is made and ending no earlier than December 31, 2022; provided that the price floor for such Permitted Junior Debt Repayment Mandatory Hedge shall be acceptable to the Lender (or Hedging Affiliate) which is a counterparty to such Commodity Agreement, in its sole discretion.

“Petroleum Substances” means any one or more of crude oil, oil sands, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

“Platform” has the meaning set out in Section 16.16.

“Power of Attorney” means a power of attorney provided by the Borrower to a Lender with respect to Bankers’ Acceptances in accordance with and pursuant to Section 6.4 hereof.

“Prepaid Obligations” means “take or pay”, forward sale, prepaid or similar liabilities of a person whereby such person is obligated to settle, at some future date, an obligation in respect of Petroleum Substances, whether by deliveries (accelerated or otherwise) of Petroleum Substances, the payment of money or otherwise, including the transfer of any Petroleum Substances, whether in place or when produced, for a period of time until, or of an amount such that, the lender or purchaser will realize therefrom a specified amount of money (however determined, including by reference to interest rates or other factors which may not be fixed) or a specified amount of such products or any interest in property of the character commonly referred to as a “production payment” and all such obligations for which such person is liable without having received and retained a payment therefor or having assumed such obligation.

“Previous Agent” has the meaning set out in the Recitals hereto.

“Pricing and Availability Forecast” means a commodity pricing and credit availability forecast for the 12-month period following the Permitted Junior Debt Repayment, a certified copied of which is to be provided to the Agent at least 5 Banking Days prior to such Permitted Junior Debt Repayment, in form and substance satisfactory to the Agent in its sole discretion.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set out in 11.11(1).

“Qualified ECP Guarantor” means, in respect of any Financial Instrument Obligation, as applicable, the Borrower or a Subsidiary (that provides a guarantee to the Agent, the Lenders, the Hedging Affiliates and the Cash Managers) that has total assets exceeding U.S.$10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Financial Instrument Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarter End” means March 31, June 30, September 30 and December 31 in each year.

“Rateable” and “Rateably” means, at any date of determination, the proportion that the Equivalent Amount in Canadian Dollars of the amount of the Obligations, Cash Management Obligations and Lender Financial Instrument Obligations of any Lender (including, for certainty, as the Cash Manager) and Hedging Affiliates thereof bears to the aggregate of the Equivalent Amount in Canadian Dollars of the Obligations, Cash Management Obligations and Lender Financial Instrument Obligations of all Lenders and Hedging Affiliates, as determined at the Adjustment Time.

“Rateable Portion” means, as regards any Lender, with regard to any amount of money, (subject to Section 6.5 in respect of the rounding of allocations of Bankers’ Acceptances):

(a)

in respect of the Syndicated Facility and Drawdowns, Conversions, Rollovers and Loans and other amounts payable thereunder, the product obtained by multiplying that amount by the quotient obtained by dividing (i) that Lender’s Syndicated Facility Commitment by (ii) the aggregate of all of the Lenders’ Syndicated Facility Commitments; and

(b)

in respect of the Operating Facility and Drawdowns, Conversions, Rollovers and Loans and other amounts payable thereunder, the product obtained by multiplying that amount by the quotient obtained by dividing (i) that Lender’s Operating Facility Commitment by (ii) the aggregate of all of the Lenders’ Operating Facility Commitments.

“Realization Proceeds” has the meaning set out in Section 12.7.

“Related Investment Affiliate” means, with respect to any person, an Affiliate of such person (excluding any portfolio company or other affiliated operating company) that is (a) a manager of such person, (b) a fund managed by the manager of such person or an Affiliate of such manager, (c) a fund controlled by such person, or (d) an entity that is under common control (by means of ownership of more than 50% of the Voting Shares of such person) with such person.

“Related Party” means any person which is any one or more of the following:

(a)	an Affiliate of the Borrower or any Subsidiary thereof;

(b)

a unitholder, shareholder or partner of the Borrower or any Subsidiary which, together with all Affiliates of such person, owns or controls, directly or indirectly, more than 10% of the units, shares, capital or other ownership interests (however designated) of the Borrower or any Subsidiary, or an Affiliate of any such unitholder, shareholder or partner;

(c)	an officer, director or trustee of any of the foregoing; and

(d)	a person which does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Borrower and its Subsidiaries.

“Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or sub surface strata.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Jurisdiction” means any jurisdiction in Canada in which (a) the Borrower or a Subsidiary directly owns P&NG Rights or P&NG Leases (or large facilities or other physical assets relevant to the determination of the Liability Management Rating) and (b) the aggregate ARO Liabilities of the Borrower and its Subsidiaries in such jurisdiction exceed the Threshold Amount.

“Repayment Notice” means a notice substantially in the form annexed hereto as Schedule F to be given to the Agent or the Operating Lender (as the case may be) by the Borrower pursuant hereto.

“Requested Lenders” has the meaning set out in Section 2.20.

“Required Permits” means all Governmental Authorizations which are necessary at any given time for the Borrower and each of its Subsidiaries to own and operate its property, assets, rights and interests or to carry on its business and affairs.

“Resolution Authority” means, with respect to an EEA Financial Institution, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters Screen Page” has the meaning set out in subparagraph (a) of the definition of CDOR Rate.

“Rollover” means:

(a)

with respect to any SOFR Loan, the continuation of all or a portion of such Loan (subject to the provisions hereof) for an additional Interest Period subsequent to the initial or any subsequent Interest Period applicable thereto;

(b)

with respect to Bankers’ Acceptances, the issuance of new Bankers’ Acceptances or the making of new BA Equivalent Advances (subject to the provisions hereof) in respect of all or any portion of Bankers’ Acceptances (or BA Equivalent Advances made in lieu thereof) maturing at the end of the Interest Period applicable thereto, all in accordance with Article 6 hereof; and

(c)

with respect to Letters of Credit, the extension or replacement of an existing Letter of Credit, provided the beneficiary thereof (including any successors or permitted assigns thereof) remains the same, the maximum amount available to be drawn thereunder is not increased, the currency in which the same is denominated remains the same and the terms upon which the same may be drawn remain the same;

in each case, under the same Credit Facility under which the maturing Loan was made.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Loan and which shall be a Banking Day.

“Rollover Notice” means a notice substantially in the form annexed hereto as Schedule G to be given to the Agent by the Borrower pursuant hereto.

“Sale- Leaseback” means an arrangement, transaction or series of arrangements or transactions under which title to any real property, tangible personal property or fixture is transferred by the Borrower or a Subsidiary thereof (a “transferor”) to another person which leases or otherwise grants the right to use such property to the transferor (or nominee of the transferor) and, whether or not in connection therewith, the transferor also acquires a right or is subject to an obligation to acquire such property or a material portion thereof, and regardless of the accounting treatment of such arrangement, transaction or series of arrangements or transactions.

“Sanctioned Person” means:

(a)	a person that is designated under, listed on, or owned or controlled by a person designated under or listed on, or acting on behalf of a person designated under or listed on, any Sanctions List;

(b)

a person that is located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions;

(c)

a person that is otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities); or

(d)	any other person to which one or more Lenders would not be permitted to make a loan, or provide funding, in accordance with the Sanctions, or otherwise deal with pursuant to the Sanctions.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority, including any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Criminal Code (Canada), the Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Executive Order, the U.S. Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the U.S. Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act of 2001, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act (United States), or any of the foreign assets control regulations of the U.S. Department of the Treasury (including but not limited to 31 CFR, Subtitle B, Chapter V) or any other law or executive order relating thereto or regulation administered by OFAC.

“Sanctions Authority” means any of: (a) the Canadian government; (b) the United States government; (c) the United Nations; (d) the European Union; (e) the United Kingdom; or (f) the respective governmental institutions, departments and agencies of any of the foregoing, including Foreign Affairs, Trade and Development Canada, Public Safety Canada, OFAC, the United States Department of State, and Her Majesty’s Treasury of the United Kingdom; “Sanctions Authorities” means all of the foregoing Sanctions Authorities, collectively.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury of the United Kingdom, or any substantially similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Schedule II Lender” means a Lender which is a Canadian chartered bank listed on Schedule II to the Bank Act (Canada).

“Schedule III Lender” means a Lender which is an authorized foreign bank listed on Schedule III to the Bank Act (Canada).

“Secured Documents” means, collectively, the Documents, the Cash Management Documents and the Lender Financial Instruments.

“Secured Obligations” means, collectively, the Obligations, the Cash Management Obligations, the Lender Financial Instrument Obligations and the Erroneous Payment Subrogation Rights.

“Secured Parties” means, collectively, the Agent, the Lenders (including, for certainty, the Operating Lender), the Cash Managers and the Hedging Affiliates and “Secured Party” means any one of them.

“Security” means, collectively, the guarantees, debentures, debenture pledge agreements, pledge agreements, assignments and other security agreements executed and delivered, or required to be executed and delivered, by the Borrower and the Subsidiaries under and pursuant to this Agreement and shall include (a) in respect of the Borrower, the floating charge demand debenture, the debenture pledge agreement and the general security agreement substantially in the forms of Schedules H-1, H-2 and H-3, respectively, annexed hereto, in each case, with such modifications and insertions as may be required by the Agent, acting reasonably and (b) in respect of each Subsidiary, a guarantee, a floating charge demand debenture, a debenture pledge agreement and a general security agreement substantially in the forms of Schedules H-4, H-5, H-6 and H-7, respectively, annexed hereto, in each case, with such modifications and insertions as may be required by the Agent, acting reasonably.

“Security Interest” means mortgages, charges, pledges, hypothecs, assignments by way of security, conditional sales or other title retention arrangements, security created under the Bank Act (Canada), liens, encumbrances, security interests or other interests in property, howsoever created or arising, whether fixed or floating, perfected or not, which secure payment or performance of an obligation and, including, in any event:

(a)

deposits or transfers of cash, marketable securities or other financial assets under any agreement or arrangement whereby such cash, securities or assets may be withdrawn, returned or transferred only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor;

(b)

(i) rights of set-off or (ii) any other right of or arrangement of any kind with any creditor, which in any case are made, created or entered into, as the case may be, for the purpose of or having the effect (directly or indirectly) of (A) securing Debt, (B) preferring some holders of Debt over other holders of Debt or (C) having the claims of any creditor be satisfied prior to the claims of other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired (other than, with respect to (C) only, rights of set-off granted or arising in the ordinary course of business);

(c)	the rights of lessors under capital leases, financing leases, operating leases or any other lease financing; and

(d)	absolute assignments of accounts receivable, except for absolute assignments of accounts receivable made in conjunction with a sale of related P&NG Rights which is permitted by the provisions hereof.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Interpolated Rate” means, for any SOFR Non-Standard Interest Period, the rate per annum determined by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the sum of Term SOFR for the longest period for which the Term SOFR is available that is shorter than such SOFR Non-Standard Interest Period plus the applicable Term SOFR Adjustment for such period that would have been applicable to such Term SOFR that is shorter than such SOFR Non-Standard Interest Period and (b) the Term SOFR for the shortest period for which the Term SOFR is available that exceeds such SOFR Non-Standard Interest Period plus the applicable Term SOFR Adjustment for such period that would have been applicable to such Term SOFR that exceeds such SOFR Non-Standard Interest Period, in each case, at such time; provided that when determining the SOFR Interpolated Rate for a SOFR Non-Standard Interest Period which is less than one month, the rate for the purposes of clause (a) above shall be deemed to be Daily Simple SOFR plus the Daily Simple SOFR Adjustment.

“SOFR Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders (or any one of them) to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to Adjusted Term SOFR (including a Rollover thereof), other than pursuant to subparagraph (c) of the definition of “U.S. Base Rate”.

“SOFR Non-Standard Interest Period” means, with respect to a SOFR Loan, if the Interest Period therefor is for a period other than 1, 3 or 6 months.

“Subsidiary” means, with respect to any person (“X”):

(a)

any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by X or one or more of its Subsidiaries, or X and one or more of its Subsidiaries;

(b)

any partnership of which, at the time, X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof; and (ii) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or

(c)

any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries, provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” shall be and shall be deemed to be references to Subsidiaries of the Borrower.

“Successor Agent” has the meaning set out in Section 15.10.

“Supported QFC” has the meaning set out in Section 11.11(1).

“Syndicated Facility” means the credit facility in the maximum principal amount of Cdn. $280,000,000 or the Equivalent Amount thereof in United States Dollars to be made available to the Borrower by the Lenders in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof.

“Syndicated Facility Commitments” means the commitment by each Lender under the Syndicated Facility to provide the amount of Canadian Dollars (or the Equivalent Amount thereof thereof in United States Dollars) set forth opposite its name in Schedule A annexed hereto, subject to any reduction in accordance with the provisions hereof.

“Syndicated Facility Extension Request” has the meaning set out in Section 2.20(1).

“Syndicated Facility Maturity Date” means, in respect of the Obligations owing to a given Lender under the Syndicated Facility, the date which is the first anniversary of the Syndicated Facility Term Out Date applicable to such Lender.

“Syndicated Facility Partial Extension” has the meaning set out in Section 2.20(6).

“Syndicated Facility Term Out Date” means, in respect of the Obligations owing to a given Lender under the Syndicated Facility, May 31, 2023 or such later date to which the same may be extended from time to time with respect to a given Lender in accordance with Section 2.20.

“Syndicated Facility Term Period” means, for each Lender, the period commencing on its Syndicated Facility Term Out Date and ending on its Syndicated Facility Maturity Date.

“Target” has the meaning set out in the definition of “Hostile Acquisition”.

“Takeover” has the meaning set out in the definition of “Hostile Acquisition”.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized, value added, capital, capital gains, alternative, franchise, net worth, branch transfer, land transfer, profits, withholding, payroll, employer health, excise, stamp, registration, court, documentary, real property and personal property taxes, intangible, mortgage, recording, filing, and any other taxes, customs or other duties, deductions, fees, compulsory loans or restrictions or conditions resulting in charges, assessments, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, territorial, municipal and foreign Governmental Authorities), and whether disputed or not, which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any, and “Tax” and “Taxation” shall be construed accordingly.

“Term Out Date” means either the Syndicated Facility Term Out Date or the Operating Facility Term Out Date, as the context requires.

“Term SOFR” means, for any Interest Period for a SOFR Loan, the Term SOFR Reference Rate (rounded upward to the nearest fifth decimal place, if necessary) for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day. If such first preceding U.S. Government Securities Business Day is more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, Section 13.1 will apply.

“Term SOFR Adjustment” means, with respect to Term SOFR, [***] ([***] basis points) per annum for an Interest Period of one-month’s duration, [***] ([***] basis points) per annum for an Interest Period of three-months’ duration, and [***] ([***] basis points) per annum for an Interest Period of six-months’ duration.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) in its discretion, acting reasonably).

“Term SOFR Determination Day” has the meaning attributed to it under the definition of Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means 5% of the then applicable Borrowing Base (or the Equivalent Amount thereof in U.S. Dollars or the equivalent amount thereof in any other currency).

“UK Bribery Act” means the Bribery Act 2010 (United Kingdom), including any subordinate legislation thereunder.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Customs” has the meaning set out in Section 7.7(7).

“United States Dollars” and “U.S.$” each means such currency of the United States of America which, as at the time of payment or determination, is legal tender therein for the payment of public or private debts.

“U.S. Base Rate” means, for any day, the greatest of:

(a)

the rate of interest per annum established from time to time by the Agent or Operating Lender, as the case may be, as the reference rate of interest for the determination of interest rates that the Agent or Operating Lender, as the case may be, will charge to customers in Canada for United States Dollar demand loans in Canada;

(b)

the rate of interest per annum for such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, equal to the sum of the Federal Funds Rate (expressed for such purpose as a yearly rate per annum, on the basis of a year of 365 days, in accordance with Section 5.4), plus [***] per annum; and

(c)	the Adjusted Term SOFR for a one-month tenor in effect for such day plus [***] per annum,

provided that (i) if all such rates are equal or if such Federal Funds Rate and such Adjusted Term SOFR are unavailable for any reason on the date of determination, then the “U.S. Base Rate” shall be the rate specified in (a) above and (ii) if the rate determined as aforesaid shall ever be less than the Floor, such rate shall be deemed to be the Floor for all purposes of this Agreement.

“U.S. Base Rate Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders (or any one of them) to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the U.S. Base Rate.

“U.S.C.” means the U.S. Code (United States).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning set out in Section 11.11(1).

“Voting Securities” means:

(a)

shares of any class of any corporation or other shares, partnership units or other ownership interests of any other person which carries voting rights to elect the board of directors (or other persons performing similar functions) under any circumstances; provided that, for purposes of this definition, shares, partnership units or other ownership interests which carry the right to so vote conditionally on the happening of an event (and do not carry any other right to so vote) shall not be considered Voting Securities until the occurrence of such event; and

(b)

an interest in a general partnership, limited partnership, trust, limited liability company, joint venture or similar person which entitles the holder of such interest to receive a share of the profits, or on dissolution or partition, of the assets, of such person.

“Wholly-Owned Subsidiary” means, with respect to any person (“X”):

(a)	a corporation, all of the issued and outstanding shares in the capital of which are beneficially held by:

(i)	X;

(ii)	X and one or more corporations, where all of the issued and outstanding shares in the capital of such corporations are held by X; or

(iii)	two or more corporations, where all of the issued and outstanding shares in the capital of such corporations are held by X;

(b)	a corporation which is a Wholly-Owned Subsidiary of a corporation that is a Wholly-Owned Subsidiary of X;

(c)	a partnership, all of the partners of which are X and/or Wholly-Owned Subsidiaries of X; or

(d)	any person of which all of the income, capital, beneficial and ownership interests (however designated) are beneficially owned and controlled by the X and/or Wholly-Owned Subsidiaries of X,

provided that unless otherwise expressly provided or the context otherwise requires, references herein to “Wholly-Owned Subsidiary” or “Wholly-Owned Subsidiaries” shall be and shall be deemed to be references to Wholly-Owned Subsidiaries of the Borrower.

“Write-Down and Conversion Powers” means:

(a)

with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and

(b)

with respect to the United Kingdom, any powers of the applicable UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Headings; Articles and Sections

The division of this Agreement into Articles and Sections, the table of contents contained herein and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3	Number; persons; including; successors; in writing

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them. References herein to any person shall, unless the context otherwise requires, include such person’s successors and permitted assigns. References herein to “in writing” or “written” includes printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception, including facsimile.

1.4	Accounting Principles

(1) Wherever in this Agreement reference is made to GAAP, such reference shall be deemed to be to the recommendations at the relevant time of CPA, or any successor institute, applicable on a consolidated basis (unless otherwise expressly provided or contemplated herein to be applicable on an unconsolidated basis) as at the date on which such calculation or determination is made or required to be made in accordance with GAAP. Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP applied on a consistent basis.

(2) If the Borrower, the Agent or the Lenders determine at any time that any amount required to be determined hereunder would be materially different if such amount were determined in accordance with:

(a)	GAAP applied by the Borrower in respect of its financial statements on the date hereof (“Old GAAP”), rather than

(b)	GAAP subsequently in effect and applied by the Borrower in respect of its financial statements and utilized for purposes of determining such amount,

then written notice of such determination shall be delivered by the Borrower to the Agent, in the case of a determination by the Borrower, or by the Agent to the Borrower, in the case of a determination by the Agent or the Lenders.

(3) If the Borrower adopts a change in an accounting policy in the preparation of its financial statements in order to conform to accounting recommendations, guidelines, or similar pronouncements, or legislative requirements, and such change would require disclosure thereof under Old GAAP, or could reasonably be expected to adversely affect (a) the rights of, or the protections afforded to, the Agent or the Lenders hereunder or (b) the position either of the Borrower or of the Agent or the Lenders hereunder, the Borrower shall so notify the Agent, describing the nature of the change and its effect on the current and immediately prior year’s financial statements in accordance with Old GAAP and in detail sufficient for the Agent and the Lenders to make the determination required of them in the following sentence. If any of the Borrower, the Agent or the Lenders determine at any time that such change in accounting policy results in an adverse change either (i) in the rights of, or protections afforded to, the Agent or the Lenders intended to be derived, or provided for, hereunder or (ii) in the position either of the Borrower or of the Agent and the Lenders hereunder, written notice of such determination shall be delivered by the Borrower to the Agent, in the case of a determination by the Borrower, or by the Agent to the Borrower, in the case of a determination by the Agent or the Lenders.

(4) Upon the delivery of a written notice pursuant to Section 1.4(2) or Section 1.4(3), the Borrower and the Agent on behalf of the Lenders shall meet to consider the impact of such change in Old GAAP or such change in accounting policy, as the case may be, on the rights of, or protections afforded to, the Agent and the Lenders or on the position of the Borrower or of the Agent and the Lenders and shall in good faith negotiate to execute and deliver an amendment or amendments to this Agreement in order to preserve and protect the intended rights of, or protections afforded to, the Agent and the Lenders on the date hereof or the position of the Borrower or the Agent and the Lenders (as the case may be); provided that, until this Agreement has been amended in accordance with the foregoing, then for all purposes hereof, the applicable changes from Old GAAP or in accounting policy (as the case may be) shall be disregarded hereunder and any amount required to be determined hereunder shall, nevertheless, continue to be determined under Old GAAP and the Borrower’s prior accounting policy. For the purposes of this Section 1.4, the Borrower, the Lenders and the Agent acknowledge that the amendment or amendments to this Agreement are to provide substantially the same rights and protection to the Agent and the Lenders as is intended by this Agreement on the date hereof. If the Borrower and the Agent on behalf of the Lenders do not (for any reason whatsoever) mutually agree (in their respective sole discretions, without any obligation to so agree) on such amendment or amendments to this Agreement within 60 days following the date of delivery of such written notice, the Borrower shall continue to provide financial statements in accordance with Old GAAP and, for all purposes hereof, the applicable changes from Old GAAP or in accounting policy (as the case may be) shall be disregarded hereunder and any amount required to be determined hereunder shall, nevertheless, continue to be determined under Old GAAP and the Borrower’s prior accounting policy.

1.5	References to Agreements and Enactments

Reference herein to any agreement, instrument, licence or other document shall be deemed to include reference to such agreement, instrument, licence or other document as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions of this Agreement if and to the extent such provisions are applicable; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.

1.6	Per Annum Calculations

Unless otherwise stated, wherever in this Agreement reference is made to a rate “per annum” or a similar expression is used, such rate is expressed on the basis of, and shall be calculated on the basis of a year of 365 days.

1.7	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Lenders and Commitments
Schedule B	-	Assignment Agreement
Schedule C	-	Compliance Certificate
Schedule D	-	Conversion Notice
Schedule E	-	Drawdown Notice
Schedule F	-	Repayment Notice
Schedule G	-	Rollover Notice
Schedules H-1 to H-7	-	Security
Schedule I	-	Environmental Certificate
Schedule J	-	Subsidiaries and Material Subsidiaries

1.8	Amendment and Restatement of the Existing Credit Agreement

(1) On the date on which all of the conditions set forth in Section 3.2 have been satisfied (or waived in writing by the Agent):

(a)	the Existing Credit Agreement shall be and is hereby amended and restated in the form of this Agreement;

(b)	all Loans (as such term defined in the Existing Credit Agreement) and other amounts outstanding under the Existing Credit Agreement on the date hereof:

(i)

in the case of Loans and other Obligations under the Operating Facility (as such terms are defined in the Existing Credit Agreement), shall continue to be outstanding as Loans and other Obligations under the Operating Facility under this Agreement; and

(ii)

in the case of Loans and other Obligations under the Syndicated Facility (as such term is defined in the Existing Credit Agreement), shall continue to be outstanding as Loans and other Obligations under the Syndicated Facility under this Agreement.

(2) In order to give effect to the revised Commitments contemplated hereby, the Lenders hereby agree to take all steps and actions and execute and deliver all agreements, instruments and other documents as may be required by the Agent or any of the Lenders (including the assignment of interests in, or the purchase of participations in, such outstanding Loans) to give effect to the revised Commitments and to ensure that the aggregate Obligations owing to each Lender under the Credit Facilities are outstanding in proportion to each Lender’s Rateable Portion of all outstanding Obligations under the Credit Facilities after giving effect to such revised Commitments; provided that, the foregoing provisions of Section 1.8(1)(b) and this Section 1.8(2) shall not apply to Outstanding BAs outstanding on the date hereof, such Outstanding BAs being subject to and dealt with pursuant to Section 1.8(3).

(3)	Outstanding BAs.

(a)

The parties hereby acknowledge that, on the date hereof, Bankers’ Acceptances under the Syndicated Facility having terms to maturity ending after the date hereof may be outstanding (the “Outstanding BAs”). Notwithstanding any provision of this Agreement to the contrary, it is acknowledged and agreed by the parties hereto that all rights and interests of the Lenders in respect of, and any obligation of the Borrower to pay or reimburse the Lenders in respect of, the Outstanding BAs are solely a risk and for the account of the Lenders based upon their respective Rateable Portions under the Syndicated Facility as in effect prior to and without regard to the provisions of this Agreement.

(b)

Notwithstanding the foregoing, from time to time, as the Outstanding BAs mature and Rollovers and Conversions are made by the Borrower in respect thereof, each of the Lenders shall participate in the Loans effecting such Rollovers and Conversions to the full extent of its Syndicated Facility Commitment and Rateable Portion therein after giving effect to the provisions of this Agreement.

(4) Notwithstanding the foregoing or any other term hereof, all of the covenants, representations and warranties on the part of the Borrower under the Existing Credit Agreement and all of the claims and causes of action arising against the Borrower in connection therewith, in respect of all matters, events, circumstances and obligations arising or existing prior to the date hereof shall continue, survive and shall not be merged in the execution of this Agreement or any other Documents or any advance or provision of any Loan hereunder; provided, that, on and after the date hereof, all of the terms and provisions of the Existing Credit Agreement (including, without limitation, all of the covenants, representations and warranties on the part of the Borrower) are amended and restated in their entirety by the terms and provisions of this Agreement, and the provisions of this Agreement shall govern and apply with respect to any matters, events, circumstances or obligations arising or existing on and after the date hereof.

(5) References herein to the “date hereof” or similar expressions shall be and shall be deemed to be to the date of the execution and delivery hereof, being June 9, 2022.

1.9	Confirmation of Security

The Borrower confirms and agrees that the Security to which it is a party is and shall remain in full force and effect in all respects notwithstanding the amendment and restatement of the Existing Credit Agreement and shall continue to exist and apply to all of the Obligations, including, without limitation, the Obligations of the Borrower under, pursuant or related to the Existing Credit Agreement, as amended and restated by this Agreement.

1.10	Changes in Liability Management Rating System

If as a result of any change in any applicable law, rule, policy, regulation, order or directive (or in the interpretation of any thereof):

(1) any applicable Energy Regulator ceases to use a Liability Management Rating as a means of determining whether a person is in compliance with such Energy Regulator’s abandonment and reclamation rules, policies, regulations or directives in any Relevant Jurisdiction;

(2) a material change occurs in the methodology used in calculating the Liability Management Rating in any Relevant Jurisdiction (including any changes in the factors used to calculate such rating which would have a material effect upon the calculation of such rating); or

(3) a material change is made to the minimum Liability Management Rating thresholds in any Relevant Jurisdiction which are used to determine whether any licenses for wells, facilities, pipelines and other physical assets relevant to the determination of the Liability Management Rating can be transferred or whether any security deposits will be required to be provided to the applicable Energy Regulator, then, in any such case, at the written request of the Agent or the Majority of the Lenders to the Borrower or of the Borrower to the Agent and the Lenders, the Borrower and the Agent shall enter into good faith discussions with a view to determining a comparable rating system, calculation or threshold, as applicable, to amend or replace the concept or usage of Liability Management Rating as set forth herein, with the objective of having the respective positions of the Lenders and the Borrower after such change(s) conform as nearly as possible to their respective positions immediately prior to such change(s); provided, that until any such agreement is reached, the Liability Management Rating and all related calculations and thresholds hereunder shall continue to be calculated as if no such change had occurred to the extent that the Liability Management Rating and such related calculations and thresholds are reasonably capable of being calculated notwithstanding such change(s).

Upon the Borrower and the Agent agreeing on such a comparable rating system, calculation or threshold, as applicable, the Borrower and the Lenders shall enter into documentation to amend the provisions hereof to give effect to such agreement and to make all other adjustments incidental thereto. The parties hereto agree that such amendment shall require the consent of the Majority of the Lenders, such consent not to be unreasonably withheld, notwithstanding anything to the contrary set out herein.

1.11	Interest Rates; Benchmark Notification

The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 13.1 provides a mechanism for determining an alternative rate of interest. Neither the Agent nor any Lender warrants or accepts any responsibility for, and shall not have any liability with respect to (a) the continuation of, the administration of, submission of, calculation of, performance of or any other matter related to any interest rate used in this Agreement (including the Canadian Prime Rate, CDOR Rate, One Month CDOR Rate, U.S. Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR) or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Canadian Prime Rate, CDOR Rate, One Month CDOR Rate, U.S. Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark (or any component thereof) prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Agent and any applicable Lender and their respective Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate (or component thereof) used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent and any applicable Lender may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referred to in the definition thereof or any other Benchmark, in each case, pursuant to and in accordance with the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2 – THE CREDIT FACILITIES

2.1	The Credit Facilities

Subject to the terms and conditions hereof, each of the Lenders shall make available to the Borrower such Lender’s Rateable Portion of each Credit Facility. Subject to Section 2.18, the Outstanding Principal under a given Credit Facility shall not exceed the maximum principal amount of such Credit Facility.

2.2	Types of Availments; Overdraft Loans

(a)

The Borrower may, in Canadian Dollars, make Drawdowns, Conversions and Rollovers under any of the Credit Facilities of Canadian Prime Rate Loans and Bankers’ Acceptances and may, in United States Dollars, make Drawdowns, Conversions and Rollovers under any of the Credit Facilities of U.S. Base Rate Loans and SOFR Loans. In addition, the Borrower may make Drawdowns and Rollovers under the Operating Facility of Letters of Credit denominated in Canadian Dollars or United States Dollars. The Borrower shall have the option, subject to the terms and conditions hereof, to determine which types of Loans under the Credit Facilities shall be drawn down and in which combinations or proportions.

(b)

In addition to the foregoing, overdrafts arising from electronic funds transfers or clearance of cheques or drafts drawn on the Canadian Dollar accounts and United States Dollar accounts of the Borrower maintained with the Operating Lender, and designated by the Operating Lender for such purpose, shall be deemed to be outstanding as Canadian Prime Rate Loans and U.S. Base Rate Loans, respectively, under the Operating Facility (each, an “Overdraft Loan”) and all references to Canadian Prime Rate Loans and U.S. Base Rate Loans (as applicable) shall include Overdraft Loans. For certainty, notwithstanding Section 2.7 or Section 2.15, no Drawdown Notice or Repayment Notice need be delivered by the Borrower in respect of Overdraft Loans, and no Conversions of Overdraft Loans shall be permitted hereunder. Notwithstanding any other provision hereof to the contrary, no Overdraft Loans shall be available on or after the Operating Facility Term Out Date.

2.3	Purpose

The Credit Facilities are being made available for the general corporate purposes of the Borrower, including working capital requirements and acquisitions, provided that a Hostile Acquisition shall not be permitted unless consented to by the Lenders.

2.4	Availability and Nature of the Credit Facilities

(a)

Subject to the terms and conditions hereof, the Borrower may make Drawdowns under a Credit Facility in respect of the Commitments of a given Lender prior to, and only prior to, the Term Out Date applicable thereto.

(b)

Prior to the Term Out Date applicable to a Lender, each Credit Facility shall be a revolving credit facility; that is, the Borrower may increase or decrease Loans under such Credit Facilities by making Drawdowns, repayments and further Drawdowns. Subject to Sections 2.20 and 2.21, as applicable, on the Term Out Date applicable to a Lender under a Credit Facility, the unutilized portion of such Lender’s Commitment thereunder shall be cancelled and the Borrower shall not be entitled to make further Drawdowns in respect of such cancelled portion.

(c)

For certainty, except for the provision of Letters of Credit by the Operating Lender which are subject to being cash collateralized in accordance with Section 2.17(2), in no event shall a Lender be required to fund, participate in, or otherwise provide any portion of a Loan which has a maturity date or expiry date, or which has an Interest Period which will expire, after the Maturity Date applicable to such Lender. Except for the provision by the Operating Lender of Letters of Credit which are subject to being cash collateralized in accordance with Section 2.17(2), in no event shall the Borrower request, or be entitled to obtain, a Loan which has a maturity or expiry date, or which has an Interest Period which will expire after the earliest Maturity Date then applicable to a Lender.

2.5	Minimum Drawdowns

(1) Each Drawdown under the Syndicated Facility of the following types of Loans shall be in the following amounts indicated:

(a)	Bankers’ Acceptances in minimum aggregate amounts of Cdn.$3,000,000 at maturity and Drawdowns in excess thereof in integral multiples of Cdn.$100,000;

(b)	SOFR Loans in minimum principal amounts of U.S.$3,000,000 and Drawdowns in excess thereof in integral multiples of U.S.$100,000;

(c)	Canadian Prime Rate Loans in minimum principal amounts of Cdn.$1,000,000 and Drawdowns in excess thereof in integral multiples of Cdn.$100,000; and

(d)	U.S. Base Rate Loans in minimum principal amounts of U.S.$1,000,000 and Drawdowns in excess thereof in integral multiples of U.S.$100,000.

(2) Each Drawdown under the Operating Facility of the following types of Loans shall be in the following amounts indicated:

(a)	Bankers’ Acceptances in minimum aggregate amounts of Cdn.$1,000,000 at maturity and Drawdowns in excess thereof in integral multiples of Cdn.$100,000; and

(b)	SOFR Loans in minimum principal amounts of U.S.$1,000,000 and Drawdowns in excess thereof in integral multiples of U.S.$100,000.

2.6	[Reserved]

2.7	Notice Periods for Drawdowns, Conversions and Rollovers

(1) Subject to the provisions hereof, or in such shorter time as all of the Lenders may otherwise agree, the Borrower may make a Drawdown, Conversion or Rollover under the Syndicated Facility by delivering a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be (executed in accordance with the definition of Officer’s Certificate), with respect to a specified type of Loan to the Agent not later than:

(a)

10:00 a.m. (Calgary time) three Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or the Rollover of SOFR Loans;

(b)

10:00 a.m. (Calgary time) two Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or Rollover of Bankers’ Acceptances; and

(c)

10:00 a.m. (Calgary time) one Banking Day prior to the proposed Drawdown Date or Conversion Date, as the case may be, for Drawdowns of or Conversions into Canadian Prime Rate Loans and/or U.S. Base Rate Loans.

(2) Subject to the provisions hereof (or in such shorter time as the Operating Lender may otherwise agree), the Borrower may make a Drawdown, Conversion or Rollover under the Operating Facility by delivering a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be (executed in accordance with the definition of Officer’s Certificate), with respect to a specified type of Loan to the Agent not later than:

(a)

10:00 a.m. (Calgary time) three Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or the Rollover of SOFR Loans;

(b)

10:00 a.m. (Calgary time) two Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or Rollover of Bankers’ Acceptances;

(c)	10:00 a.m. (Calgary time) on the proposed Drawdown Date or Conversion Date, as the case may be, for Drawdowns of or Conversions into Canadian Prime Rate Loans and/or U.S. Base Rate Loans; and

(d)	10:00 a.m. (Calgary time) three Banking Days prior to the proposed Drawdown Date or Rollover Date, as the case may be, for the Drawdown or Rollover of Letters of Credit.

2.8	Conversion Option

Subject to the provisions of this Agreement and except for Letters of Credit, the Borrower may convert the whole or any part of any type of Loan under a Credit Facility into any other type of permitted Loan under the same Credit Facility by giving the Agent, or, in the case of the Operating Facility, the Operating Lender (with a copy to the Agent), a Conversion Notice in accordance herewith; provided that:

(a)	Conversions of SOFR Loans and Bankers’ Acceptances may only be made on the last day of the Interest Period applicable thereto;

(b)

the Borrower may not convert a portion only or the whole of an outstanding Loan unless both the unconverted portion and converted portion of such Loan are equal to or exceed, in the relevant currency of each such portion, the minimum amounts required for Drawdowns of Loans of the same type as that portion (as set forth in Section 2.5);

(c)

in respect of Conversions of a Loan denominated in one currency to a Loan denominated in another currency, the Borrower shall at the time of the Conversion repay the Loan or portion thereof being converted in the currency in which it was denominated; and

(d)	a Conversion shall not result in an increase in Outstanding Principal; increases in Outstanding Principal may only be effected by Drawdowns.

2.9	SOFR Loan Rollovers; Selection of SOFR Interest Periods

At or before 10:00 a.m. (Calgary time) three Banking Days prior to the expiration of each Interest Period of each SOFR Loan, the Borrower shall, unless it has delivered a Conversion Notice pursuant to Section 2.8 and/or a Repayment Notice pursuant to Section 2.15 (together with a Rollover Notice if a portion only is to be converted or repaid; provided that a portion of a SOFR Loan may be continued only if the portion which is to remain outstanding is equal to or exceeds the minimum amount required hereunder for Drawdowns of SOFR Loans) with respect to the aggregate amount of such Loan, deliver a Rollover Notice to the Agent or the Operating Lender (as the case may be) selecting the next Interest Period applicable to the SOFR Loan, which new Interest Period shall commence on and include the last day of such prior Interest Period. If the Borrower fails to deliver a Rollover Notice to the Agent or the Operating Lender (as the case may be) as provided in this Section, the Borrower shall be deemed to have given a Conversion Notice to the Agent or the Operating Lender (as the case may be) electing to convert the entire amount of the maturing SOFR Loan into a U.S. Base Rate Loan.

2.10	Rollovers and Conversions not Repayments

Any amount converted shall be a Loan of the type converted to upon such Conversion taking place, and any amount rolled over shall continue to be the same type of Loan under the same Credit Facility as before the Rollover, but such Conversion or Rollover (to the extent of the amount converted or rolled over) shall not of itself constitute a repayment or a fresh utilization of any part of the amount available under the relevant Credit Facility.

2.11	Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and SOFR Loans Under the Syndicated Facility

Upon receipt of a Drawdown Notice, Rollover Notice or Conversion Notice with respect to a Canadian Prime Rate Loan, U.S. Base Rate Loan or SOFR Loan under the Syndicated Facility, the Agent shall forthwith notify the relevant Lenders of the requested type of Loan, the proposed Drawdown Date, Rollover Date or Conversion Date, each Lender’s Rateable Portion of such Loan and, if applicable, the account of the Agent to which each Lender’s Rateable Portion is to be credited.

2.12	Lenders’ and Agent’s Obligations with Respect to Loans under the Syndicated Facility

Each Lender shall, for same day value by no later than 10:00 a.m. (Calgary time) on the Drawdown Date specified by the Borrower in a Drawdown Notice with respect to Bankers’ Acceptances, a Canadian Prime Rate Loan, a U.S. Base Rate Loan or a SOFR Loan under the Syndicated Facility, credit the Agent’s Account specified in the Agent’s notice given under Section 2.11 with such Lender’s Rateable Portion of each such requested Loan and for same day value on the same date the Agent shall pay to the Borrower the full amount of the amounts so credited in accordance with any payment instructions set forth in the applicable Drawdown Notice.

2.13	Irrevocability

A Drawdown Notice, Rollover Notice, Conversion Notice or Repayment Notice given by the Borrower hereunder shall be irrevocable and, subject to any options the Lenders may have hereunder in regard thereto and the Borrower’s rights hereunder in regard thereto, shall oblige the Borrower to take the action contemplated on the date specified therein.

2.14	Optional Cancellation or Reduction of Credit Facilities

The Borrower may, at any time, upon giving at least three (3) Banking Days prior written notice to the Agent, cancel in full or, from time to time, permanently reduce in part the unutilized portion of the Credit Facilities; provided, however, that: (a) any such reduction shall be in a minimum amount of Cdn.$1,000,000 and reductions in excess thereof shall be in integral multiples of Cdn.$1,000,000; and (b) a proportionate reduction of each of the Credit Facilities is made so that after giving effect to such reductions the Commitments of each of the Lenders will be in the same proportion as each Lender’s aggregate individual Commitment under the Credit Facilities were to the overall aggregate Commitments of all Lenders under the Credit Facilities immediately prior to such reductions.

2.15	Optional Repayment of Credit Facilities

The Borrower may at any time and from time to time repay, without penalty, to the Agent for the account of the Lenders or to the Operating Lender (as the case may be) or, in the case of Letters of Credit return the same to the Agent for cancellation or provide for the funding of, the whole or any part of any Loan owing by it together with accrued interest thereon to the date of such repayment provided that:

(a)	the Borrower shall give a Repayment Notice (executed in accordance with the definition of Officer’s Certificate) to the Agent or to the Operating Lender (as the case may be) not later than:

(i)	10:00 a.m. (Calgary time) three Banking Days prior to the date of the proposed repayment, for SOFR Loans;

(ii)	10:00 a.m. (Calgary time) three Banking Days prior to the date of the proposed repayment, for Letters of Credit;

(iii)	10:00 a.m. (Calgary time) two Banking Days prior to the date of the proposed repayment, for Bankers Acceptances;

(iv)	10:00 a.m. (Calgary time) one Banking Day prior to the date of the proposed repayment, for Canadian Prime Rate Loans and U.S. Base Rate Loans under the Syndicated Facility; and

(v)	10:00 a.m. (Calgary time) on the date of the proposed repayment, for Canadian Prime Rate Loans and U.S. Base Rate Loans under the Operating Facility;

(b)	repayments pursuant to this Section may only be made on a Banking Day;

(c)	subject to the following provisions and Section 2.17, each such repayment may only be made on the last day of the applicable Interest Period with regard to a SOFR Loan that is being repaid;

(d)	a Bankers’ Acceptance may only be repaid on its maturity unless collateralized in accordance with Section 2.17(3);

(e)

unexpired Letters of Credit may only be prepaid by the return thereof to the Operating Lender for cancellation in accordance with the cancellation requirements of the Operating Lender or providing funding therefor in accordance with Section 2.17(2);

(f)

except in the case of Letters of Credit and except in the case of Canadian Prime Rate Loans and U.S. Base Rate Loans under the Operating Facility, each such repayment shall be in a minimum amount of the lesser of: (i) the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid and (ii) the Outstanding Principal of all Loans outstanding under the relevant Credit Facilities immediately prior to such repayment; any repayment in excess of such amount shall be in integral multiples of the amounts required pursuant to Section 2.5 for multiples in excess of the minimum amounts for Drawdowns; and

(g)

except in the case of Letters of Credit and Canadian Prime Rate Loans and U.S. Base Rate Loans under the Operating Facility, the Borrower may not repay a portion only of an outstanding Loan unless the unpaid portion is equal to or exceeds, in the relevant currency, the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid.

2.16	Mandatory Repayment of Credit Facilities

(1) Subject to Section 12.2 and Article 7, the Borrower shall repay or pay, as the case may be, to the Agent, on behalf of the Lenders, all Loans and other Obligations outstanding under each Credit Facility on or before the Maturity Date applicable thereto.

(2) In addition to and without limiting the foregoing, all proceeds of any property insurance claim (excluding, for certainty, any claim with respect to business interruption insurance) by the Borrower or any Material Subsidiary (which are not utilized to repair or replace the damaged property which is the subject of the casualty giving rise to such insurance proceeds) which are not reinvested in property and assets of the Borrower or a Material Subsidiary within 12 months from the receipt of such proceeds, shall be utilized to repay Loans outstanding under, firstly, the Syndicated Facility and, secondly, the Operating Facility. Any such repayment shall result in a permanent reduction of the respective Credit Facilities to the extent of such repayment.

(3) The Borrower shall comply with the provisions of Sections 2.15 and 2.17 with respect to each repayment required pursuant to this Section 2.16 and the provisions of Sections 2.15 and 2.17 shall apply thereto, mutatis mutandis, including (for certainty) the obligation of the Borrower to make payments pursuant to Section 2.17(1) in respect of the repayment of any SOFR Loan on other than the last day of the applicable Interest Period and the obligation of the Borrower to provide cash collateral pursuant to Section 2.17(3) in respect of the repayment of any unmatured Bankers’ Acceptances.

2.17	Additional Repayment Terms

(1) If any SOFR Loan is repaid or converted on other than the last day of the applicable Interest Period, the Borrower shall, within three Banking Days after notice is given by the Agent or the Operating Lender, pay to the Agent for the account of such Lenders or the Operating Lender, as the case may be, all costs, losses, premiums and expenses incurred by such Lenders or the Operating Lender, as the case may be, by reason of the liquidation or re-deployment of deposits or other funds, or for any other reason whatsoever, resulting in each case from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. Any Lender, upon becoming entitled to be paid such costs, losses, premiums and expenses, shall deliver to the Borrower and the Agent a certificate of the Lender certifying as to such amounts and, in the absence of manifest error, such certificate shall be conclusive and binding for all purposes.

(2) With respect to the funding of the repayment of unexpired Letters of Credit pursuant to Section 2.15(e) or otherwise hereunder, it is agreed that the Borrower shall provide for the funding in full of the repayment of unexpired Letters of Credit by paying to and depositing with the Agent or the Operating Lender cash collateral for each such unexpired Letter of Credit equal to the maximum amount thereof, plus the fees payable pursuant to Sections 7.6(1) and 7.6(2) through to the expiry of such Letter of Credit, in each case, in the respective currency which the relevant Letter of Credit is denominated; such cash collateral deposited by the Borrower shall be held by the Agent or the Operating Lender in an interest bearing cash collateral account (including, in the sole discretion of the Agent or the Operating Lender, in a guaranteed investment certificate account of the Agent or the Operating Lender on terms specified by the Agent or the Operating Lender) with interest to be credited to the Borrower at rates prevailing at the time of deposit for similar accounts with the Agent or the Operating Lender. Such cash collateral accounts shall be assigned to the Agent or the Operating Lender as security for the obligations of the Borrower in relation to such Letters of Credit and the Security Interest of the Agent or the

Operating Lender thereby created in such cash collateral shall rank in priority to all other Security Interests and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy the obligations of the Borrower for such Letters of Credit as payments are made thereunder and the Agent and the Operating Lender are each hereby irrevocably directed by the Borrower to so apply any such cash collateral. Amounts held by the Agent or the Operating Lender in such cash collateral accounts may not be withdrawn by the Borrower without the consent of all of the Lenders and the Operating Lender; however, interest on such deposited amounts shall be for the account of the Borrower and may be withdrawn by the Borrower so long as no Default or Event of Default is then continuing. If after expiry of the Letters of Credit for which such funds are held and application by the Agent or the Operating Lender of the amounts in such cash collateral accounts to satisfy the obligations of the Borrower hereunder with respect to the Letters of Credit being repaid, any excess remains, such excess shall be promptly paid by the Agent or the Operating Lender to the Borrower so long as no Default or Event of Default is then continuing.

(3) With respect to the repayment of unmatured Bankers’ Acceptances pursuant to Section 2.15(d) or otherwise hereunder, it is agreed that the Borrower shall provide for the funding in full of the unmatured Bankers’ Acceptances to be repaid by paying to and depositing with the Agent or the Operating Lender (as the case may be) cash collateral (the “Cash Collateral”) for each such unmatured Bankers’ Acceptances equal to the face amount payable at maturity thereof; such Cash Collateral deposited by the Borrower shall be invested by the Agent or the Operating Lender (as the case may be) in Approved Securities as may be directed in writing by the Borrower from time to time (the “Collateral Investments”), provided that the Borrower shall direct said investments so that they mature in amounts sufficient to permit payment of the Obligations for maturing Bankers’ Acceptances on the maturity dates thereof, with interest thereon to be credited to the Borrower. In the event that the Agent or the Operating Lender (as the case may be) is not provided with instructions from the Borrower to make Collateral Investments as provided herein, the Agent or the Operating Lender (as the case may be) shall hold such Cash Collateral in an interest bearing cash collateral account (the “Cash Collateral Account”) at rates prevailing at the time of deposit for similar accounts with the Agent or the Operating Lender (as the case may be). The (a) Cash Collateral, (b) Cash Collateral Accounts, (c) Collateral Investments, (d) any accounts receivable, claims, instruments or securities evidencing or relating to the foregoing, and (e) any proceeds of any of the foregoing (collectively the “Outstanding BAs Collateral”) shall be assigned to the Agent or the Operating Lender (as the case may be) as security for the obligations of the Borrower in relation to such Bankers’ Acceptances, and the Borrower hereby grants to the Agent or the Operating Lender (as the case may be) a fixed charge and specific Security Interest in the Outstanding BAs Collateral as security for such obligations; the Security Interest of the Agent or the Operating Lender (as the case may be) hereby created in such Outstanding BAs Collateral shall rank in priority to all other Security Interests and adverse claims against such Outstanding BAs Collateral. Such Outstanding BAs Collateral shall be applied to satisfy the obligations of the Borrower for such Bankers’ Acceptances as they mature and each of the Agent and the Operating Lender are hereby irrevocably directed by the Borrower to apply any such Outstanding BAs Collateral to such maturing Bankers’ Acceptances. The Outstanding BAs Collateral created herein shall not be released to the Borrower without the consent of all of the Lenders, in the case of Outstanding BAs Collateral under the Syndicated Facility, and the Operating Lender, in the case of Outstanding BAs Collateral under the Operating Facility; however, interest on such deposited amounts shall be for the account of the Borrower and may be withdrawn by the Borrower so long as no Default or Event of Default is then continuing. If, after maturity of the Bankers’ Acceptances for which such Outstanding BAs Collateral is held and application by the Agent or the Operating Lender (as the case may be) of the Outstanding BAs Collateral to satisfy the obligations of the Borrower hereunder with respect to the Bankers’ Acceptances being repaid, any interest or other proceeds of the Outstanding BAs Collateral remains, such interest or other proceeds shall be promptly paid and transferred by the Agent or the Operating Lender (as the case may be) to the Borrower so long as no Default or Event of Default is then continuing.

2.18	Currency Excess

(1) If the Agent, in the case of the Syndicated Facility, or the Operating Lender (as the case may be), in the case of an Operating Facility, shall determine that the aggregate Outstanding Principal of the outstanding Loans under such a given Credit Facility exceeds the maximum amount of such Credit Facility (the amount of such excess is herein called the “Currency Excess”), then, upon written request by the Agent or the Operating Lender (as the case may be) (which request shall detail the applicable Currency Excess), the Borrower shall repay an amount of Canadian Prime Rate Loans or U.S. Base Rate Loans under such Credit Facility within (a) if the Currency Excess exceeds 2.5% of the amount of such Credit Facility, 5 Banking Days, and

(b) in all other cases, 20 Banking Days after receipt of such request, such that, except as otherwise contemplated in Section 2.18(2), the Equivalent Amount in Canadian Dollars of such repayments is, in the aggregate, at least equal to the Currency Excess.

(2) If, in respect of any Currency Excess, the repayments made by the Borrower have not completely removed such Currency Excess (the remainder thereof being herein called the “Currency Excess Deficiency”), the Borrower shall within the aforementioned 5 or 20 Banking Days, as the case may be, after receipt of the aforementioned request of the Agent or the Operating Lender (as the case may be), place an amount equal to the Currency Excess Deficiency on deposit with the Agent or the Operating Lender (as the case may be) in an interest bearing account with interest at rates prevailing at the time of deposit for the account of the Borrower, to be assigned to the Agent on behalf of the Lenders or to the Operating Lender (as the case may be) by instrument satisfactory to the Agent and, if applicable, to be applied to maturing Bankers’ Acceptances or SOFR Loans (converted if necessary at the exchange rate for determining the Equivalent Amount on the date of such application or held to provide for the funding of unexpired Letters of Credit in accordance with Section 2.17(2) which shall apply mutatis mutandis). The Borrower hereby grants to the Agent and the Operating Lender a fixed charge and specific Security Interest in such sums on deposit as security for such obligations. The Agent is hereby irrevocably directed by the Borrower to apply any such sums on deposit to maturing Loans or to satisfy obligations of the Borrower for such Letters of Credit as payments are made thereunder, as the case may be, as provided in the preceding sentence. Upon the Currency Excess Deficiency being eliminated as aforesaid or by virtue of subsequent changes in the exchange rate for determining the Equivalent Amount, then, provided no Default or Event of Default is then continuing, such funds on deposit, together with interest thereon shall be returned to the Borrower.

2.19	Hedging with Lenders and Hedging Affiliates

If a Lender or Hedging Affiliate enters into a Financial Instrument with the Borrower or a Subsidiary which such Lender or Hedging Affiliate (as the case may be) believes, acting reasonably, in good faith and without any actual notice or knowledge to the contrary, is Permitted Hedging, then each such Lender Financial Instrument and the Lender Financial Instrument Obligations under such Financial Instrument shall be secured by the Security equally and rateably with the Obligations and the Cash Management Obligations, regardless of whether the Borrower has complied herewith (but, for certainty, without in any manner lessening or relieving the Borrower or such Subsidiary from its obligation to comply therewith).

2.20	Extension of Syndicated Facility Term Out Date

(1)	In this Section:

“Requested Lenders” means those Lenders which are not then Non-Extending Lenders.

“Syndicated Facility Extension Request” means a written request by the Borrower to the Requested Lenders to extend the Syndicated Facility Term Out Date applicable to such Lenders up to 364 days, which request shall include an Officer’s Certificate certifying that no Default or Event of Default has occurred and is continuing.

(2) The Borrower may, once in each calendar year, by delivering to the Agent an executed Syndicated Facility Extension Request, request the Requested Lenders to extend the Syndicated Facility Term Out Date applicable to such Lenders by up to 364 days; provided that such request may not be made more than 90 days or less than 60 days before the then current Syndicated Facility Term Out Date applicable to such Lenders.

(3) Upon receipt from the Borrower of an executed Syndicated Facility Extension Request, the Agent shall forthwith deliver to each Requested Lender a copy of such request, and each Requested Lender shall, within 30 days after the date the Agent receives such request from the Borrower, provide to the Agent and the Borrower either: (a) written notice that such Requested Lender (each, an “Extending Lender”) agrees to the requested extension of the current Syndicated Facility Term Out Date applicable to it or (b) written notice (each, a “Notice of Non-Extension”) that such Requested Lender (each, a “Non-Extending Lender”) does not agree to such requested extension; provided that, if a Requested Lender shall fail to so notify the Agent and the Borrower, then such Requested Lender shall be deemed to have delivered a Notice of Non-Extension and shall be deemed to be a Non-Extending Lender. The determination of each Lender whether or not to extend the Syndicated Facility Term Out Date applicable to it shall be made by each individual Lender in its sole discretion.

(4) If the Extending Lenders have not less than 66 2⁄3% of the aggregate Syndicated Facility Commitments, the Syndicated Facility Term Out Date shall be extended in accordance with the Syndicated Facility Extension Request for each of the Extending Lenders. If the Extending Lenders do not have at least 66 2⁄3% of the aggregate Syndicated Facility Commitments, the Syndicated Facility Term Out Date shall not be extended for any of the Requested Lenders. For certainty, the Syndicated Facility Term Out Date for a Non-Extending Lender shall not be extended, regardless of whether the Syndicated Facility Term Out Date is extended for the Extending Lenders as aforesaid.

(5) If the Syndicated Facility Term Out Date has been extended in accordance with the most recent Syndicated Facility Extension Request delivered pursuant to Section 2.20(2):

(a)

the Borrower may require any Non-Extending Lender to assign its Syndicated Facility Commitment, its Rateable Portion of all Loans and other Obligations outstanding under the Syndicated Facility and all of its rights, benefits and interests under the Documents relating thereto (in this Section, collectively, the “Assigned Interests”) to (i) any Extending Lenders which have agreed to increase their Syndicated Facility Commitment and purchase Assigned Interests, and (ii) to the extent the Assigned Interests are not transferred to Extending Lenders, financial institutions selected by the Borrower and acceptable to the Agent, acting reasonably. Such assignments shall be effective upon execution of assignment documentation satisfactory to the relevant Non-Extending Lender, the assignee, the Borrower and the Agent (each acting reasonably), upon payment to the relevant Non-Extending Lender (in immediately available funds) by the relevant assignee of an amount equal to its Rateable Portion of all Obligations being assigned and all accrued but unpaid interest and fees hereunder in respect of those portions of the Loans and Syndicated Facility Commitments being assigned, upon payment by the relevant assignee to the Agent (for the Agent’s own account) of the transfer fee contemplated in Section 16.6, and upon provision satisfactory to the Non-Extending Lender (acting reasonably) being made for (i) payment at maturity of outstanding Bankers’ Acceptances accepted by it, and (ii) any costs, losses, premiums or expenses incurred by such Non-Extending Lender by reason of the liquidation or re-deployment of deposits or other funds in respect of SOFR Loans outstanding hereunder. Upon such assignment and transfer, the Non-Extending Lender shall have no further right, interest, benefit or obligation in respect of the Syndicated Facility and the assignee thereof shall succeed to the position of such Lender as if the same was an original party hereto in the place and stead of such Non-Extending Lender and shall be deemed to be an Extending Lender; for such purpose, to the extent that the assignee is not already a party hereto, the assignee shall execute and deliver an Assignment Agreement and such other documentation as may be reasonably required by the Agent and the Borrower to confirm its agreement to be bound by the provisions hereof and to give effect to the foregoing; and

(b)

to the extent that any Non-Extending Lender has not assigned its rights and interests to an Extending Lender or other financial institution as provided in subparagraph (a) above, the Borrower may, notwithstanding any other provision hereof, repay the Non-Extending Lender’s Rateable Portion of all Loans outstanding under the Syndicated Facility, together with all accrued but unpaid interest and fees thereon with respect to its Syndicated Facility Commitments, without making corresponding repayment to the other Lenders and, upon such repayment and provision satisfactory to the relevant Non-Extending Lender (acting reasonably) being made for (i) payment at maturity of all outstanding Bankers’ Acceptances accepted by such Lender, and (ii) any costs, losses, premiums or expenses incurred by such Lender by reason of a liquidation or redeployment of deposits or other funds in respect of SOFR Loans outstanding hereunder, the Borrower may cancel such Non-Extending Lender’s Syndicated Facility Commitment. Upon completion of the foregoing, such Non-Extending Lender shall have no further right, interest, benefit or obligation in respect of the Syndicated Facility and the Syndicated Facility shall be reduced by the amount of such Lender’s cancelled Syndicated Facility Commitment.

(6) If, with respect to a Syndicated Facility Extension Request, the provisions of Section 2.20(5) are not applicable and there are Non-Extending Lenders and Extending Lenders (a “Syndicated Facility Partial Extension”), from and as of the date of the Syndicated Facility Term Out Date applicable to each such Non-Extending Lender, all Drawdowns, Rollovers and Conversions under the Syndicated Facility may only be obtained from the Extending Lenders in proportion to their respective Syndicated Facility Commitments and all applicable provisions of this Agreement shall be construed accordingly. Without limiting the foregoing, in the event of any Syndicated Facility Partial Extension:

(a)	the provisions herein relating to the Syndicated Facility Term Period shall apply separately to the Non-Extending Lenders as a group; and

(b)	for so long as the Syndicated Facility exists concurrently with one or more Syndicated Facility Term Periods under the Syndicated Facility:

(i)

any subsequent Drawdowns, Rollovers and Conversions under the Syndicated Facility shall be allocated pro rata among the Extending Lenders in accordance with their respective Syndicated Facility Commitments;

(ii)

any cancellation or permanent reduction of the Syndicated Facility Commitments pursuant to Section 2.14 shall be allocated pro rata among the Extending Lenders and the Non-Extending Lenders in accordance with their respective Syndicated Facility Commitments; and

(iii)

if the Borrower makes an optional repayment under the Syndicated Facility prior to the then latest Syndicated Facility Term Out Date other than pursuant to Section 2.14, such repayment shall be deemed to have been made to the Extending Lenders only and shall not be applied in repayment of Loans owed to Non-Extending Lenders unless the Agent is expressly directed in writing by the Borrower at the time of payment to allocate such payment pro rata among the Extending Lenders and the Non-Extending Lenders in accordance with their respective Syndicated Facility Commitments.

(7) This Section 2.20 shall apply from time to time to facilitate successive extensions and requests for extension of the Syndicated Facility Term Out Date. The Borrower shall not be entitled to request any action or give any notice under this Section at any time when a Default or an Event of Default shall have occurred and be continuing. If, as of the current Syndicated Facility Term Out Date (before the extension thereof in accordance with the foregoing provisions of this Section 2.20), a Default or Event of Default exists, the Syndicated Facility Term Out Date shall not be extended, notwithstanding any other provision hereof to the contrary, for any Extending Lender unless each Extending Lender has waived such Default or Event of Default in writing.

2.21	Extension of Operating Facility Term Out Date

(1)	In this Section:

“Operating Facility Extension Request” means a written request by the Borrower to the Operating Lender to extend the Operating Facility Term Out Date up to 364 days, which request shall include an Officer’s Certificate certifying that no Default or Event of Default has occurred and is continuing.

(2) The Borrower may, once in each calendar year, by delivering to the Agent and the Operating Lender an executed Operating Facility Extension Request, request the Operating Lender to extend the Operating Facility Term Out Date by up to 364 days; provided that such request may not be made more than 90 days or less than 60 days before the then current Operating Facility Term Out Date.

(3) Upon receipt from the Borrower of an executed Operating Facility Extension Request, the Operating Lender shall, within 30 days after the date the Operating Lender and the Agent receive such request from the Borrower, provide to the Borrower either: (a) written notice that it agrees to the requested extension of the current Operating Facility Term Out Date or (b) written notice (an “Operating Facility Notice of Non-Extension”) that it does not agree to such requested extension; provided that, if the Operating Lender shall fail to so notify the Agent and the Borrower, then it shall be deemed to have delivered an Operating Facility Notice of Non-Extension. The determination of the Operating Lender whether or not to extend the Operating Facility Term Out Date shall be made by the Operating Lender in its sole discretion.

(4) If the Operating Lender agrees to such requested extension of the current Operating Facility Term Out Date with respect to a given Operating Facility Extension Request, then the current Operating Facility Term Out Date shall be extended as requested in such Operating Facility Extension Request.

(5) This Section shall apply from time to time to facilitate successive extensions and requests for extension of the Operating Facility Term Out Date. The Borrower shall not be entitled to request any action or give any notice under this Section at any time when a Default or an Event of Default shall have occurred and be continuing. If, as of the current Operating Facility Term Out Date (before the extension thereof in accordance with the foregoing provisions of this Section 2.21), a Default or Event of Default exists, the Operating Facility Term Out Date shall not be extended, notwithstanding any other provision hereof to the contrary unless the Operating Lender has waived such Default or Event of Default in writing.

2.22	Replacement of Lenders

In addition to and not in limitation of or derogation from the other provisions hereof, the Borrower shall have the right, at its option, to (a) replace (by causing a Lender to assign its rights and interests under the applicable Credit Facility to additional financial institutions or to existing Lenders which have agreed to increase their Commitments) or (b) provided that no Default or Event of Default has occurred and is continuing, repay the Obligations outstanding and cancel the Commitments of (without corresponding repayment to or cancellation of the Commitments of other Lenders) or (c) do any combination thereof with respect to: (i) those Lenders which have not agreed to a consent under, waiver of or proposed amendment to the provisions of the Documents (each, a “Dissenting Lender”) requested by the Borrower, (ii) those Lenders which have notified the Borrower and the Agent of an entitlement to receive Additional Compensation under Section 13.4, (iii) those Lenders which, pursuant to Section 13.6, have declared their obligations under this Agreement in respect of any Loan to be terminated, (iv) those Lenders to which additional amounts are owed in respect of Taxes (other than Excluded Taxes) pursuant to Section 8.5(2), and (v) any Defaulting Lender, and, for such purposes, the provisions of Section 2.20(5) shall apply thereto, mutatis mutandis; provided that, notwithstanding the foregoing:

(a)

in the case of the replacement or repayment of a Dissenting Lender, the Borrower shall not be entitled to replace or repay a Dissenting Lender unless, after doing so, the requested consent, waiver or amendment would be approved in accordance with the Documents;

(b)

the Borrower shall not be entitled to repay a Dissenting Lender (as opposed to replacing the same) and reduce the amount of a Credit Facility if, after doing so, the Credit Facilities would be reduced by more than 25% in the aggregate or such greater percentage as may be agreed to by the Lenders other than the Dissenting Lenders (acting reasonably);

(c)	the Borrower shall not be entitled to replace or repay a Dissenting Lender unless it is concurrently repaying or replacing all other Dissenting Lenders; and

(d)	the addition of new financial institutions as Lenders or the increasing of Commitments by existing Lenders shall require the consent of the Agent, such consent not to be unreasonably withheld.

2.23	Determinations of the Borrowing Base; Removal of Certain Lenders

(1) The Lenders may from time to time determine the Borrowing Base in their sole discretion and the Agent shall deliver to the Borrower a written notice specifying each such determination (each such notice, a “Borrowing Base Notice”). Each determination, re-determination or re-affirmation of the Borrowing Base by the Lenders shall be binding and conclusive for all purposes hereof and shall be effective immediately upon receipt by the Borrower of the Borrowing Base Notice specifying the same, in each case until the coming into effect of a subsequent determination, redetermination or re-affirmation of the Borrowing Base. As at the effective date hereof, the Borrowing Base has been determined by the Lenders to be Cdn.$300,000,000.

(2) Subject to Section 2.23(6), the Borrowing Base shall be determined and re-determined as follows:

(a)

by May 31st of each year in respect of the annual Engineering Report delivered to the Agent pursuant to Section 10.1(e)(vii) and by November 30th of each year in respect of the update to such report delivered to the Agent pursuant to Section 10.1(e)(viii), as the case may be, the Lenders shall attempt to reach unanimous agreement on a new Borrowing Base;

(b)

if all of the Lenders agree to the amount of the Borrowing Base by May 31st or November 30th, as the case may be, then the Agent shall deliver a Borrowing Base Notice to the Borrower (with a copy thereof to each Lender) specifying such agreed upon Borrowing Base; and

(c)

if all of the Lenders cannot agree on the amount of the Borrowing Base by May 31st, November 30th, as the case may be, then the Borrowing Base shall be deemed to have been determined by the Lenders as the lowest Borrowing Base amount proposed by a Lender or Lenders (each acting in good faith) (such Lender, a “Lowest Borrowing Base Lender”) to the Agent and other Lenders by written notice, and promptly after each May 31st, November 30th, as the case may be, the Agent shall deliver a Borrowing Base Notice to the Borrower (with a copy thereof to each Lender) specifying such Borrowing Base.

In addition to and without limiting the foregoing, the Lenders may determine and re-determine the Borrowing Base (in addition to the aforementioned determinations of the Borrowing Base after receipt of the annual Engineering Report and the update thereto): (i) once per calendar year, at the request of the Majority of the Lenders; and (ii) at any time and from time to time:

(A)

If there has been any Disposition of P&NG Rights previously included by the Lenders in the determination of the Borrowing Base (including any related P&NG Leases and related facilities, infrastructure or other tangibles, collectively, the “Borrowing Base Properties”), including (I) the disposition of a Material Subsidiary which holds any Borrowing Base Properties and (II) any sale, transfer, assignment or other Disposition of P&NG Rights in connection with the granting of a royalty in such P&NG Rights, in each case where the Disposition is not a Permitted Disposition; and, in any such case, the aggregate proceeds received by the Borrower and its Subsidiaries therefrom since the immediately preceding determination of the Borrowing Base exceeds the Threshold Amount; or

(B)

at the request of the Majority of the Lenders, if the Borrower or any Subsidiary becomes subject to any ARO Order and/or any Energy Regulator Demand for Deposit, the aggregate estimated cost of compliance with all such ARO Orders and Energy Regulator Demands for Deposit (without duplication), would exceed the Threshold Amount; for the purpose of determining the estimated cost for purposes of this subparagraph (B), the Borrower shall provide the Agent with a reasonable estimate of such costs within fifteen (15) Banking Days of its receipt of the applicable order or demand and shall deliver to each Lender all such other relevant information related to such estimate as may be reasonably required by any such Lender,

For certainty, the then current Borrowing Base shall remain in effect unless and until there has been an agreement of all of the Lenders or determination or re-determination of the Borrowing Base pursuant to Section 2.23(2)(c).

(3) If the Borrowing Base has been determined pursuant to Section 2.23(2)(c), the Borrower shall have the right:

(a)

to require any Lowest Borrowing Base Lender to assign its Commitments, its Rateable Portion of all Loans and other Obligations and all of its rights, benefits and interests under the Documents to other Lenders which have agreed to increase their Commitments or to other financial institutions acceptable to the Agent, acting reasonably, and the provisions of Section 2.20(5)(a) shall apply thereto, mutatis mutandis; or

(b)

to repay a Lowest Borrowing Base Lender’s Rateable Portion of all Loans outstanding under the Credit Facilities, together with all accrued but unpaid interest and fees thereon with respect to its Commitments (without making corresponding repayment to the other Lenders) and cancel such Lowest Borrowing Base Lender’s Commitments, and the provisions of Section 2.20(5)(b) shall apply thereto, mutatis mutandis, provided that no Default or Event of Default shall have occurred and be continuing on and as of the date of such repayment and cancellation nor shall such repayment and/or cancellation result in the occurrence of a Default or Event of Default.

(4) The Borrower may request, one additional time between scheduled determinations and re-determinations of the Borrowing Base set forth in Section 2.23(2) a re-determination of the Borrowing Base upon notice to the Agent. Upon such request, the Borrowing Base will be re-determined as soon as reasonably practicable, provided that the Borrower has made available to the Agent, for the benefit of the Lenders, the current information which, in the opinion of the Majority of the Lenders, acting reasonably, is required to perform such re-determination. The Borrowing Base will be adjusted effective on the date specified in the notice of same given by the Agent to the Borrower. In connection with any such re-determination, the Agent on behalf of the Lenders will be entitled to charge the Borrower a reasonable “work fee” to be agreed upon between the Borrower and the Agent.

(5) If, after a Borrowing Base determination or redetermination, a Borrowing Base Shortfall exists, the Borrower will within 30 days after receipt of notice of the Borrowing Base Shortfall repay Loans under the Credit Facilities to the extent necessary to reduce the Outstanding Principal of Loans under the Credit Facilities by not less than the amount of the Borrowing Base Shortfall. The Borrower shall not be entitled to request Drawdowns during the occurrence of a Borrowing Base Shortfall.

(6) Notwithstanding anything herein or in the other Documents to the contrary, all of the Lenders may defer or suspend any Borrowing Base determination or re-determination (including on or in respect of any scheduled date specified in Section 2.23(2)) required or otherwise contemplated to be made hereby in their sole discretion, and if such Lenders make such determination to defer or suspend as aforesaid, no such determination or re-determination shall be required to be made.

ARTICLE 3 – CONDITIONS PRECEDENT TO DRAWDOWNS

3.1	Conditions Precedent for all Drawdowns

On or before each Drawdown hereunder the following conditions shall be satisfied:

(a)	the Agent or the Operating Lender (as the case may be) shall have received a proper and timely Drawdown Notice from the Borrower requesting the Drawdown;

(b)

the representations and warranties set forth in Section 9.1 shall be true and accurate in all respects on and as of the date of the requested Drawdown (other than those representations and warranties expressed to be given as of a specified date);

(c)	no Default or Event of Default shall have occurred and be continuing on and as of the date of the requested Drawdown nor shall the Drawdown result in the occurrence of a Default or Event of Default;

(d)	after giving effect to the proposed Drawdown, the Outstanding Principal of all Loans outstanding under the relevant Credit Facility shall not exceed the maximum amount of such Credit Facility;

(e)	a Borrowing Base Shortfall shall not exist or result from the proposed Drawdown; and

(f)

in the case of any Drawdown other than a Drawdown by way of Letters of Credit or Overdraft Loans, after giving effect to such Drawdown and the application of proceeds thereof, the Borrower would not have any Excess Cash.

3.2	Additional Conditions Precedent for Amendment and Restatement

This Agreement shall become effective upon, and the Existing Credit Agreement shall be amended and restated as herein provided upon, the following conditions being satisfied:

(a)

all fees and expenses previously agreed to in writing between the Borrower and each of the Co-Lead Arrangers, the Agent and the Lenders shall be paid by the Borrower to the Co-Lead Arrangers, the Agent or the Lenders, as applicable;

(b)	the Borrower shall have paid to the Agent all outstanding and invoiced legal fees and expenses of Lenders’ Counsel;

(c)

as of the date of the effectiveness of this Agreement, no event, circumstance or development shall have occurred or become known which has had or would reasonably be expected to have a Material Adverse Effect, and the Borrower shall have delivered to the Agent and the Lenders an Officer’s Certificate certifying the same to the Agent and the Lenders;

(d)

no Default or Event of Default shall have occurred and be continuing and each of the representations and warranties set forth in Section 9.1 shall be true and correct in all respects, in each case, as of the date of the effectiveness of this Agreement, and the Borrower shall have delivered to the Agent and the Lenders an Officer’s Certificate certifying the same to the Agent and the Lenders;

(e)

the Borrower and each corporate Subsidiary, if any, shall have delivered to the Agent a current certificate of status, compliance or good standing, as the case may be, in respect of its jurisdiction of formation and certified copies of its constating documents and by-laws (or confirmation that such constating documents and by-laws have not been amended or modified in any way since previously delivered) and the resolutions authorizing the Documents to which it is a party to be executed by such party in connection herewith and the transactions hereunder and thereunder and an Officer’s Certificate as to the incumbency of the officers of the Borrower or Subsidiary, as the case may be, signing the Documents to which it is a party to be executed by such party in connection herewith;

(f)

each Subsidiary which is not a corporation, if any, shall have delivered, or caused to be delivered, to the Agent a certificate, partnership search or declaration in respect of its existence and certificates as to the matters set forth in Section 3.2(e) with respect to the general partner thereof or other separate legal person executing and delivering on its behalf the Documents to which it is a party to be executed by such party in connection herewith, and, in addition, shall have delivered to the Agent certified copies of the partnership agreement, declaration of trust or other agreements or instruments creating or governing the same (or confirmation that such formation documents and by-laws have not been amended or modified in any way since previously delivered);

(g)

each of the Subsidiaries which has previously executed and delivered Security (excluding, for certainty, the Security contemplated in Section 3.2(h) below) shall have executed and delivered to the Agent a confirmation respecting the Security previously executed and delivered by it, each such Document to be in form and substance satisfactory to the Agent and Lenders’ Counsel in their sole discretion;

(h)	amendments and restatements of:

(i)

the Security issued by the Borrower in connection with the Existing Credit Agreement which shall include, without limitation, an amended and restated floating charge demand debenture in a minimum principal amount of Cdn.$700,000,000, an amended and restated debenture pledge agreement in respect of such debenture and an amended and restated general security agreement, in each case, with such revisions and modifications thereto as may be required by the Agent, acting reasonably; and

(ii)

the floating charge demand debentures issued by each of Prairie Lights Power Limited Partnership and Prairie Lights Power GP Inc. in connection with the Existing Credit Agreement which shall be in a minimum principal amount of Cdn.$700,000,000, with such revisions and modifications thereto as may be required by the Agent, acting reasonably;

(i)

all registrations, filings and recordings necessary or desirable or amendments thereto (as determined by the Lenders’ Counsel, acting reasonably) in connection with the Security shall have been made and completed;

(j)

the Agent and the Lenders shall have been delivered an Officer’s Certificate outlining and certifying the following: (i) the legal names of the Permitted Holders which are shareholders of the Borrower, (ii) that the holders referenced in subparagraph (i) above own and control, directly or indirectly, more than 75% of the shares of the Borrower, and (iii) that no individual, directly or indirectly (including acting jointly or in concert (within the meaning ascribed to such phrase in the Securities Act (Alberta) with any one or more other individuals), owns or controls 25% or more of the shares of the Borrower;

(k)

the assets and property of the Borrower and the Subsidiaries shall be free and clear of all Security Interests except for Permitted Encumbrances and evidence of the foregoing satisfactory to the Agent and the Lenders, each acting reasonably, shall have been received by the Agent and the Lenders;

(l)	the Agent and the Lenders shall have received a legal opinion from counsel to the Borrower and its Subsidiaries which shall be in form and substance satisfactory to the Agent, acting reasonably; and

(m)

the Agent and the Lenders shall have received all such other documentation and information reasonably requested from the Borrower and its Subsidiaries including all documentation and information in connection with any AML/KYC Legislation as may be required in accordance with Section 16.17 hereof.

3.3	Waiver

The conditions set forth in Sections 3.1 and 3.2 are inserted for the sole benefit of the Lenders and the Agent and may be waived by the Lenders, in whole or in part (with or without terms or conditions) without prejudicing the right of the Lenders or the Agent at any time to assert such waived conditions in respect of any subsequent Drawdown.

ARTICLE 4 – EVIDENCE OF DRAWDOWNS

4.1	Account of Record

The Agent (and, with respect to the Operating Facility, the Operating Lender) shall open and maintain books of account or electronically stored records evidencing all Loans and all other amounts owing by the Borrower to the Lenders hereunder. The Agent (or, with respect to the Operating Facility, the Operating Lender) shall enter in the foregoing accounts or records details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts or records shall, in the absence of manifest error, constitute prima facie evidence of the obligations of the Borrower to the Lenders hereunder with respect to all Loans and all other amounts owing by the Borrower to the Lenders hereunder. After a request by the Borrower, the Agent (or, with respect to the Operating Facility, the Operating Lender) shall promptly advise the Borrower of such entries made in the Agent’s or Operating Lender’s books of account or electronically stored records, as applicable .

ARTICLE 5 – PAYMENTS OF INTEREST AND FEES

5.1	Interest on Canadian Prime Rate Loans

The Borrower shall pay interest on each Canadian Prime Rate Loan owing by it during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the Canadian Prime Rate in effect from time to time during such Interest Period plus the Applicable Pricing Rate. Each determination by the Agent or the Operating Lender, as the case may be, of the Canadian Prime Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be prima facie evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Canadian Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days. Changes in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.

5.2	Interest on U.S. Base Rate Loans

The Borrower shall pay interest on each U.S. Base Rate Loan owing by it during each Interest Period applicable thereto in United States Dollars at a rate per annum equal to the U.S. Base Rate in effect from time to time during such Interest Period plus the Applicable Pricing Rate. Each determination by the Agent or the Operating Lender, as the case may be, of the U.S. Base Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be prima facie evidence thereof. Such interest shall be payable in arrears on each Interest Payment Date for such Loan in the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the U.S. Base Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days. Changes in the U.S. Base Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.

5.3	Interest on SOFR Loans

The Borrower shall pay interest on each SOFR Loan owing by it during each Interest Period applicable thereto in United States Dollars at a rate per annum, calculated on the basis of a 360 day year, equal to the sum of Adjusted Term SOFR with respect to such Interest Period plus the Applicable Pricing Rate. Each determination by the Agent or the Operating Lender, as the case may be, of Adjusted Term SOFR applicable to an Interest Period shall, in the absence of manifest error, be conclusive evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such SOFR Loan for the period from and including the Drawdown Date or the preceding Rollover Date, Conversion Date or Interest Payment Date, as the case may be, for such SOFR Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the SOFR Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 360.

5.4	Interest Act (Canada); Conversion of 360 Day Rates

(1) Whenever a rate of interest or other rate per annum hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(2) Whenever a rate of interest or other rate per annum hereunder is expressed or calculated on the basis of a year of 360 days, such rate of interest or other rate shall be expressed as a rate per annum, calculated on the basis of a 365 day year, by multiplying such rate of interest or other rate by 365 and dividing it by 360.

(3) The Borrower confirms that it fully understands and is able to calculate the rate of interest applicable to the Credit Facilities based on the methodology for calculating per annum rates provided for in this Agreement. The Agent agrees that, if requested in writing by the Borrower, it will calculate the nominal and effective per annum rate of interest on any Loan outstanding at the time of such request and provide such information to the Borrower within a reasonable time following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrower of any of its obligations under this Agreement or any other Document, nor result in any liability to the Agent or any Lender. The Borrower hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Borrower, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

5.5	Nominal Rates; No Deemed Reinvestment

The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

5.6	Standby Fees

(1) The Borrower shall pay to, in the case of the Syndicated Facility, the Agent for the account of the relevant Lenders and in the case of the Operating Facility, the Operating Lender, a standby fee in Canadian Dollars in respect of each such Credit Facility (as applicable) calculated at a rate per annum equal to the Applicable Pricing Rate on the amount, if any, by which the amount of the Outstanding Principal under the Credit Facility in question for each day in the period of determination is less than the maximum amount of each such Credit Facility on each such day. Fees determined in accordance with this Section shall accrue daily from and after the date hereof and be payable by the Borrower quarterly in arrears and on cancellation in full of a Credit Facility and on the Term Out Date applicable to such Credit Facility.

(2) As of: (a) the first day of January, April, July and October in each year, (b) the date of any cancellation in full of a Credit Facility, and (c) any Term Out Date applicable to a Credit Facility, the Agent in the case of the Syndicated Facility, and, the Operating Lender, in the case of the Operating Facility, shall determine the standby fees under this Section in respect of the applicable Credit Facilities for the period from and including the date hereof or the date of the immediately preceding determination, as the case may be, to but excluding that date of determination and shall deliver to the Borrower a written request for payment of the standby fees so determined, as detailed therein. The Borrower shall pay to, in the case of the Syndicated Facility, the Agent, for the account of the Lenders or, in the case of the Operating Facility, the Operating Lender for its own account, the standby fees referred to above: (i) on the fifth Banking Day of each calendar quarter, in the case of such a written request pursuant to clause (a) above which is received by the Borrower no later than 9:00 a.m. (Calgary time) on the second Banking Day prior to the payment date, (ii) on the second Banking Day following receipt of such a written request pursuant to clause (a) above, if not received by the aforementioned time; and (iii) on the date of cancellation or any Term Out Date applicable to a Credit Facility, in the case of clauses (b) or (c) above.

(3) For certainty, no standby fees shall be payable by the Borrower in respect of a Non-Extending Lender for any period of time after the Term Out Date applicable to such Lender.

5.7	Agent’s Fees

From and after the date hereof, the Borrower shall pay to the Agent, for its own account, until the Credit Facilities have been fully cancelled and all Obligations hereunder have been paid in full, the non-refundable agency fees in the amounts and at the times specified in the Agency Fee Agreement.

5.8	Interest on Overdue Amounts

Notwithstanding any other provision hereof, in the event that any amount due hereunder (including any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including interest on interest), if and to the fullest extent permitted by applicable law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is received for value at the required place of payment on the date of such payment prior to 1:00 p.m. (Toronto time)), and such interest shall accrue daily, be calculated and compounded monthly on the last Banking Day of each such month and be payable in the currency of the relevant Loan on demand, after as well as before maturity, default and judgment, at a rate per annum that is equal to (i) in respect of amounts due in Canadian Dollars, the rate of interest then payable on Canadian Prime Rate Loans (as set forth in Section 5.1) [***] per annum or (ii) in respect of amounts due in United States Dollars, the rate of interest then payable on U.S. Base Rate Loans (as set forth in Section 5.2) [***] per annum.

5.9	Waiver

To the extent permitted by applicable law, the covenant of the Borrower to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrower to the Lenders or the Agent and any provision of the Interest Act (Canada) or Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.

5.10	Maximum Rate Permitted by Law

If any provision of this Agreement or of any of the other Documents would obligate Borrower or any Guarantor to make any payment of interest or other amount payable to the Agent or any Lender in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by the Agent or such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Agent or such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (a) firstly, by reducing the amount or rate of interest required to be paid to the Agent or such Lender under Section 5.1, 5.2 or 5.3, and (b) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Agent or such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Agent or Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Borrower shall be entitled, by notice in writing to the Agent or such Lender, to obtain reimbursement from the Agent or such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Agent or such Lender to the Borrower. Any amount or rate of interest referred to in this Section 5.10 shall be determined in accordance with GAAP as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date hereof to the Syndicated Facility Maturity Date.

5.11	Conforming Changes

In connection with the use or administration of SOFR or Term SOFR, the Agent (including as may be directed by the Operating Lender with respect to its Operating Facility Commitment) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of SOFR or Term SOFR, as applicable.

ARTICLE 6 – BANKERS’ ACCEPTANCES

6.1	Bankers’ Acceptances

Subject to Section 13.3, the Borrower may give the Agent or the Operating Lender (as applicable) notice that Bankers’ Acceptances will be required under a Credit Facility pursuant to a Drawdown, Rollover or Conversion.

6.2	Fees

Upon the acceptance by a Lender of a Bankers’ Acceptance, the Borrower shall pay to, in the case of such an acceptance under the Syndicated Facility, the Agent for the account of the relevant Lender or, in the case of such an acceptance by the Operating Lender under an Operating Facility, the Operating Lender, (as the case may be), an acceptance fee in Canadian Dollars equal to the Applicable Pricing Rate calculated on the principal amount at maturity of such Bankers’ Acceptance and for the period of time from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance and calculated on the basis of the number of days elapsed in a year of 365 days (provided that the Agent may round such acceptance fee upward or downward, in its sole discretion, to the nearest whole multiple of 1/1000th of 1.00%).

6.3	Form and Execution of Bankers’ Acceptances

The following provisions shall apply to each Bankers’ Acceptance hereunder:

(a)	the face amount at maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall be in a minimum amount and in integral multiples as set out in Section 2.5;

(b)

the term to maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall, subject to market availability as determined by all of the relevant Lenders, be 1 or 3 months (or such other longer or shorter term as agreed by all of the relevant Lenders), as selected by the Borrower in the relevant Drawdown, Rollover or Conversion Notice, and each Bankers’ Acceptance shall be payable and mature on the last day of the Interest Period selected by the Borrower for such Bankers’ Acceptance (which, for certainty, pursuant to the definition of “Interest Period” shall be on or prior to the Maturity Date of the Credit Facility under which the Bankers’ Acceptances are proposed to be issued);

(c)

each draft drawn by the Borrower and presented for acceptance by a Lender shall be drawn on the standard form of such Lender in effect at the time; provided, however, that in respect of Bankers’ Acceptances under the Syndicated Facility, the Agent may require the relevant Lenders to use a generic form of Bankers’ Acceptance, in a form satisfactory to each such Lender, acting reasonably, provided by the Agent for such purpose in place of such Lenders’ own forms;

(d)

subject to Section 6.3(e) below, Bankers’ Acceptances shall be signed by duly authorized officers of the Borrower or, in the alternative, the signatures of such officers may be mechanically reproduced in facsimile thereon and Bankers’ Acceptances bearing such facsimile signatures shall be binding on the Borrower as if they had been manually executed and delivered by such officers on behalf of the Borrower; notwithstanding that any person whose manual or facsimile signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Borrower on the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance shall be binding on the Borrower; and

(e)

in lieu of signing Bankers’ Acceptances in accordance with Section 6.3(d) above, the Borrower hereby provides a Power of Attorney to each Lender as set out in Section 6.4; for so long as a Power of Attorney is in force with respect to a given Lender, such Lender shall execute and deliver Bankers’ Acceptances on behalf of the Borrower in accordance with the provisions thereof and, for certainty, all references herein to drafts drawn by the Borrower, Bankers’ Acceptances executed by the Borrower or similar expressions shall be deemed to include Bankers’ Acceptances executed in accordance with a Power of Attorney, unless the context otherwise requires.

6.4	Power of Attorney; Provision of Bankers’ Acceptances to Lenders

(1) Unless revoked with respect to a given Lender in accordance herewith, the Borrower hereby appoints each Lender, acting by any authorized signatory of the Lender in question, the attorney of the Borrower:

(a)

to sign for and on behalf and in the name of the Borrower as drawer, drafts in such Lender’s standard form which are depository bills as defined in the Depository Bills and Notes Act (Canada) (the “DBNA”), payable to a “clearing house” (as defined in the DBNA) including The Canadian Depository For Securities Limited or its nominee, CDS & Co. (the “clearing house”);

(b)

for drafts which are not depository bills, to sign for and on behalf and in the name of the Borrower as drawer and to endorse on its behalf, Bankers’ Acceptances drawn on the Lender payable to the order of the undersigned or payable to the order of such Lender;

(c)	to fill in the amount, date and maturity date of such Bankers’ Acceptances; and

(d)	to deposit and/or deliver such Bankers’ Acceptances which have been accepted by such Lender,

provided that such acts in each case are to be undertaken by the Lender in question strictly in accordance with instructions given to such Lender by the Borrower as provided in this Section. For certainty, signatures of any authorized signatory of a Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of such Lender.

Instructions from the Borrower to a Lender relating to the execution, completion, endorsement, deposit and/or delivery by that Lender on behalf of the Borrower of Bankers’ Acceptances which the Borrower wishes to submit to the Lender for acceptance by the Lender shall be communicated by the Borrower in writing to the Agent by delivery to the Agent of Drawdown Notices, Conversion Notices and Rollover Notices, as the case may be, in accordance with this Agreement which, in turn, shall be communicated by the Agent, on behalf of the Borrower, to the Lender.

The communication in writing by the Borrower, or on behalf of the Borrower by the Agent, to the Lender of the instructions set out in the Drawdown Notices, Conversion Notices and Rollover Notices referred to above shall constitute (a) the authorization and instruction of the Borrower to the Lender to sign for and on behalf and in the name of the Borrower as drawer the requested Bankers’ Acceptances and to complete and/or endorse Bankers’ Acceptances in accordance with such information as set out above and (b) the request of the Borrower to the Lender to accept such Bankers’ Acceptances and deposit the same with the clearing house or deliver the same, as the case may be, in each case in accordance with this Agreement and such instructions. The Borrower acknowledges that a Lender shall not be obligated to accept any such Bankers’ Acceptances except in accordance with the provisions of this Agreement.

A Lender shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to that Lender as provided herein if the Lender reasonably believes such instructions to be genuine. If a Lender accepts Bankers’ Acceptances pursuant to any such instructions that Lender shall confirm particulars of such instructions and advise the Agent that it has complied therewith by notice in writing addressed to the Agent in accordance with the provisions hereof. A Lender’s actions in compliance with such instructions, and (if applicable) confirmed and advised to the Agent by such notice, shall be conclusively deemed to have been in accordance with the instructions of the Borrower.

This power of attorney may be revoked by the Borrower with respect to any particular Lender at any time upon not less than 5 Banking Days’ prior written notice served upon the Lender in question and the Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Bankers’ Acceptance executed, completed, endorsed, deposited and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.

(2) Unless the Borrower has provided Powers of Attorney to the Lenders, to facilitate Drawdowns, Rollovers or Conversions of Bankers’ Acceptances, the Borrower shall, upon execution of this Agreement and thereafter from time to time as required by the Lenders, provide to the Agent for delivery to each Lender drafts drawn in blank by the Borrower (pre endorsed and otherwise in fully negotiable form, if applicable) in quantities sufficient for each Lender to fulfil its obligations hereunder. Any such pre signed drafts which are delivered by the Borrower to the Agent or a Lender shall be held in safekeeping by the Agent or such Lender, as the case may be, with the same degree of care as if they were the Agent’s or such Lender’s property, and shall only be dealt with by the Lenders and the Agent in accordance herewith. No Lender shall be responsible or liable for its failure to make its share of any Drawdown, Rollover or Conversion of Bankers’ Acceptances required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide such pre signed drafts to the Agent (for delivery to such Lender) on a timely basis.

(3) By 10:00 a.m. (Calgary time) on the applicable Drawdown Date, Conversion Date or Rollover Date, the Borrower shall (a) either deliver to each Lender in Toronto, or, if previously delivered, be deemed to have authorized each Lender to complete and accept, or (b) where the Borrower has previously executed and delivered a Power of Attorney to the Lender, be deemed to have authorized each such Lender to sign on behalf of the Borrower, complete and accept, drafts drawn by the Borrower on such Lender in a principal amount at maturity equal to such Lender’s share of the Bankers’ Acceptances specified by the Borrower in the relevant Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, as notified to the Lenders by the Agent.

6.5	Mechanics of Issuance

(1) Upon receipt by the Agent of a Drawdown Notice, Conversion Notice or Rollover Notice from the Borrower requesting the issuance of Bankers’ Acceptances under the Syndicated Facility, the Agent shall promptly notify the Lenders thereof and advise each Lender of the aggregate face amount of Bankers’ Acceptances to be accepted by such Lender, the date of issue and the Interest Period for such Loan; the apportionment among the Lenders of the face amounts of Bankers’ Acceptances to be accepted by each Lender shall be determined by the Agent by reference and in proportion to the respective Commitments of each Lender, provided that, when such apportionment cannot be evenly made, the Agent shall round allocations amongst such Lenders consistent with the Agent’s normal money market practices.

(2) On each Drawdown Date, Rollover Date or Conversion Date involving the issuance of Bankers’ Acceptances:

(a)

before 9:00 a.m. (Calgary time) on such date, the Agent shall determine the CDOR Rate and shall obtain quotations from each Schedule II Lender or Schedule III Lender of the Discount Rate then applicable to bankers’ acceptances accepted by such Schedule II Lender or Schedule III Lender in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity to the Bankers’ Acceptances proposed to be issued on such date;

(b)	on or about 9:00 a.m. (Calgary time) on such date, the Agent shall determine the BA Discount Rate applicable to each Lender and shall advise each Lender of the BA Discount Rate applicable to it;

(c)

each Lender shall complete and accept, in accordance with the Drawdown Notice, Conversion Notice or Rollover Notice delivered by the Borrower and (if applicable) advised by the Agent in connection with such issue, its share of the Bankers’ Acceptances to be issued on such date and shall purchase such Bankers’ Acceptances for its own account at a purchase price which reflects the BA Discount Rate applicable to such issue; and

(d)

in the case of a Drawdown, each Lender shall, for same day value on the Drawdown Date, remit the Discount Proceeds or advance the BA Equivalent Advance, as the case may be, payable by such Lender (net of the acceptance fee payable to such Lender pursuant to Section 6.2) to the Agent for the account of the Borrower; the Agent shall make such funds available to the Borrower for same day value on such date.

(3) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it for its own account.

6.6	Rollover, Conversion or Payment on Maturity

In anticipation of the maturity of Bankers’ Acceptances, the Borrower shall, subject to and in accordance with the requirements hereof, do one or a combination of the following with respect to the aggregate face amount at maturity of all such Bankers’ Acceptances:

(a)

(i) deliver to the Agent a Rollover Notice that the Borrower intends to draw and present for acceptance on the maturity date new Bankers’ Acceptances (issued under the same Credit Facility as the maturing Bankers’ Acceptances) in an aggregate face amount up to the aggregate amount of the maturing Bankers’ Acceptances and (ii) on the maturity date pay to the Agent for the account of the Lenders an additional amount equal to the difference between the aggregate face amount of the maturing Bankers’ Acceptances and the Discount Proceeds of such new Bankers’ Acceptances;

(b)

(i) deliver to the Agent a Conversion Notice requesting a Conversion of the maturing Bankers’ Acceptances to another type of Loan under the same Credit Facility as the maturing Bankers’ Acceptances and (ii) on the maturity date pay to the Agent for the account of the Lenders an amount equal to the difference, if any, between the aggregate face amount of the maturing Bankers’ Acceptances and the amount of the Loans into which Conversion is requested; or

(c)	on the maturity date of the maturing Bankers’ Acceptances, pay to the Agent for the account of the Lenders an amount equal to the aggregate face amount of such Bankers’ Acceptances.

If the Borrower fails to so notify the Agent or make such payments on maturity, the Agent shall effect a Conversion into a Canadian Prime Rate Loan under the same Credit Facility as the maturing Bankers’ Acceptances of the entire amount of such maturing Bankers’ Acceptances as if a Conversion Notice had been given by the Borrower to the Agent to that effect.

6.7	Restriction on Rollovers and Conversions

Subject to the other provisions hereof, Conversions and Rollovers of Bankers’ Acceptances may only occur on the maturity date thereof.

6.8	Rollovers

In order to satisfy the continuing liability of the Borrower to a Lender for the face amount of maturing Bankers’ Acceptances accepted by such Lender, the Lender shall receive and retain for its own account the Discount Proceeds of new Bankers’ Acceptances issued on a Rollover, and the Borrower shall on the maturity date of the Bankers’ Acceptances being rolled over pay to the Agent for the account of the Lenders an amount equal to the difference between the face amount of the maturing Bankers’ Acceptances and the Discount Proceeds from the new Bankers’ Acceptances, together with the acceptance fees to which the relevant Lenders are entitled pursuant to Section 6.2.

6.9	Conversion into Bankers’ Acceptances

In respect of Conversions into Bankers’ Acceptances, in order to satisfy the continuing liability of the Borrower to the Lenders for the amount of the converted Loan, each Lender shall receive and retain for its own account the Discount Proceeds of the Bankers’ Acceptances issued upon such Conversion, and the Borrower shall on the Conversion Date pay to the Agent for the account of the Lenders an amount equal to the difference between the principal amount of the converted Loan and the aggregate Discount Proceeds from the Bankers’ Acceptances issued on such Conversion, together with the acceptance fees to which the relevant Lenders are entitled pursuant to Section 6.2.

6.10	Conversion from Bankers’ Acceptances

In order to satisfy the continuing liability of the Borrower to the Lenders for an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances converted to another type of Loan, the Agent shall record the obligation of the Borrower to the Lenders as a Loan of the type into which such continuing liability has been converted.

6.11	BA Equivalent Advances

Notwithstanding the foregoing provisions of this Article 6, a Non-Acceptance Lender shall, in lieu of accepting Bankers’ Acceptances, make a BA Equivalent Advance. The amount of each BA Equivalent Advance shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a Drawdown, Conversion or Rollover of Bankers’ Acceptances. To determine the amount of such Discount Proceeds, the hypothetical sale shall be deemed to take place at the BA Discount Rate for such Loan. Any BA Equivalent Advance shall be made on the relevant Drawdown Date, Rollover Date or Conversion Date as the case may be and shall remain outstanding for the term of the relevant Bankers’ Acceptances. Concurrent with the making of a BA Equivalent Advance, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the acceptance fee which, but for this Section, such Lender would otherwise be entitled to receive as part of such Loan. Subject to Section 6.6, upon the maturity date for such Bankers’ Acceptances, the Borrower shall pay to each Non-Acceptance Lender an amount equal to the face amount at maturity of the Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a Drawdown, Conversion or Rollover of Bankers’ Acceptances as repayment of the amount of its BA Equivalent Advance plus payment of the interest accrued and payable thereon to such maturity date; for all purposes of this Agreement, the principal amount of each Loan made by way of BA Equivalent Advance shall be deemed to be such face amount. All BA Equivalent Advances made by a Non-Acceptance Lender shall, if requested by such Lender, be evidenced by promissory notes of the Borrower in form and substance satisfactory to such Lender, acting reasonably and the provisions of Section 6.4 shall apply, mutatis mutandis.

All references herein to “Loans” and “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Advances made by a Non-Acceptance Lender as part of a Drawdown, Conversion or Rollover of Bankers’ Acceptances.

6.12	Termination of Bankers’ Acceptances

If at any time a Lender ceases to accept bankers’ acceptances in the ordinary course of its business, such Lender shall be deemed to be a Non-Acceptance Lender and shall make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances under this Agreement.

6.13	Bankers’ Acceptances under the Operating Facility

Notwithstanding anything in this Article 6 to the contrary, with respect to Bankers’ Acceptances accepted by an Operating Lender or BA Equivalent Advances made by an Operating Lender (if the Operating Lender is a Non-Acceptance Lender), references in this Article 6 to the Agent shall be deemed to be references to the Operating Lender for all purposes of this Article 6.

ARTICLE 7 – LETTERS OF CREDIT

7.1	Availability

Subject to the provisions hereof, the Borrower may require that Letters of Credit be issued under the Operating Facility in accordance with the Drawdown Notices and Rollover Notices of the Borrower; provided that the aggregate Outstanding Principal represented by all outstanding Letters of Credit under the Operating Facility shall not exceed Cdn.$20,000,000 (or the Equivalent Amount thereof in United States Dollars), subject to paragraph (B) of the proviso in the last paragraph of the definition of “Permitted Encumbrances”. The issuance of Letters of Credit shall constitute Drawdowns or Rollovers (as applicable) hereunder and shall reduce the availability of the Operating Facility by the aggregate Outstanding Principal of Letters of Credit under the Operating Facility.

7.2	Currency, Type, Form and Expiry

Letters of Credit issued pursuant hereto shall be denominated in Canadian Dollars or United States Dollars and amounts payable thereunder shall be paid in the currency in which the Letter of Credit is denominated. A Letter of Credit issued hereunder shall be issued by the Operating Lender under the Operating Facility. Letters of Credit shall be in a form satisfactory to the Operating Lender, acting reasonably, and shall have an expiration date not in excess of one year from the date of issue. On the Operating Facility Maturity Date or on the date that any Letter of Credit is automatically extended pursuant to the terms thereof to be on a date which falls after the Operating Facility Maturity Date (including, for certainty, by operation of any “evergreen” provisions of such Letter of Credit), the Borrower shall provide or cause to be provided to the Agent or the Operating Lender on each such date cash collateral in accordance with the provisions of Section 2.17(2) in an amount equal to or greater than the aggregate undrawn amount of, in the case of the Operating Facility Maturity Date, all unexpired Letters of Credit outstanding under the Operating Facility and, in the case of the date that any Letter of Credit is automatically extended pursuant to the terms thereof to be on a date which falls after the Operating Facility Maturity Date, such unexpired Letter of Credit; such cash collateral shall be held by the Agent or the Operating Lender and be applied in accordance with said Section 2.17(2) in satisfaction of and security for the Obligations of the Borrower for such unexpired Letters of Credit.

7.3	No Conversion

Except as provided in Section 7.5, the Borrower may not effect a Conversion of a Letter of Credit.

7.4	Records

The Operating Lender shall maintain records showing the undrawn and unexpired amount of each Letter of Credit outstanding hereunder and showing for each Letter of Credit issued hereunder:

(a)	the dates of issuance and expiration thereof;

(b)	the amount thereof; and

(c)	the date and amount of all payments made thereunder.

The Operating Lender shall make copies of such records available to the Borrower or any Lender upon its request.

7.5	Reimbursement or Conversion on Presentation;

On presentation of a Letter of Credit and payment thereunder by the Operating Lender, the Borrower shall forthwith pay to and reimburse the Agent for the account of the Operating Lender for all amounts paid pursuant to such Letter of Credit; failing such payment, the Borrower shall be deemed to have effected a Conversion of such Letter of Credit into: (a) a Canadian Prime Rate Loan, in the case of a Letter of Credit denominated in Canadian Dollars, and (b) a U.S. Base Rate Loan, in the case of a Letter of Credit denominated in United States Dollars, in each case, to the extent of the payment by the Operating Lender thereunder.

7.6	Fees and Expenses

(1) The Borrower shall pay to the Agent for the account of the Operating Lender an issuance fee, payable quarterly in arrears on the fifth Banking Day of each calendar quarter and payable on the Maturity Date or (if applicable) any earlier date on which the Operating Facility is fully cancelled, calculated at a rate per annum equal to the Applicable Pricing Rate and on the average daily amount of each such Letter of Credit for the number of days such Letter of Credit was outstanding for the period from and including the date of issuance or the date of the immediately preceding determination of issuance fees (as the case may be) to but excluding that date of determination, in each case, in a year of 365 days; provided that the minimum issuance fee for each such Letter of Credit shall be [***] for Letter of Credit denominated in Canadian Dollars and [***] for Letter of Credit denominated in United States Dollars.

(2) In addition, with respect to all Letters of Credit, the Borrower shall from time to time pay to the Operating Lender its usual and customary fees and charges (at the then prevailing rates) for the amendment, delivery and administration of letters of credit such as the Letters of Credit and shall pay and reimburse the Agent and the Operating Lender for any reasonable out-of-pocket costs and expenses incurred in connection with any Letter of Credit, including in connection with any payment thereunder.

7.7	Additional Provisions

(1)	Indemnity and No Lender Liability

The Borrower shall indemnify and save harmless the Operating Lender and the Agent against all claims, losses, costs, expenses or damages to the Operating Lender and the Agent arising out of or in connection with any Letter of Credit, the issuance thereof, any payment thereunder or any action taken by the Operating Lender or the Agent or any other person in connection therewith, including all costs relating to any legal process or proceeding instituted by any party restraining or seeking to restrain the issuer of a Letter of Credit from accepting or paying any Draft or any amount under any such Letter of Credit, except as a result of the Agent’s or Operating Lender’s (as applicable) gross negligence or wilful misconduct. The Borrower also agrees that the Operating Lender and the Agent shall have no liability to it for any reason in respect of or in connection with any Letter of Credit, the issuance thereof, any payment thereunder or any other action taken by the Operating Lender or the Agent or any other person in connection therewith, except as a result of the Agent’s or the Operating Lender’s (as applicable) gross negligence, wilful misconduct.

(2)	No Obligation to Inquire

The Borrower hereby acknowledges and confirms to each of the Operating Lender and the Agent that the Operating Lender and the Agent shall not be obliged to make any inquiry or investigation as to the right of any beneficiary to make any claim or Draft or request any payment under a Letter of Credit and payment pursuant to a Letter of Credit shall not be withheld by reason of any matters in dispute between the beneficiary thereof and the Borrower. The sole obligation of the Operating Lender and the Agent with respect to Letters of Credit is to cause to be paid a Draft drawn or purporting to be drawn in accordance with the terms of the applicable Letter of Credit and for such purpose the Operating Lender is only obliged to determine that the Draft purports to comply with the terms and conditions of the relevant Letter of Credit.

The Operating Lender and the Agent shall not have any responsibility or liability for or any duty to inquire into the form, sufficiency (other than to the extent provided in the preceding paragraph), authorization, execution, signature, endorsement, correctness (other than to the extent provided in the preceding paragraph), genuineness or legal effect of any Draft, certificate or other document presented to it pursuant to a Letter of Credit and the Borrower unconditionally assumes all risks with respect to the same. The Borrower agrees that it assumes all risks of the acts or omissions of the beneficiary of any Letter of Credit with respect to the use by such beneficiary of the relevant Letter of Credit. The Borrower further agrees that neither the Agent nor the Operating Lender, nor any of their respective officers, directors or correspondents will assume liability for, or be responsible for:

(a)

the validity, correctness, genuineness or legal effect of any document or instrument relating to any Letter of Credit, even if such document or instrument should in fact prove to be in any respect invalid, insufficient, inaccurate, fraudulent or forged;

(b)	the failure of any document or instrument to bear any reference or adequate reference to any Letter of Credit;

(c)	any failure to note the amount of any Draft on any Letter of Credit or on any related document or instrument;

(d)	any failure of the beneficiary of any Letter of Credit to meet the obligations of such beneficiary to the Borrower or any other person;

(e)

any errors, inaccuracies, omissions, interruptions or delays in transmission or delivery of any messages, directions or correspondence by mail, facsimile or otherwise, whether or not they are in cipher;

(f)	any inaccuracies in the translation of any messages, directions or correspondence or for errors in the interpretation of any technical terms; or

(g)

any failure by the Agent or the Operating Lender to make payment under any Letter of Credit as a result of any law, control or restriction rightfully or wrongfully exercised or imposed by any domestic or foreign court or government or Governmental Authority or as a result of any other cause beyond the control of the Agent or the Operating Lender, or their respective officers, directors or correspondents.

(3)	Obligations Unconditional

The obligations of the Borrower hereunder with respect to all Letters of Credit shall be absolute, unconditional and irrevocable and shall not be reduced by any event, circumstance or occurrence, including any lack of validity or enforceability of a Letter of Credit, or any Draft paid or acted upon by the Operating Lender, the Agent or any of their respective officers, directors, agents, employees or correspondents, or any Letter of Credit being fraudulent, forged, invalid or insufficient in any respect (except with respect to their gross negligence or wilful misconduct or payment under a Letter of Credit other than in substantial compliance therewith), or any set off, defenses, rights or claims which the Borrower may have against any beneficiary or transferee of any Letter of Credit. The obligations of the Borrower hereunder shall remain in full force and effect and shall apply to any alteration to or extension of the expiration date of any Letter of Credit or any Letter of Credit issued to replace, extend or alter any Letter of Credit.

(4)	Other Actions

Any action, inaction or omission taken or suffered by the Operating Lender, the Agent or by any of their respective correspondents under or in connection with a Letter of Credit or any Draft made thereunder, if in good faith and in conformity with foreign or domestic laws, regulation or customs applicable thereto shall be binding upon the Borrower and shall not place the Operating Lender, the Agent or any of their respective officers, directors, agents, employees or correspondents under any resulting liability to the Borrower. Without limiting the generality of the foregoing, the Operating Lender, the Agent and their respective officers, directors, agents, employees or correspondents may receive, accept or pay as complying with the terms of a Letter of Credit, any Draft thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor of, or the trustee in bankruptcy of, or the receiver for any property of, or any person or entity acting as a representative or in the place of, such beneficiary or its successors and assigns. The Borrower covenants that it will not take any steps, issue any instructions to the Operating Lender, the Agent or any of their respective officers, directors, agents, employees or correspondents or institute any proceedings intended to derogate from the right or ability of the Operating Lender, the Agent or their respective officers, directors, agents, employees or correspondents to honour and pay any Letter of Credit or any Drafts.

(5)	Payment of Contingent Liabilities

The Borrower shall pay to the Agent or the Operating Lender an amount equal to the maximum amount available to be drawn under any unexpired Letter of Credit which becomes the subject of any order, judgment, injunction or other such determination (an “Order”), or any petition, proceeding or other application for any Order by the Borrower or any other party, restricting payment under and in accordance with such Letter of Credit or extending the Operating Lender’s liability, as the case may be, under such Letter of Credit beyond the expiration date stated therein; payment in respect of each such Letter of Credit shall be due forthwith upon demand in the currency in which such Letter of Credit is denominated.

Any amount paid to the Agent or the Operating Lender pursuant to the preceding paragraph shall be held by the Agent or the Operating Lender, as applicable, in interest bearing cash collateral accounts (with interest payable for the account of the Borrower at the rates and in accordance with the then prevailing practices of the Agent Operating Lender, as applicable, for accounts of such type) as continuing security for the Obligations (and the Borrower hereby grants to the Agent and the Operating Lender a fixed charge and specific Security Interest in such amounts as security for the Obligations) and shall, prior to an Event of Default be applied by the Agent or the Operating Lender, as applicable, against the Obligations for such Letter of Credit if payment is required thereunder; after an Event of Default the Agent or the Operating Lender, as applicable, shall apply such amounts, firstly, against any Obligations in respect of the relevant Letter of Credit, and, after satisfaction of such Obligations or expiry of such Letter of Credit, against any other Obligations in accordance with Section 8.4.

The Agent or the Operating Lender, as applicable, shall release to the Borrower any amount remaining in the cash collateral accounts after applying the amounts necessary to discharge the Obligations relating to such Letter of Credit, upon the later of:

(a)

the date on which any final and non-appealable order, judgment or other determination has been rendered or issued either terminating any applicable Order or permanently enjoining the Operating Lender from paying under such Letter of Credit;

(b)	the earlier of:

(i)

the date on which either the original counterpart of such Letter of Credit is returned to the Operating Lender for cancellation or the Operating Lender is released by the beneficiary thereof from any other obligation in respect of such Letter of Credit to the satisfaction of the Operating Lender or the Agent, as the case may be, acting reasonably; and

(ii)	the expiry of such Letter of Credit; and

(c)	if an Event of Default has occurred, the payment and satisfaction of all Obligations and the cancellation or termination of the Credit Facilities.

(6)	No Consequential Damages

Notwithstanding any other provision of the Documents to the contrary, the Operating Lender and the Agent shall not be liable to the Borrower for any consequential, indirect, punitive or exemplary damages with respect to action taken or omitted to be taken by any of them under or in respect of any Letter of Credit.

(7)	Uniform Customs and Practice

The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce (the “Uniform Customs”) shall in all respects apply to each Letter of Credit unless expressly provided to the contrary therein and shall be deemed for such purpose to be a part of this Agreement as if fully incorporated herein. In the event of any conflict or inconsistency between the Uniform Customs and the governing law of this Agreement, the Uniform Customs shall, to the extent permitted by applicable law, prevail to the extent necessary to remove the conflict or inconsistency.

7.8	Certain Information and Notices to the Agent with Respect to Letters of Credit

All Rollover Notices requesting a Rollover of a Letter of Credit shall be delivered to the Agent (rather than directly to the Operating Lender) and, in addition to the other provisions hereof applicable to such a Rollover, no Rollover of a Letter of Credit shall be made unless a Rollover Notice is given to the Agent in accordance with Section 2.7.

ARTICLE 8 – PLACE AND APPLICATION OF PAYMENTS

8.1	Place of Payment of Principal, Interest and Fees; Payments to Agent and the Operating Lender

All payments of principal, interest, fees and other amounts to be made by the Borrower to the Agent and the Lenders (including the Operating Lender) pursuant to this Agreement shall be made to the Agent or the Operating Lender (as the case may be) without set-off, counterclaim, deduction or reduction of any nature or kind whatsoever (for, as applicable, the account of relevant the Lenders, the Operating Lender or its own account) in the currency in which the relevant Loan is outstanding for value on the day such amount is due, and if such day is not a Banking Day on the Banking Day next following, by deposit or transfer thereof to the applicable Agent’s Account or the Operating Lender’s Account, as the case may be, or at such other place as the Borrower and the Agent or the Borrower and the Operating Lender may from time to time agree. Notwithstanding anything to the contrary expressed or implied in this Agreement, the receipt by the Agent in accordance with this Agreement of any payment made by the Borrower related to the Syndicated Facility for the account of any of the relevant Lenders shall, insofar as the Borrower’s obligations to the relevant Lenders are concerned, be deemed also to be receipt by such Lenders and the Borrower shall have no liability in respect of any failure or delay on the part of the Agent in disbursing and/or accounting to the relevant Lenders in regard thereto.

8.2	Designated Accounts of the Lenders

All payments of principal, interest, fees or other amounts to be made by the Agent to the Lenders pursuant to this Agreement shall be made for value on the day required hereunder, provided the Agent receives funds from the Borrower for value on such day, and if such funds are not so received from the Borrower or if such day is not a Banking Day, on the Banking Day next following, by deposit or transfer thereof at the time specified herein to the account of each Lender designated by such Lender to the Agent for such purpose or to such other place or account as the Lenders may from time to time notify the Agent.

8.3	Funds

Each amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in such form of funds as may from time to time be customarily used in Calgary, Alberta, Toronto, Ontario and New York, New York in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made (for certainty, each such amount advanced, disbursed or paid, as the case may be, in immediately available funds to the extent possible in the relevant jurisdiction).

8.4	Application of Payments

Except as otherwise agreed in writing by all of the Lenders, if any Event of Default shall occur and be continuing, all payments made by the Borrower to the Agent and the Lenders shall be applied in the following order:

(a)	to amounts due hereunder as fees other than acceptance fees for Bankers’ Acceptances or issuance fees for Letters of Credit;

(b)	to amounts due hereunder as costs and expenses;

(c)	to amounts due hereunder as default interest;

(d)	to amounts due hereunder as interest or acceptance fees for Bankers’ Acceptances or issuance fees for Letters of Credit; and

(e)	to amounts due hereunder as principal (including reimbursement obligations in respect of Bankers’ Acceptances and Letters of Credit).

8.5	Payments Clear of Taxes; FATCA

(1) Subject to Section 8.5(2), any and all payments by the Borrower to the Agent or the Lenders on account of any obligation of the Borrower shall be made free and clear of, and without deduction or withholding for or on account of, any and all Indemnified Taxes and all liabilities with respect thereto imposed, levied, collected, withheld or assessed by any Governmental Authority or under the laws of any international tax authority imposed on the Agent or the Lenders, or by or on behalf of the foregoing (and, for greater certainty, nothing in this Section 8.5(1) shall make the Borrower liable for any Excluded Taxes). In addition, the Borrower agrees to pay any Indemnified Taxes which arise from any payment made under this Agreement or the Loans or in respect of the execution, delivery or registration or the compliance with this Agreement or the other Documents contemplated hereunder. The Borrower shall indemnify and hold harmless the Agent and the Lenders for the full amount of all Indemnified Taxes and any liability (including penalties, interest, additions to tax and reasonable out-of-pocket expenses) resulting therefrom or with respect thereto which arise from any payment made under or pursuant to this Agreement or the Loans or in respect of the execution, delivery or registration of, or compliance with, this Agreement or the other Documents.

(2) If the Borrower shall be required by law to deduct or withhold any Indemnified Taxes from any payment or other amount required to be paid to the Agent or the Lenders hereunder, or if any liability therefor shall be imposed or shall arise from or in respect of any sum payable hereunder, then the sum payable to the Agent or the Lenders hereunder shall be increased as may be necessary so that after making all required deductions, withholdings, and additional Indemnified Taxes payments attributable thereto (including deductions, withholdings or income tax payable for additional sums payable under this provision) the Agent or the Lenders, as the case may be, receive an amount equal to the amount they would have received had no such deductions or withholdings been made or if such additional taxes had not been imposed; in addition, the Borrower shall pay the full amount deducted or withheld for such liabilities to the relevant taxation authority or other authority in accordance with applicable law, such payment to be made (if the liability is imposed on the Borrower) for its own account or (if the liability is imposed on the Agent or the Lenders) on behalf of and in the name of the Agent or the Lenders, as the case may be. If the liability is imposed on the Agent or the Lenders, the Borrower shall deliver to the Agent or the relevant Lenders evidence satisfactory to the Agent or the Lenders, acting reasonably, of the payment to the relevant taxation authority or other authority of the full amount deducted or withheld.

(3) As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(4) If a payment made to a Lender under any Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or the Income Tax Act (Canada)), such Lender shall deliver to the Borrower and/or the Agent (as applicable) at the time or times prescribed by Applicable Laws and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or the Income Tax Act (Canada) or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8.5(4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(5) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and/or the Agent (as applicable) in writing of its legal inability to do so.

(6) Each party’s obligations under this Section 8.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations,

8.6	Set Off

(1) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied (whether or not the Loans have been accelerated hereunder), the Agent and each Lender shall have the right (and are hereby authorized by the Borrower) at any time and from time to time to combine all or any of the Borrower’s accounts with the Agent or the Lender, as the case may be, and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit whether matured or unmatured, and any other indebtedness at any time held by the Borrower or owing by such Lender or the Agent, as the case may be, to or for the credit or account of the Borrower against and towards the satisfaction of any Obligations owing by the Borrower, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed in different currencies, and the Agent and each Lender are hereby authorized to effect any necessary currency conversions at the noon spot rate of exchange announced by the Bank of Canada on the Banking Day before the day of conversion.

(2) The Agent or the applicable Lender, as the case may be, shall notify the Borrower of any such set off from the Borrower’s accounts within a reasonable period of time thereafter, although the Agent or the Lender, as the case may be, shall not be liable to the Borrower for its failure to so notify.

8.7	Margin Changes; Adjustments for Margin Changes

(1)	Changes in Applicable Pricing Rate shall be effective:

(a)

from and as of the first day of the fiscal quarter immediately following the end of the fiscal quarter in which the Borrower delivers a Compliance Certificate pursuant hereto evidencing a change in the First Lien Debt to EBITDA Ratio or Debt to EBITDA Ratio, as the case may be, which results in a change in the Applicable Pricing Rate in accordance with the provisions of such definition; and

(b)	without the necessity of notice to the Borrower,

provided that, notwithstanding the foregoing provisions of this Section 8.7, if the Borrower has failed to deliver a Compliance Certificate for the immediately preceding fiscal quarter in accordance with the provisions hereof, then the First Lien Debt to EBITDA Ratio or Debt to EBITDA Ratio, as the case may be, shall be deemed to be greater than 4.5:1.0 for the purposes of determining the Applicable Pricing Rate until the Borrower has remedied such failure and delivered such Compliance Certificate (and, from and after such delivery, the Applicable Pricing Rate shall be based upon the First Lien Debt to EBITDA Ratio or Debt to EBITDA Ratio, as the case may be, set forth in such Compliance Certificate for the remainder of the period until the next such Compliance Certificate is required to be delivered hereunder). With respect to Bankers’ Acceptances outstanding on the effective date of any such change in Applicable Pricing Rate, changes in the Applicable Pricing Rate shall become applicable thereto upon the earlier of (a) 90 days after the effective date of the change in Applicable Pricing Rate and (b) the next Rollover or Conversion thereof after such change.

ARTICLE 9 – REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties

The Borrower represents and warrants as follows to the Agent and to each of the Lenders and acknowledges and confirms that the Agent and each of the Lenders are relying upon such representations and warranties:

(a)	Existence and Good Standing

The Borrower and each of its Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of formation or is a partnership or trust validly existing under the laws of its jurisdiction of formation; each is duly registered in all other jurisdictions where the nature of its property or character of its business requires registration, except to the extent that failure to be so registered or qualified would not have and would not reasonably be expected to have a Material Adverse Effect, and has all necessary power and authority to own its properties and carry on its business as presently carried on or as contemplated by the Documents.

(b)	Authority

The Borrower and each of its Subsidiaries has full power, legal right and authority to enter into the Documents to which it is a party and do all such acts and things as are required by such Documents to be done, observed or performed, in accordance with the terms thereof.

(c)	Valid Authorization and Execution

The Borrower and each of its Subsidiaries has taken all necessary corporate, partnership and other action (as applicable) of its directors, shareholders, partners, trustees and other persons (as applicable) to authorize the execution, delivery and performance of the Documents to which it is a party and to observe and perform the provisions thereof in accordance with the terms therein contained.

(d)	Validity of Agreement - Non Conflict

None of the authorization, execution or delivery of this Agreement or performance of any obligation pursuant thereto requires or will require, pursuant to applicable law now in effect, any approval or consent of any Governmental Authority having jurisdiction (except such as has already been obtained and are in full force and effect) nor is in conflict with or in contravention of (i) the Borrower’s or any of its Subsidiary’s articles, bylaws or other constating documents or any resolutions of directors or shareholders or partners, as applicable, or the provisions of its partnership agreement or declaration of trust or trust indenture (as applicable) or (ii) the provisions of any other material indenture, instrument, undertaking or other agreement to which the Borrower or any of its Subsidiaries is a party or by which they or their properties or assets are bound, the contravention of which would have or would reasonably be expected to have a Material Adverse Effect. The Documents when executed and delivered will constitute valid and legally binding obligations of the Borrower and each of its Subsidiaries which is a party thereto enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application limiting the enforceability of creditors’ rights and to the fact that equitable remedies are only available in the discretion of the court.

(e)	Ownership of Property

The Borrower and each of its Material Subsidiaries has good and valid title to its Borrowing Base Properties including, without limitation, its P&NG Rights, P&NG Leases and to its other material property, including the right to extract, produce, take and retain therefrom all Petroleum Substances associated therewith or related thereto, subject to Permitted Encumbrances.

(f)	Debt

Neither the Borrower nor any of its Subsidiaries has created, incurred, assumed, suffered to exist, or entered into any contract, instrument or undertaking pursuant to which the Borrower or any Subsidiary thereof is now or may hereafter become liable for, any Debt other than Permitted Debt.

(g)	Encumbrances

Neither the Borrower nor any of its Subsidiaries has created, incurred, assumed, suffered to exist, or entered into any contract, instrument or undertaking pursuant to which, any person may have or be entitled to any Security Interest on or in respect of its property and assets or any part thereof except for Permitted Encumbrances.

(h)	No Material Adverse Effect

Since the effective date of the Borrower’s most recent consolidated financial statements delivered to the Agent in accordance herewith, no event or circumstance has occurred or is continuing which has had, or would reasonably be expected to have, a Material Adverse Effect.

(i)	No Omissions

The Borrower has made available to the Agent and the Lenders all material information necessary to make any representations, warranties and statements contained in this Agreement not misleading in any material respect in light of the circumstances in which they are given.

(j)	No Default

No Default or Event of Default has occurred or is continuing or would exist as a result of any Drawdown hereunder.

(k)	Financial Condition

(i)

The audited and unaudited consolidated financial statements of the Borrower delivered to the Lenders and the Agent pursuant hereto present fairly, in all material respects, the consolidated financial condition of the Borrower as at the date thereof and the results of the consolidated operations thereof for the fiscal year or fiscal quarter (as applicable) then ending, all in accordance with GAAP consistently applied.

(ii)

Except as has been disclosed to the Agent from time to time by written notice in accordance with the provisions of this Agreement, no filing is imminent of a report or of a material change as required to be filed by the Borrower or any Subsidiary with any securities commission or exchange or with any Governmental Authority having jurisdiction over the issuance and sale of securities of the Borrower or any Subsidiary and which material change would have or would reasonably be expected to have a Material Adverse Effect.

(l)	Information Provided

All information, materials and documents, including all throughput and cash flow projections, economic models, engineering data, capital and operating budgets and other information and data:

(i)

prepared and provided to the Agent by the Borrower or any of its Subsidiaries in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were, in the case of projections, prepared in good faith based upon reasonable assumptions at the date of preparation, and, in all other cases, true, complete and correct in all material respects as of the respective dates thereof; and

(ii)

to the extent prepared by persons other than the Borrower or any of its Subsidiaries and provided to the Agent by or on behalf of the Borrower or any of its Subsidiaries in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were, to the best of the knowledge of the Borrower, after due inquiry: (A) in the case of projections, prepared in good faith based upon reasonable assumptions at the date of preparation; and (B) in all other cases, true, complete and correct in all material respects as of the respective dates thereof.

(m)	Absence of Litigation

There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, their property or any of their undertakings and assets, at law, in equity or before any arbitrator or before or by any Governmental Authority having jurisdiction in the premises in respect of which there is a reasonable possibility of a determination adverse to the Borrower or any of its Subsidiaries and which, if determined adversely, would have or would reasonably be expected to have a Material Adverse Effect.

(n)	Compliance with Applicable Laws, Court Orders and Agreements

The Borrower and each of its Subsidiaries and their respective property, businesses and operations are in compliance in all respects with all Applicable Laws (including all applicable Environmental Laws), all Required Permits, all applicable directives, judgments, decrees, injunctions and orders rendered by any Governmental Authority or court of competent jurisdiction, its articles, bylaws and other constating documents, and all other agreements or instruments to which it is a party or by which its property or assets are bound, and any employee benefit plans, except to the extent that failure to so comply would not have and would not reasonably be expected to have a Material Adverse Effect.

(o)	Required Permits in Effect

All Required Permits are in full force and effect except to the extent that the failure to have or maintain the same in full force and effect would not, when taken in the aggregate, have and would not reasonably be expected to have a Material Adverse Effect.

(p)	Remittances Up to Date

All of the material remittances required to be made by the Borrower and its Subsidiaries to Governmental Authorities have been made, are currently up to date and there are no outstanding arrears, other than those which are being contested by Permitted Contest.

(q)	Environmental Condition of Property

The property or any part thereof owned, operated or controlled by the Borrower and each of its Subsidiaries:

(i)

(A) is not, to the knowledge of the Borrower, the subject of any outstanding claim, charge or order from an Governmental Authority alleging violation of Environmental Laws which has had or would reasonably be expected to have a Material Adverse Effect; or (B) if subject to any such claim, charge or order, the Borrower is taking or causing to be taken, all such remedial, corrective or other action required under the claim, charge or order or is diligently and in good faith contesting or causing such Subsidiary, as applicable, to contest the validity thereof; and

(ii)

complies, with respect to each of its use and operation, in all respects with Environmental Laws and with the terms and conditions of all permits, licenses and other authorizations which are required to be obtained by each of them under applicable Environmental Laws, except to the extent that failure to so comply would not and would not reasonably be expected to have a Material Adverse Effect.

(r)	Taxes

The Borrower and each of its Subsidiaries has duly filed on a timely basis all tax returns required to be filed and have paid all material Taxes which are due and payable, and have paid all material assessments and reassessments, and all other material Taxes, remittances, governmental charges, governmental royalties, penalties, interest and fines claimed against them, other than those which are being contested by them by Permitted Contest; they have made adequate provision for, and all required instalment payments have been made in respect of, Taxes payable for the current period for which returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by them or the payment of any Taxes; there are no actions or proceedings being taken by any taxation authority in any jurisdictions where the Borrower or any of its Subsidiaries carries on business to enforce the payment of any Taxes by them other than those which are being contested by them by Permitted Contest; and there are no Security Interests for Taxes (other than Permitted Encumbrances) that have been filed.

(s)	Hedging

Neither the Borrower nor any of its Subsidiaries is a party to any Financial Instruments other than Permitted Hedging.

(t)	Fiscal Year

The fiscal year end of the Borrower and each of its Subsidiaries is December 31.

(u)	Subsidiaries and Material Subsidiaries

As at the date hereof, the Borrower has no Subsidiaries other than as set out in Schedule J annexed hereto and Schedule J annexed hereto is a complete and accurate list of: (i) the jurisdictions of formation of the Borrower and each Subsidiary, (ii) each Subsidiary of the Borrower designated as a Material Subsidiary, (iii) the location of the chief executive office of the Borrower and its Subsidiaries, (iv) the location of the Borrower’s and its Subsidiaries’ respective businesses and material real property and tangible personal property and assets, and (v) the trade names, if any, used by the Borrower’s and its Subsidiaries in the locations referred to in clause (iv) above. As at the date hereof, the legal and beneficial owners of the issued and outstanding Voting Securities of each Material Subsidiary and the Borrower’s other Subsidiaries are as set out in Schedule J annexed hereto.

(v)	Insurance

The Borrower and each of its Material Subsidiaries maintains, with reputable insurers, insurance with respect to their respective properties and businesses and against such casualties and contingencies and in such types and amounts as are in accordance with customary industry practices for corporations of the size and type of business and operations as the Borrower and each such Material Subsidiary.

(w)	Sanctions; Anti-Corruption Laws; Anti-Money Laundering/ Anti-Terrorist Financing Laws

(i)

No part of the proceeds of any Drawdown nor drawings under any Letter of Credit will be used, directly or, to the knowledge of the Borrower or any Subsidiary after due inquiry, indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person in any manner that would result in any violation by any person (including any Lender and the Agent) of (A) any Sanctions or (B) applicable regulations, rules and executive orders administered by any Sanctions Authority.

(ii)

None of the Borrower nor any of its Subsidiaries (A) is, or will become a Sanctioned Person or (B) knowingly, after due inquiry, engages or will engage in any dealings or transactions, or is or will be otherwise knowingly, after due inquiry, associated, with any Sanctioned Person that would result in any violation of (x) any Sanctions or (y) applicable regulations, rules and executive orders administered by any Sanctions Authority.

(iii)

Each of the Borrower and its Subsidiaries is, and has conducted its business, in compliance in all respects with all Sanctions and all applicable regulations, rules and executive orders administered by any Sanctions Authority.

(iv)

To its knowledge, after due inquiry, each of the Borrower and its Subsidiaries is, and has conducted its business, in compliance in all material respects with all Anti-Money Laundering/ Anti-Terrorist Financing Laws.

(v)

The Borrower and its Subsidiaries, to the Borrower’s knowledge after due inquiry, are not the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Laws or Anti-Money Laundering/ Anti-Terrorist Financing Laws in which there is a reasonable possibility of an adverse decision and, to the Borrower’s knowledge after due inquiry, no such investigation, inquiry or proceeding is pending or has been threatened.

(vi)

Each of the Borrower and its Subsidiaries is, and has conducted its business, in compliance in all material respects with all Anti-Corruption Laws. No part of the proceeds of any Drawdown or any drawings under any Letter of Credit has been used or will be used, directly or, to the knowledge of the Borrower or any Subsidiary after due inquiry, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in a governmental capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(vii)	The Borrower and its Subsidiaries have policies and procedures in place to ensure that each of the foregoing representations and warranties in this Section 9.1(w) are true and correct at all times.

(x)	Interest Act (Canada)

(i)

This Agreement and the other Documents, including Article 5 hereof and the constituent definitions herein and under the other Documents relating to interest and other amounts payable hereunder and thereunder, satisfies the requirements of section 4 of the Interest Act (Canada) to the extent that such section 4 of the Interest Act (Canada) applies to the expression, statement or calculation of any rate of interest or other rate per annum hereunder or under any other Document.

(ii)

The Borrower and each of its Subsidiaries are able to calculate the yearly rate or percentage of interest payable under any Document based on the methodology set out herein and under the other Documents, including Article 5 hereof and the constituent definitions herein and under the other Documents relating to interest and other amounts payable hereunder and thereunder.

(y)	Abandonment and Reclamation Liabilities

The Borrower and each of its Subsidiaries are in material compliance with all Applicable Laws, directives, orders and liability assessments of each relevant Energy Regulator.

9.2	Deemed Repetition

(1) On the date of delivery by the Borrower of a Drawdown Notice to the Agent or the Operating Lender (as the case may be), and again on the date of any Drawdown made by the Borrower pursuant thereto:

(a)	each of the representations and warranties contained in Section 9.1 shall be deemed to be repeated; and

(b)

the Borrower shall be deemed to have represented to the Agent and the Lenders that, except as has otherwise been notified to the Agent in writing and has been waived in accordance herewith, no Default or Event of Default has occurred and is continuing nor will occur as a result of the aforementioned Drawdown.

(2) On the date of delivery by the Borrower of a Conversion Notice or Rollover Notice to the Agent or the Operating Lender (as the case may be), and again on the date of any Conversion or Rollover, the Borrower shall be deemed to have represented and warranted to the Agent and the Lenders that, except as has otherwise been notified to the Agent in writing and has been waived in accordance herewith, no Default or an Event of Default has occurred and is continuing nor will occur as a result of the aforementioned Conversion or Rollover, as the case may be.

9.3	Other Documents

All representations, warranties, certifications and statements of the Borrower or any Subsidiary thereof contained in any other Document delivered pursuant hereto or thereto shall be deemed to constitute representations and warranties made by the Borrower to the Agent and the Lenders under Section 9.1 of this Agreement.

9.4	Effective Time of Repetition

All representations and warranties, when repeated or deemed to be repeated hereunder or in any certificate, notice, instrument or other Document delivered in connection herewith, shall be construed with reference to the facts and circumstances existing at the time of repetition, unless they are stated herein to be made as at the date hereof or as at another date.

9.5	Nature of Representations and Warranties

The representations and warranties set out in this Agreement or deemed to be made pursuant hereto shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Agent, the Lenders or Lenders’ Counsel. Such representations and warranties shall survive until this Agreement has been terminated, provided that the representations and warranties relating to environmental matters shall survive the termination of this Agreement.

ARTICLE 10 - GENERAL COVENANTS

10.1	Affirmative Covenants of the Borrower

So long as any Obligation is outstanding or any Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless (subject to Section 16.10) a Majority of the Lenders otherwise consent in writing:

(a)	Punctual Payment and Performance

It shall duly and punctually pay the principal of all Loans, all interest thereon and all fees and other amounts required to be paid by the Borrower hereunder in the manner specified hereunder and the Borrower shall perform and observe all of its obligations under this Agreement and under any other Document to which it is a party.

(b)	Books and Records

It shall keep and cause each Subsidiary to keep proper books of record and account in which complete and correct entries will be made of its transactions in accordance with GAAP.

(c)	Maintenance and Operation

It shall do or cause to be done, and will cause each Subsidiary to do or cause to be done, in all respects all things necessary or required to have all its properties, assets and operations owned, operated and maintained in accordance with sound, diligent and prudent industry practice (for certainty, with respect to its fixtures and tangible personal property, consistent with sound industry practice for the nature, age and operating characteristics of such fixtures and tangible personal property) and Applicable Laws, except to the extent that the failure to do or cause to be done the same does not have and would not reasonably be expected to have a Material Adverse Effect, and in the case of its petroleum and natural gas reserves, in accordance with good oilfield practices, and at all times cause the same to be owned, operated, maintained and used in compliance with all terms of any applicable insurance policy.

(d)	Maintain Existence; Compliance with Legislation Generally; Required Permits

Except as otherwise permitted by Section 10.2(c) and 10.2(j), the Borrower shall, and shall cause each of its Material Subsidiaries, to preserve and maintain its corporate, partnership or trust existence (as the case may be) as a corporation, partnership or trust existing under the laws of Canada or any province thereof. The Borrower shall do or cause to be done, and shall cause its Subsidiaries to do or cause to be done, all acts necessary or desirable to comply in all respects with all Applicable Laws and all agreements or instruments to which it is a party or by which its property or assets are bound, except to the extent that failure to so comply does not have and would not reasonably be expected to have a Material Adverse Effect, and to preserve and keep in full force and effect all Required Permits and all other franchises, licences, rights, privileges, permits and Governmental Authorizations necessary to enable the Borrower and each of its Subsidiaries to operate and conduct their respective businesses in accordance with prudent industry practice, except to the extent that failure to have any of the same does not and would not reasonably be expected to have a Material Adverse Effect.

(e)	Budgets, Financial Statements, Engineering Reports and Other Information

The Borrower shall deliver to the Agent with sufficient copies for each of the Lenders:

(i)

Annual Operating Budgets – as soon as available and, in any event, within 90 days after the end of each of its fiscal years, a copy of its annual consolidated operating budget for the next fiscal year (approved by the board of directors of the Borrower);

(ii)

Environmental Certificate – concurrently with furnishing the financial statements pursuant to Section 10.1(e)(iii), an Environmental Certificate, such certificate to be in the form attached hereto as Schedule I and acceptable to the Lenders, acting reasonably;

(iii)

Annual Financials – as soon as available and, in any event, within 120 days after the end of each of its fiscal years, copies of the Borrower’s audited annual financial statements on a consolidated basis, consisting of a statement of financial position, statement of income, statement of cash flows and statement of changes in shareholders’ equity for each such year, together with the notes thereto, prepared in accordance with GAAP consistently applied and, to the extent available, accompanied by a management discussion & analysis (or any similar document prepared for shareholders of the Borrower), together with a report and audit opinion of the Borrower’s auditors thereon and including any management letters provided by the auditors in connection with such audit;

(iv)

Quarterly Financials – as soon as available and, in any event within 60 days after the end of each of its first, second and third fiscal quarters, copies of the Borrower’s unaudited quarterly financial statements on a consolidated basis, in each case consisting of a statement of financial position, statement of income, statement of cash flows and statement of changes in shareholders’ equity for each such period all in reasonable detail and stating in comparative form (to the extent applicable and in any event, without requiring restatements for discontinued operations) the figures for the corresponding date and period in the previous fiscal year, all prepared in accordance with GAAP consistently applied and, to the extent available, accompanied by a management discussion & analysis (or any similar document prepared for shareholders of the Borrower);

(v)

Compliance Certificate – concurrently with furnishing the financial statements pursuant to Sections 10.1(e)(iii) and 10.1(e)(iv), a Compliance Certificate stating that, inter alia, the representations and warranties in Section 9.1 are true and accurate in all respects (or, if applicable, specifying those that are not), that no Default or Event of Default has occurred and is continuing (or, if applicable, specifying those defaults or events notified in accordance with Section 10.1(h) below), and providing the Borrower’s determination of the First Lien Debt to EBITDA Ratio or Debt to EBITDA Ratio, as the case may be, and providing the Liability Management Rating of the Borrower and each of its Subsidiaries, in each case, as at the end of the applicable fiscal year or fiscal quarter, as the case may be, together with particulars of each of the definitions and elements included in the determination of such ratios;

(vi)

Financial Instruments and Dividends – unless detailed in the financial statements furnished pursuant to Sections 10.1(e)(iii) and (iv), concurrently with furnishing such financial statements, a report detailing the Borrower’s current dividend policy (but only if, as and when the Borrower begins to pay a regular dividend on its common shares) and hedging policy, in each case approved by the board of directors of the Borrower and to the extent either has changed from the delivery of the last financial statements and the status of all outstanding Financial Instruments, including, inter alia, detailing the mark-to-market value of all outstanding Financial Instruments and demonstration of compliance with Section 10.2(h), such report to be in a form and containing such information as may be required by the Lenders, acting reasonably;

(vii)

Annual Independent Engineering Report – as soon as available and, in any event, on or prior to March 31 of each year, an Engineering Report, effective as of the immediately preceding December 31, prepared by an Independent Engineer, together with the lease operating statements of the Borrower for the immediately preceding 12 months;

(viii)

Semi Annual Engineering Update – on or prior to September 30 of each year, a written update to the engineering and reserves information provided in the Engineering Report previously delivered pursuant to Section 10.1(e)(vii), effective as of the immediately preceding August 31, prepared by the internal engineering staff of the Borrower, together with the lease operating statements of the Borrower for the immediately preceding 12 months; such update to include such updated reserve information and other information and otherwise to be in form and substance as may be required by the Agent and the Lenders, each acting reasonably;

(ix)

Energy Regulator Notices – (A) promptly following receipt thereof by the Borrower or any Subsidiary, copies of any ARO Orders (and any amendments, supplements or other modifications thereto), including Material Orders, or other notices or communications related to any material directives, rules, regulations or other orders issued by any applicable Energy Regulator to the Borrower or any Subsidiary or otherwise affecting any of their assets and, in each case, relating to any material non-compliance by the Borrower or any Subsidiary with any applicable Environmental Laws, including liability assessments, potential or designated problem site notices, requirement to post security deposits (including any Energy Regulator Demand for Deposits) and operator insolvency notices, (B) promptly following delivery thereof by the Borrower or any Subsidiary, notice to the Agent if any security deposits are given by or issued on the Borrower or any Subsidiary’s behalf to any applicable Energy Regulator in respect of any Energy Regulator Demand for Deposit, and (C) promptly following receipt by the Borrower or any Subsidiary of any ARO Orders pursuant to subparagraph (A) above, the Borrower shall provide the Agent with a reasonable estimate of all costs associated with such ARO Orders within fifteen (15) Banking Days of its receipt of the applicable order or demand, and shall deliver to the Agent all such other relevant information related to such estimate as may be reasonably required by any Lender;

(x)

Abandonment and Reclamation Report – prior to March 31 and September 30 of each year, a semi-annual Abandonment and Reclamation Report for the relevant six-month period ending the preceding December 31 and June 30, respectively;

(xi)

2024 Unsecured Notes – written notice of any step or action to call a meeting of the holders of the 2024 Unsecured Notes pursuant to the 2017 A&R Indenture promptly upon becoming aware of such step or action, together with, promptly upon any receipt by the Borrower of the same, a certified copy of all material received by the Borrower in connection with any such meeting of the holders of the 2024 Unsecured Notes (subject to any confidentiality undertaking related to the 2024 Unsecured Notes or the 2017 A&R Indenture); and

(xii)

Other – at the request of the Agent, such other information, reports, engineering data, certificates, projections of income and cash flow or other matters affecting the business, affairs, financial condition, property or assets of the Borrower or the business, affairs, financial condition, property or assets of any of its Subsidiaries as the Agent may reasonably request.

(f)	Rights of Inspection

At any reasonable time and from time to time upon reasonable prior notice, the Borrower shall permit and shall cause its Subsidiaries to permit, the Agent and any Lender or any representative thereof (at the expense of the Borrower during the continuance of a Default or Event of Default and, otherwise, at the expense of the Agent or such Lender, as applicable) to (i) examine and make copies of and abstracts from the records and books of account of the Borrower or any of its Subsidiaries, (ii) visit and inspect the premises and properties of the Borrower or any of its Material Subsidiaries (in each case at the risk of the Borrower, except for the gross negligence or wilful misconduct of the inspecting party or the failure of any such inspecting party to comply with Applicable Law or the Borrower’s or any such Subsidiary’s health and safety requirements, as advised to such inspecting party), and (iii) discuss the affairs, operations, finances and accounts of the Borrower or any of its Subsidiaries with any of the officers or directors of the Borrower or any of its Subsidiaries.

(g)	Notice of Material Litigation

The Borrower shall promptly give written notice to the Agent of any litigation, proceeding or dispute affecting the Borrower or any of its Subsidiaries in respect of a demand or claim in respect of which there is a reasonable possibility of an adverse determination and which if adversely determined would reasonably be expected to result in a liability, obligation or judgment in excess of the Threshold Amount or to have a Material Adverse Effect, and shall from time to time furnish to the Agent all reasonable information requested by the Agent concerning the status of any such litigation, proceeding or dispute.

(h)	Notice of Default or Event of Default

The Borrower shall promptly deliver to the Agent, and in any event no later than 3 Banking Days after becoming aware of a Default or the occurrence of an Event of Default, an Officer’s Certificate describing in detail such Default or such Event of Default and specifying the steps, if any, being taken to cure or remedy the same.

(i)	Notice of Material Adverse Effect

The Borrower shall promptly, and in any event no later than 3 Banking Days after becoming aware of the same, notify the Agent of any event, circumstance or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(j)	Notice of Intended Dispositions of Borrowing Base Properties

The Borrower shall provide prior written notice to the Agent of any intended Disposition (direct or indirect, including by way of the sale of a Material Subsidiary) by the Borrower or any of its Material Subsidiaries of P&NG Rights which comprise or relate to proved or probable reserves, any related P&NG Leases or any related facilities, infrastructure and tangibles, in each case, if the proceeds of any such Dispositions (together with the proceeds of all other such previous Dispositions) exceed, in aggregate, the Threshold Amount since the last determination or redetermination of the Borrowing Base hereunder, such notice to be provided by the Borrower to the Agent not less than 10 Banking Days prior to the closing of any such Disposition.

(k)	Notice of New Subsidiaries

The Borrower shall promptly give written notice to the Agent of the acquisition, creation or existence of each new Subsidiary after the date hereof.

(l)	Securities Disclosure

To the extent the Borrower becomes a public company, the Borrower shall promptly furnish to the Agent copies of all reports, material change reports, notices and other non-confidential information that the Borrower is required by applicable law to file with any securities commission or stock exchange, furnish to its shareholders or publicly disclose (whether by way by advertisement or otherwise), except for insider reports and other filings which are of an administrative nature and do not contain any material information with respect to the business, affairs or financial condition of the Borrower and its Subsidiaries. The Borrower shall be deemed to have satisfied its obligations under this Section 10.1(l) if and to the extent any of the foregoing shall have been filed with the Canadian Securities Administrators (and are accessible to the Agent) in the SEDAR filing system at www.sedar.com, and the Borrower shall have notified the Agent of such filing.

(m)	Payment of Royalties, Taxes, Withholdings, etc.

The Borrower shall, and shall cause its Subsidiaries to, from time to time pay or cause to be paid when due all royalties, rents, Taxes, rates, levies or assessments, ordinary or extraordinary, governmental fees or dues, and to make and remit all withholdings, lawfully levied, assessed or imposed upon the Borrower and its Subsidiaries or any of the assets of the Borrower or its Subsidiaries, as and when the same become due and payable, except when and so long as the validity of any such royalties, rents, Taxes, rates, levies, assessments, fees, dues or withholdings is being contested by the Borrower or its Subsidiaries by a Permitted Contest, and to duly file on a timely basis all tax returns required to be filed.

(n)	Remittances

The Borrower will, and will cause each of its Subsidiaries to, make all of the material remittances (including, for certainty and without limitation, Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto) required to be made by the Borrower and such Subsidiary to the applicable federal, provincial, municipal or state governments and keep such remittances up to date except to the extent such non-remittance is subject to a Permitted Contest.

(o)	Wholly-Owned Status

Each Material Subsidiary will at all times be a direct or indirect Wholly-Owned Subsidiary of the Borrower.

(p)	Payment of Preferred Claims

The Borrower shall, and shall cause its Subsidiaries to, from time to time pay when due or cause to be paid when due all amounts related to wages, workers’ compensation obligations, government royalties or pension fund obligations and any other amount which would or would reasonably be expected to result in a lien, charge, Security Interest or similar encumbrance against the assets of the Borrower or such Subsidiary arising under statute or regulation, except when and so long as the validity of any such amounts or other obligations is being contested by the Borrower or its Subsidiaries by a Permitted Contest.

(q)	Environmental Covenants

(i)

Without limiting the generality of Section 10.1(d) above, the Borrower shall, and shall cause its Subsidiaries and any other party acting under their direction to, (A) conduct their business and operations so as to comply at all times with all Environmental Laws, (B) promptly take any and all actions necessary to cure any violation of Environmental Laws or respond to any demand or claim or remediate any environmental damage, and (C) use, employ, process, emit, generate, store, handle, transport, dispose of and/or arrange for the disposal of any and all Hazardous Materials in, on or, directly or indirectly, related to or in connection with their respective properties or assets or any portion thereof in a manner consistent with prudent industry practice and in compliance in all material respects with all applicable Environmental Laws and in a manner which does not constitute a Release or pose a significant risk to human health, safety (including occupational health and safety) or the environment, in each case except where failure to do so, either alone or in conjunction with any other such non-compliance, would not have or would not reasonably be expected to have a Material Adverse Effect.

(ii)	If the Borrower or its Subsidiaries shall:

(A)

receive or give any notice that a violation of any Environmental Law has or may have been committed or is about to be committed by the same, and if such violation has or would reasonably be expected to have a Material Adverse Effect;

(B)

receive any notice that a complaint, proceeding or order has been filed or is about to be filed against the same alleging a violation of any Environmental Law, and if such violation would reasonably be expected to have a Material Adverse Effect; or

(C)

receive any notice requiring the Borrower or a Subsidiary thereof, as the case may be, to take any action in connection with the release of Hazardous Materials into the environment or alleging that the Borrower or the Subsidiary may be liable or responsible for costs associated with a response to or to clean up a Release of Hazardous Materials into the environment or any damages caused thereby, and if such action or liability has or would reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly provide the Agent with a copy of such notice and shall furnish or cause to be furnished to the Agent from time to time all reasonable information requested by the Agent relating to the same.

(r)	Use of Loans

The Borrower shall use all Loans and the proceeds thereof solely for the purposes set forth in Section 2.3 hereof.

(s)	Required Insurance

The Borrower shall, and shall cause its Subsidiaries to, maintain, in full force and effect with financially sound and reputable insurers, insurance with respect to their respective properties and business and against such casualties and contingencies and in such types and such amounts as shall be in accordance with prudent business practices for corporations or other entities of the size and type of business and operations as the Borrower and its Subsidiaries.

(t)	Compliance With P&NG Leases

The Borrower shall, and shall cause its Subsidiaries to, comply with the P&NG Leases relating to P&NG Rights, except to the extent that failure to so comply does not and would not be reasonably expected to have a Material Adverse Effect.

(u)	Ownership of Borrowing Base Properties

The Borrower shall ensure that all of the Borrowing Base Properties are directly owned solely by the Borrower or its Wholly-Owned Subsidiaries or any combination thereof.

(v)	Ownership of Assets

The Borrower shall ensure that it and the Material Subsidiaries hereunder legally, beneficially and directly own not less than 95% of the Consolidated Net Tangible Assets of the Borrower as at each Quarter End based on the most recent financial statements of the Borrower.

(w)	Anti-Money Laundering/Anti-Terrorist Financing Laws; Sanctions; Anti-Corruption Laws Representations Continue to be True

The Borrower shall, and shall cause its Subsidiaries to, conduct its business operations such that, and have policies and procedures in place which are designed to ensure that, the representations and warranties in Section 9.1(w)are true and correct at all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made or deemed to be made).

(x)	Excess Cash Balances

If at the close of business on any day the Borrower and its Subsidiaries have Excess Cash, then, within five (5) Banking Days, the Borrower shall repay or cause to be repaid Loans under the Credit Facilities in an amount equal to the lesser of (i) the amount of such Excess Cash on the date of such repayment; and (ii) the Outstanding Principal under the Credit Facilities (excluding therefrom (A) any Bankers’ Acceptances, BA Equivalent Advances or SOFR Loans which are not prepayable without payment of breakage costs or cash collateralization until their respective maturity dates or expiry of Interest Periods, as the case may be, and (B) for the avoidance of doubt, Letters of Credit, other than Letters of Credit that have been drawn and not reimbursed in accordance with Section 7.5) outstanding on the date of such repayment; for certainty, if, on any Conversion Date or Rollover Date of Bankers’ Acceptances, BA Equivalent Advances or SOFR Loans, there is any Excess Cash, the Borrower shall be required to make the aforementioned repayment without regard to the parenthetical exclusion.

(y)	Keepwell

The Borrower shall, and shall ensure that, to the extent any Subsidiary is a Qualified ECP Guarantor, the Borrower and each Subsidiary shall, absolutely, unconditionally and irrevocably undertake to provide such funds or other support as may be needed from time to time by the Borrower or any Subsidiary (that provides a guarantee to the Agent, the Lenders, the Hedging Affiliates and the Cash Managers) to honour all of its obligations under its Guarantee in respect of Financial Instrument Obligations (provided, however, the Borrower and each Subsidiary shall only be liable under such undertaking for the maximum amount of such liability that can be incurred without rendering its obligations under this undertaking, or otherwise under the Documents to which it is a party, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower and each Subsidiary under this undertaking shall remain in full force and effect until discharged in accordance with the provisions of the relevant Document. The Borrower intends that this Section and the undertaking provided for shall constitute, and shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and its Subsidiaries (that provide a guarantee to the Agent, the Lenders, the Hedging Affiliates and the Cash Managers) for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(z)	Notice of Equity Investments

The Borrower shall promptly give written notice to the Agent of the receipt of any proceeds from any incremental equity investment(s) in the Borrower or any of its Subsidiaries, together with the particulars of such equity investment(s), including the particulars of the legal name of the person(s) who hold such equity investment(s).

(aa)	Notice of Amendments to/Requests for Funds under Investment Agreements

The Borrower shall promptly give written notice to the Agent of any request for funds under either Investment Agreement, or any amendment to either Investment Agreement, such notice to include reasonable particulars of such request or amendments.

10.2	Negative Covenants of the Borrower

So long as any Obligation is outstanding or any Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless (subject to Section 16.10) a Majority of the Lenders otherwise consent in writing:

(a)	Change of Business

The Borrower shall not, and shall not permit any Subsidiary to, change in any material respect the nature of its business or operations from the types of businesses and operations carried on by the Borrower and its Subsidiaries on the date hereof.

(b)	Negative Pledge

The Borrower shall not, nor shall it permit any Subsidiary to, create, issue, incur, assume or permit to exist any Security Interests on any of their property, undertakings or assets other than Permitted Encumbrances.

(c)	No Dissolution

Subject to Section 10.2(j), the Borrower shall not, nor shall it permit any Material Subsidiary to, liquidate, dissolve or wind up or take any steps or proceedings in connection therewith except, in the case of Material Subsidiaries, where the successor thereto or transferee thereof is the Borrower or a Guarantor of the Borrower.

(d)	Limit on Sale of Assets; Limit on Sale-Leasebacks

(i)	Except for Permitted Dispositions, the Borrower shall not, and shall not permit any Subsidiary to, Dispose of (including pursuant to a dissolution) any of their respective property or assets.

(ii)

Neither the Borrower nor any Subsidiary shall enter into any Sale-Leasebacks unless the proceeds to the Borrower or Subsidiary of such sale are at least equal to the fair market value of such property and provided that the obligations of the Borrower or such Subsidiary after giving effect to any such Sale-Leasebacks, as the case may be, is Permitted Debt under subparagraph (d) of the definition thereof.

(e)	Limitation on Debt

The Borrower shall not have, incur, assume or otherwise become liable for, or permit any Subsidiary to have, incur, assume or otherwise become liable for, any Debt other than Permitted Debt.

(f)	Limit on Investment

The Borrower shall not, nor shall it permit its Subsidiaries to, make any Investment other than Permitted Investments.

(g)	Limits on Distributions

The Borrower shall not make or permit any Subsidiary to make any Distributions other than Permitted Distributions.

(h)	No Financial Instruments Other Than Permitted Hedging

The Borrower shall not and shall not permit any Subsidiary to enter into, transact or have outstanding any Financial Instruments or Financial Instrument Obligations other than Permitted Hedging.

(i)	Non Arm’s Length Transactions

Except in respect of transactions between or among the Borrower and/or one or more of its Wholly-Owned Subsidiaries, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or transaction whatsoever, including for the sale, purchase, lease or other dealing in any property or the provision of any services (other than office and administration services provided in the ordinary course of business), with any Related Party except upon fair and reasonable terms, which terms are not less favourable to the Borrower or its Subsidiaries than it would obtain in an arm’s length transaction and, if applicable, for consideration which equals the fair market value of such property or other than at a fair market rental as regards leased property.

(j)	No Merger, Amalgamation, etc.

The Borrower shall not, nor shall it permit any Material Subsidiary to, enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other person whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, except where the successor thereto or transferee thereof is the Borrower or a Material Subsidiary provided that such entity continues to exist under the laws of Canada.

(k)	Limit on Financial Assistance

The Borrower shall not, and shall not permit any Subsidiary to, provide any Financial Assistance to or in favour of any person except:

(i)

in favour of the Agent, the Lenders and their respective Hedging Affiliates and the Cash Managers for or in respect of the Obligations, Cash Management Obligations or Lender Financial Instrument Obligations;

(ii)

for the benefit of the Borrower or a Wholly-Owned Subsidiary in connection with Permitted Debt (it being understood that the Borrower’s obligations to EDC pursuant to the EDC Indemnity Agreement are permitted hereby); and

(iii)	in favour of the Borrower or a Material Subsidiary.

(l)	Payments of Debt Under the 2024 Unsecured Note Documentation

Other than the Permitted Junior Debt Repayment, the Borrower shall not, and shall not permit any Subsidiary to:

(i)	make any payments of the principal amount of any Debt owing under the 2024 Unsecured Note Documentation or any refinancing thereof with proceeds of a Drawdown under the Credit Facilities;

(ii)

pay, repay, redeem, purchase, defease, discharge or cancel the 2024 Unsecured Notes other than with the proceeds of equity issuances of the Borrower; provided that no Default or Event of Default is has occurred and is continuing at the time of such payment, repayment, redemption, purchase, defeasance, discharge or cancellation or would exist immediately thereafter; or

(iii)

make any cash payments of interest on or in respect of the 2024 Unsecured Notes (and, for certainty, the foregoing shall not prohibit the Borrower from exercising (and the Borrower shall continue to exercise) any of its rights to make payments of interest on or in respect of the 2024 Unsecured Notes through the use or exercise of the “payment-in-kind” option to pay such interest as provided for in the 2017 A&R Indenture).

(m)	Hostile Acquisition

The Borrower shall not, and shall not permit any Subsidiary to, attempt a Hostile Acquisition without the prior written consent of the Lenders.

(n)	Limit on Amendments to 2024 Unsecured Note Documentation

The Borrower shall not, and shall not permit its Subsidiaries to alter, amend, supplement or modify the 2024 Unsecured Note Documentation (or provide any waiver or consent to like effect), other than (i) amendments, supplements or modifications permitted without the consent of the noteholders under the 2024 Unsecured Notes (excluding the issuance of additional notes under the 2017 A&R Indenture which would not constitute Permitted Debt), (ii) amendments, supplements, consents or waivers not adverse to the Lenders and which are solely to enable a Related Party to acquire (whether or not at par) and obtain the benefit of the 2024 Unsecured Notes and (iii) amendments, supplements, consents or waivers not adverse to the Lenders and which are solely to enable the Permitted Junior Debt Repayment.

(o)	Extension of Operating Facility Maturity Date and Syndicated Facility Maturity Date

The Borrower shall not permit any Maturity Date to extend beyond the maturity date of the 2024 Unsecured Notes.

(p)	Minimum Liability Management Rating

The Borrower shall not permit the Liability Management Rating of itself and each of its Subsidiaries in any Relevant Jurisdiction to be less than 2.00:1.00 at any time (including on a pro forma basis after giving effect to any acquisitions or dispositions by the Borrower or such Subsidiary) for so long (and only for so long) as the Liability Management Rating is utilized by the Energy Regulator in such Relevant Jurisdiction.

(q)	Maintenance of Accounts with Lenders

Except for any accounts maintained with the Agent to hold Excluded Deposits/Amounts, the Borrower shall not, nor shall it permit any Subsidiary to: (i) establish or maintain any operating accounts, deposit accounts or other bank accounts or any securities or other investment accounts with, or (ii) have any Cash Equivalents on deposit with, in each case, any financial institution or other person except the Agent or any Lender.

(r)	Limit on Hedge Monetizations

The Borrower shall not, and shall not permit any Subsidiary to, undertake, cause to occur or otherwise give effect to any Hedge Monetization without the prior written consent of all of the Lenders, each acting in their sole discretion (except for giving effect to any Hedge Monetization arising for reason of a termination because of a default by the relevant counterparty).

(s)	Limitation on Financial Instruments

The Borrower shall not make any Drawdown in Canadian Dollars or United States Dollars and enter into any Financial Instrument relating to such Drawdown which provides for the delivery or payment to the Borrower or any Subsidiary thereof of, in the case of a Drawdown in Canadian Dollars, United States Dollars, or, in the case of a Drawdown in United States Dollars, Canadian Dollars, where the economic result of such Drawdown and such Financial Instruments (taken together) would reduce the cost of the Drawdown to the Borrower if such Drawdown had been made in the currency to be paid to the Borrower or such Subsidiary under such a Financial Instrument (and without a related Financial Instrument).

(t)	Acquisition of P&NG Rights

The Borrower will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Majority of the Lenders, purchase, acquire, lease, have assigned to any of them, assume the obligations in respect of, or be granted or have created in favour of any of them any in rem right or interest in, to or against, any P&NG Rights, by whatever means effected, other than those existing as of the date hereof and other than the purchase, acquisition, leasing, assignment, assumption, granting, creation of P&NG Rights which have, in the aggregate, ARO Liabilities associated therewith of less than the Threshold Amount.

(u)	No Payment of Debt Owing to EDC with Drawdowns

Without the prior written consent of all of the Lenders, the Borrower shall not, and shall not permit any Subsidiary to, make any payment on, or in respect of, any indebtedness, liability or obligation (present or future, absolute or contingent, matured or not) of the Borrower and its Subsidiaries to EDC under, pursuant or relating to the EDC Indemnity Agreement with proceeds of a Drawdown under the Credit Facilities.

(v)	Replacement of Issued EDC Guaranteed LCs

The Borrower shall not request any Drawdown for the purpose of, or use the proceeds of any Drawdown to, directly or indirectly, replacing or refinancing any Issued EDC Guaranteed LC (for certainty, including pursuant to the use of any Drawdown to provide cash collateral to the EDC Guaranteed LC Facility Provider or any other person, the provision of any “back-to-back” Letter of Credit as security for any Issued EDC Guaranteed LC or to obtain any Letter of Credit for the replacement or refinancing of any Issued EDC Guaranteed LC or otherwise), in each case, without the prior written consent of all of the Lenders. In addition to and without derogating from any provision herein or in any other Document to the contrary, and for greater certainty, to the extent the EDC Indemnity Agreement is terminated (whether by the Borrower, by EDC or otherwise) and is not concurrently replaced by another EDC Indemnity Agreement, all of the Lenders, collectively and each in their sole discretion, shall have the right to determine whether or not any Issued EDC Guaranteed LCs may be deemed to be outstanding under the Credit Facilities and under which Credit Facility such Issued EDC Guaranteed LCs may be deemed outstanding.

10.3	Agent May Perform Covenants

If the Borrower fails to perform any covenants on its part herein contained, subject to any consents or notice or cure periods required by Section 12.1, the Agent may give notice to the Borrower of such failure and if such covenant remains unperformed, the Agent may, in its discretion but need not, perform any such covenant capable of being performed by the Agent and if the covenant requires the payment or expenditure of money, the Agent may, upon having received approval of all Lenders, make such payments or expenditure and all sums so expended shall be forthwith payable by the Borrower to the Agent on behalf of the Lenders and shall bear interest at the applicable interest rate provided in Section 5.8 for amounts due in Canadian Dollars or United States Dollars, as the case may be. No such performance, payment or expenditure by the Agent shall be deemed to relieve the Borrower of any default hereunder or under the other Documents.

ARTICLE 11– SECURITY

11.1	Security on all Assets

(1) The Obligations, the Cash Management Obligations and Lender Financial Instrument Obligations shall be secured, equally and rateably, by first priority Security Interests on, to and against all present and future property, assets and undertaking of the Borrower and each of its Subsidiaries (the “Collateral”).

(2) The Borrower shall execute and deliver Security and shall cause each of its Subsidiaries to execute and deliver Security (including the guarantee substantially in the form of Schedule H-4 annexed hereto), in each case with such amendments, modifications and insertions as may be required by the Agent, acting reasonably.

(3) The Borrower (i) shall, as soon as reasonably practicable, give written notice to the Agent of the acquisition, creation or existence of each Subsidiary created or acquired after the date hereof, together with such other information as the Agent may reasonably require, and (ii) shall promptly, and in any event within 10 Banking Days of such acquisition, creation or existence, cause each new Subsidiary to promptly execute and deliver to the Agent the Security contemplated hereby (together with a certified copy of its constating documents and a legal opinion in form and substance satisfactory to the Agent, acting reasonably).

(4) The Borrower shall ensure that at all times, at least 95% of Consolidated Net Tangible Assets shall be legally, beneficially and directly owned by the Borrower and its Material Subsidiaries which have provided Security hereunder; and if at any time less than 95% of Consolidated Net Tangible Assets shall be legally, beneficially and directly owned by or attributable to, as the case may be, the Borrower and its Material Subsidiaries which have provided Security hereunder, the Borrower shall promptly, and in any event within 10 Banking Days after any such occurrence, designate another Subsidiary which is not then a Material Subsidiary to be a Designated Material Subsidiary pursuant hereto to the extent required to ensure that after such designation, 95% or more of Consolidated Net Tangible Assets shall be legally, beneficially and directly owned by or attributable to, as the case may be, the Borrower and its Material Subsidiaries which have provided Security hereunder; and all registrations, filings and/or recordings of such Security shall have been made in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of such Security and the Security Interests created thereby.

The Borrower shall from time to time, by notice in writing to the Agent (together with reasonable particulars which demonstrate compliance with the foregoing covenant), be entitled to designate that either:

(a)	a Subsidiary which is not a Material Subsidiary shall become a Designated Material Subsidiary; or

(b)	a Designated Material Subsidiary shall cease to be a Material Subsidiary,

provided that the Borrower shall not be entitled to designate that a Designated Material Subsidiary shall cease to be a Material Subsidiary if:

(c)	a Default or an Event of Default has occurred and is continuing;

(d)	a Default or an Event of Default would result from or exist immediately after such a designation; or

(e)	such Designated Material Subsidiary falls within part (a), (b) or (c) of the definition of “Material Subsidiary”.

In order to give effect to the foregoing provisions of Section 11.1(3) and this Section 11.1(4), the Borrower shall cause any Material Subsidiary that becomes a Designated Material Subsidiary to promptly execute and deliver Security to the Agent (together with a certified copy of its constating documents and a legal opinion in form and substance satisfactory to the Agent, acting reasonably).

(5) In addition to the Security described in subsections (1) and (2) of this Section 11.1, the Borrower shall execute and deliver, or shall cause to be executed and delivered, all such guarantees and mortgages, debentures, pledge agreements, assignments and other security agreements as may be required by the Majority of the Lenders, acting reasonably (each in form and substance satisfactory to the Majority of the Lenders) in order to, or to more effectively, charge in favour of the Agent or grant Security Interests in favour of the Agent on and against all of the undertaking, assets and property (real or personal, tangible or intangible, present or future and of whatsoever nature and kind) of the Borrower and its Subsidiaries, as continuing collateral security for the payment and performance by the Borrower of all Obligations, Cash Management Obligations and Lender Financial Instrument Obligations.

11.2	Registration and Fixed Charge Security

(1) The Borrower shall, at its expense, register, file or record the Security in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security applicable to it; provided that the Borrower shall not be obligated to register the Security at any land titles or land registry offices (including the Alberta Land Title Office) or under the Mines and Minerals Act (Alberta) or similar legislation in other jurisdictions except in accordance with Section 11.2(2). The Borrower shall amend and renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect or to preserve the priority established by any prior registration, filing or recording thereof.

(2)	The Borrower shall, and shall cause its Subsidiaries to, promptly:

(a)

register the Security in all applicable land titles and land registry offices (including the filing of security notices under the Mines and Minerals Act (Alberta) and similar notices, filings or registrations in other jurisdictions); and/or

(b)

grant to the Agent fixed charges (in form and substance satisfactory to the Agent, acting reasonably) against any or all of its P&NG Rights, P&NG Leases and other interests in land (including fixtures), in each case, as required by the Agent (and together with all registration materials, legal opinions and Officer’s Certificates as the Agent may require, acting reasonably), upon the occurrence of any one or more of the following:

(i)	a Default that is continuing;

(ii)	an Event of Default;

(iii)	the occurrence of an event, circumstance or condition which has had, or would reasonably be expected to have, a Material Adverse Effect, as determined by the Lenders, each acting reasonably; or

(iv)

the Majority of the Lenders determining that any of the foregoing is necessary or desirable, in accordance with its usual and customary practices, to preserve or protect the position of the Lenders or the priority of the Security.

11.3	Forms

The forms of Security shall have been or be prepared based upon the laws of Canada and Alberta applicable thereto in effect at the date hereof. The Agent shall have the right to require that:

(a)

any such Security be amended to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to confer upon the Agent the Security Interests intended to be created thereby; and

(b)

the Borrower and its Subsidiaries execute and deliver to the Agent such other and further debentures, mortgages, trust deeds, assignments and security agreements as may be reasonably required to ensure the Agent holds, subject to Permitted Encumbrances, first priority Security Interests on and against all of the property and assets of the Borrower and its Subsidiaries;

except that in no event shall the Agent require that the foregoing be effected if the result thereof would be to grant the Agent or the Lenders greater rights than is otherwise contemplated herein or therein.

11.4	Continuing Security

Each item or part of the Security shall for all purposes be treated as a separate and continuing collateral security and shall be deemed to have been given in addition to and not in place of any other item or part of the Security or any other security now held or hereafter acquired by the Agent or the Lenders. No item or part of the Security shall be merged or be deemed to have been merged in or by this Agreement or any documents, instruments or acknowledgements delivered hereunder, or any simple contract debt or any judgment, and any realization of or steps taken under or pursuant to any security, instrument or agreement shall be independent of and not create a merger with any other right available to the Lenders or the Agent under any security, instruments or agreements held by it or at law or in equity.

11.5	Dealing with Security

The Agent, with the consent of all of the Lenders, except to the extent otherwise provided for herein and in the Security, may grant extensions of time or other indulgences, take and give up securities (including the Security or any part or parts thereof), accept compositions, grant releases and discharges and otherwise deal with the Borrower and other parties and with security (including the Security and each part thereof) as the Agent may see fit, without prejudice to or in any way limiting the liability of the Borrower under this Agreement or the other Documents or under any of the Security or any other collateral security.

11.6	Effectiveness

The Security and the security created by any other Document constituted or required to be created shall be effective, and the undertakings as to the Security herein or in any other Document shall be continuing, whether any Loans are then outstanding or any amounts thereby secured or any part thereof shall be owing before or after, or at the same time as, the creation of such Security Interests or before or after or upon the date of execution of any amendments to this Agreement.

11.7	Release and Discharge of Security

(1) The Borrower and its Subsidiaries shall not be discharged from the Security or any part thereof, other than to the extent that such Security applies to a Permitted Disposition (in which case the Security shall, without further action, cease to apply to the subject matter thereof for the benefit of the Agent and the Lenders), except by a written release and discharge signed by the Agent with the prior written consent of all of the Lenders. If all of the Obligations, Cash Management Obligations and Lender Financial Instrument Obligations have been repaid, paid, satisfied and discharged, as the case may be, in full and the Credit Facilities have been fully cancelled, then the Agent shall cause it and the Lenders’ interest in the Security to be released and discharged at the expense of the Borrower.

(2)	The Lenders hereby authorize the Agent, upon the written request of the Borrower, to:

(a)	take such steps as may be required to release Security Interests created by the Security from any property or assets in relation to a disposition permitted pursuant to Section 10.2(d);

(b)

take such steps as may be required to release and discharge (or evidence such release and discharge) the Security provided by a Subsidiary that ceases to be a Subsidiary in a transaction not prohibited by this Agreement and the other Documents; and

(c)

execute and deliver such releases, discharges, no-interest letters, agreements or other instruments as may be necessary or reasonably requested by the Borrower to effect the foregoing or to evidence the foregoing or to evidence the release of any property or assets which are the subject of an Permitted Disposition.

11.8	Transfer of Security

If Canadian Imperial Bank of Commerce, in its capacity as Agent, or any successor thereto, in its capacity as Agent ceases to be the Agent (the “Departing Agent”), the Departing Agent shall transfer and assign all of its right, title and interest in its capacity as Agent in and to the Security to the Successor Agent and the provisions of Section 11.2 shall apply, mutatis mutandis, with respect to such assignment and transfer.

11.9	Hedging Affiliates and Cash Managers

Each Lender hereby confirms to and agrees with the Agent and the other Lenders as follows:

(a)

such Lender is, for the purpose of securing the Lender Financial Instrument Obligations owing to or in favour of its Hedging Affiliates and the Cash Management Obligations owing in favour of its Cash Managers pursuant to the Security, executing and delivering this Agreement both on its own behalf and as agent for and on behalf of such Hedging Affiliates and Cash Managers;

(b)

the Agent shall be and is hereby authorized by each such Hedging Affiliate and Cash Manager to act in accordance with the provisions of the Documents (including on the instructions or at the direction of all of the Lenders or the Majority of the Lenders (which, for certainty, shall not include the Hedging Affiliates or the Cash Managers)) in all respects with respect to the Security; and

(c)

the Lender Financial Instruments of any such Hedging Affiliate or the Lender Financial Instrument Obligations owing to or in favour of any such Hedging Affiliate, the Cash Management Documents or the Cash Management Obligations owing in favour of its Cash Managers shall not be included or taken into account for the purposes of Section 16.10 or (for certainty) in any determination of the Majority of the Lenders or all of the Lenders which shall be determined solely based upon the Commitments of the Lenders hereunder or the Outstanding Principal owing to the Lenders.

11.10	Security for Hedging with Former Lenders

If a Lender ceases to be a Lender under this Agreement (a “Former Lender”), all Lender Financial Instrument Obligations owing to such Former Lender and its Hedging Affiliates under Lender Financial Instruments entered into while such Former Lender was a Lender shall remain secured by the Security (equally and rateably) to the extent that such Lender Financial Instrument Obligations were secured by the Security prior to such Lender becoming a Former Lender and, subject to the following provisions of this Section 11.10 and unless the context otherwise requires, all references herein or in any other Document to “Lender Financial Instrument Obligations” shall include such obligations to a Former Lender and its Hedging Affiliates, all references herein or in any other Document to “Lenders” shall include Former Lenders for the purposes of such obligations, all references herein or in any other Document to “Hedging Affiliates” shall include Affiliates of such Former Lenders for the purposes of such obligations and all references herein or in any other Document to “Lender Financial Instruments” shall include such Financial Instruments with a Former Lender and its Hedging Affiliates. For certainty, any Financial Instrument Obligations under Financial Instruments entered into with a Former Lender or an Affiliate thereof after the Former Lender has ceased to be a Lender shall not be secured by the

Security. Notwithstanding the foregoing, no Former Lender or any Affiliate thereof shall have any right to cause or require the enforcement of the Security or any right to participate in any decisions relating to the Security, including any decisions relating to the enforcement or manner of enforcement of the Security or decisions relating to any amendment to, waiver under, release of or other dealing with all or any part of the Security; for certainty, the sole right of a Former Lender and its Affiliates with respect to the Security is to share, on a pari passu basis, in any proceeds of realization and enforcement of the Security.

11.11	Acknowledgement Regarding Any Supported QFCs

(1) To the extent that the Documents provide support, through a guarantee or otherwise, for any Lender Financial Instrument or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the United States Federal Deposit Insurance Act and Title II of the United States Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Documents and any Supported QFC may in fact be stated to be governed by the laws of the Province of Alberta and the laws of Canada applicable therein or the laws of any other jurisdiction).

(2) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE 12 - EVENTS OF DEFAULT AND ACCELERATION

12.1	Events of Default

The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:

(a)	Principal Default: if the Borrower fails to pay the principal of any Loan hereunder when due and payable;

(b)	Other Payment Default: if the Borrower fails to pay:

(i)	any interest (including, if applicable, default interest) accrued on any Loan;

(ii)	any acceptance fee with respect to a Bankers’ Acceptance or issuance fee with respect to a Letter of Credit; or

(iii)	any other amount not specifically referred to in paragraph (a) above or in this paragraph (b) payable by the Borrower hereunder;

in each case when due and payable, and such default is not remedied within 2 Banking Days after written notice thereof is given by the Agent to the Borrower specifying such default and requiring the Borrower to remedy or cure the same;

(c)	Breach of Certain Covenants: if the Borrower fails to observe or perform any covenant in Section 10.1(x) or Section 10.2;

(d)

Breach of Other Covenants: if the Borrower or a Subsidiary fails to observe or perform any covenant or obligation herein or in any other Document required on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section) and, the Borrower or such Subsidiary shall fail to remedy such default within a period of 10 Banking Days after the earlier of (i) notice thereof from the Agent to the Borrower and (ii) knowledge thereof of the Borrower and, in the case of a Subsidiary which is not a Material Subsidiary, such breach has or would reasonably be expected to have a Material Adverse Effect;

(e)

Incorrect Representations: if any representation or warranty made or deemed to be made by the Borrower or any Subsidiary herein or in any other Document shall prove to have been incorrect or misleading in any respect on and as of the date made and, if curable, the facts or circumstances which make such representation or warranty incorrect or misleading are not remedied and the representation or warranty in question remains incorrect or misleading more than 10 Banking Days after the earlier of (i) notice thereof from the Agent to the Borrower and (ii) knowledge thereof of the Borrower, provided that, in the case of a Subsidiary which is not a Material Subsidiary, such misrepresentation has or would reasonably be expected to have a Material Adverse Effect;

(f)

Involuntary Insolvency: if a decree or order of a court of competent jurisdiction is entered adjudging the Borrower or a Material Subsidiary a bankrupt or insolvent under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or ordering the winding up or liquidation of its affairs;

(g)

Idem: if any case, proceeding or other action shall be instituted in any court of competent jurisdiction against the Borrower or any Material Subsidiary, seeking in respect of it an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition, proposal or arrangement (including an arrangement or proceeding under the Canada Business Corporations Act or the Business Corporations Act (Alberta) or any other analogous provincial or federal statute, as applicable) with creditors, a readjustment of debts, the appointment of trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator, liquidator or other person with similar powers with respect to the Borrower or any Material Subsidiary or of all or any substantial part of its assets, or any other like relief in respect of the Borrower or any Material Subsidiary under any bankruptcy or insolvency law and:

(i)	such case, proceeding or other action results in an entry of an order for such relief or any such adjudication or appointment, or

(ii)	such case, proceeding or other action shall continue undismissed, or unstayed and in effect, for any period of 30 consecutive days;

(h)

Voluntary Insolvency: if the Borrower or any Material Subsidiary makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator, liquidator or other person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition, administration, compromise, restructuring, arrangement or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights (including an arrangement or proceeding under the Canada Business Corporations Act or the Business Corporations Act (Alberta) or any other analogous provincial or federal statute, as applicable) or consents to, or acquiesces in, the filing of such assignment, proposal, relief, petition, proposal, appointment or proceeding;

(i)

Dissolution: except as permitted by Sections 10.2(c) or 10.2(j), if proceedings are commenced for the dissolution, liquidation or winding up of the Borrower or any Material Subsidiary unless such proceedings are being actively and diligently contested in good faith to the satisfaction of the Majority of the Lenders, acting reasonably;

(j)

Security Realization: if creditors of the Borrower or any Material Subsidiaries having a Security Interest against or in respect of the property and assets thereof, or any part thereof, realize upon or enforce any such security against such property and assets or any part thereof having an aggregate fair market value in excess of the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) and such realization or enforcement shall continue in effect and not be released, discharged or stayed within the lesser of 30 days and the period of time prescribed under Applicable Laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;

(k)

Seizure: if property and assets of the Borrower and its Material Subsidiaries or any part thereof having an aggregate fair market value in excess of the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) are seized or otherwise attached by anyone pursuant to any legal process or other means, including distress, execution or any other step or proceeding with similar effect and such attachment, step or other proceeding shall continue in effect and not be released, discharged or stayed within the lesser of 30 days and the period of time prescribed under Applicable Laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;

(l)	Judgment: if:

(i)

Payment of Money: one or more final judgments, decrees or orders for the payment of money shall be rendered against the Borrower or any of the Material Subsidiaries (or any combination thereof) in an aggregate amount (to the extent not covered by insurance) in excess of the Threshold Amount (or the equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) and the Borrower or relevant Material Subsidiary has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal; provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply; or

(ii)

Not for Payment of Money: if one or more final judgments, decrees or orders not involving payment of money and not otherwise specified in Section 12.1(l)(i) above, has been rendered against the Borrower or any of the Material Subsidiaries (or any combination thereof), the result of which has had a Material Adverse Effect, so long as the Borrower or relevant Material Subsidiary, as applicable, has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal; provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(m)

Payment Cross Default: if the Borrower or any of its Material Subsidiaries (or any combination thereof) defaults in the payment when due (whether at maturity, upon acceleration, or otherwise) of Debt or Financial Instrument Obligations thereof in aggregate in excess of the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency); provided that, solely with respect to the EDC Guaranteed LC Facility, no Default or Event of Default shall have occurred solely as a result of a demand for payment thereunder, unless such demand remains outstanding and has not been fully satisfied within 10 days after the making of such demand;

(n)

Event Cross Default: if a default, event of default or other similar condition or event (however described) in respect of the Borrower or any of its Material Subsidiaries (or any combination thereof, without duplication) occurs or exists under any indentures, credit agreements, agreements or other instruments evidencing or relating to Debt or Financial Instrument Obligations thereof (individually or collectively) in an aggregate amount in excess of the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) and such default, event or condition has resulted in such Debt or Financial Instrument Obligations becoming, or becoming capable at such time of being declared, due and payable thereunder before it would otherwise have been due and payable; provided that, solely with respect to the EDC Guaranteed LC Facility, no Default or Event of Default shall have occurred solely as a result of a demand for payment thereunder, unless such demand remains outstanding and has not been fully satisfied within 10 days after the making of such demand;

(o)

2017 A&R Indenture: (i) if the Borrower or any of its Subsidiaries (or any combination thereof) defaults in the payment when due (whether at maturity, upon acceleration, or otherwise) of Debt owing under the 2017 A&R Indenture or any other 2024 Unsecured Note Documentation or (ii) if a default, event of default or other similar condition or event (however described) in respect of the Borrower or any of its Subsidiaries (or any combination thereof, without duplication) occurs or exists under the 2017 A&R Indenture or any other 2024 Unsecured Note Documentation;

(p)	Cease to Carry on Business: if, subject to Section 10.2(c) and Section 10.2(j), the Borrower or any Material Subsidiary ceases to carry on business;

(q)	Change of Control: if there is a Change of Control;

(r)

Lender Financial Instruments: if a Financial Instrument Demand for Payment has been delivered to the Borrower or a Subsidiary and the Borrower or such Subsidiary fails to make payment thereunder within the lesser of (i) 3 Banking Days and (ii) the time otherwise required for payment thereunder;

(s)

Qualified Auditor Report: if the auditors’ opinion required to be delivered with the annual audited financial statements that are required to be delivered by the Borrower pursuant to Section 10.1(e)(iii) contains a qualification which, or which evidences or relates to an event, matter or circumstance which, would reasonably be expected to have a Material Adverse Effect and (i) such qualification, event, matter or circumstance is not rectified or otherwise dealt with to the satisfaction of the Majority of the Lenders, acting reasonably, within a period of 30 days after written notice thereof by the Agent to the Borrower; or (ii) within such 30 day period, the Borrower has not delivered a plan to the Agent as to how it plans to rectify or otherwise deal with such qualification, event matter or circumstance (such plan to include the time frame within which the Borrower proposes to rectify or otherwise deal with such qualification, event, matter or circumstance) and such plan is not satisfactory to the Majority of the Lenders, acting reasonably, and following delivery and acceptance of such plan, the Borrower fails to diligently pursue the same and rectify or otherwise deal with such qualification, event, matter or circumstance in accordance with the plan and within the proposed time frame;

(t)

Loss and Priority of Security: except for Permitted Encumbrances, if any of the Security shall cease to be a valid first priority Security Interest against the property, assets and undertaking of the Borrower or any Material Subsidiary as against third parties (and the same is not forthwith effectively rectified or replaced by the Borrower or such Material Subsidiary, as applicable) after the earlier of the Borrower obtaining actual knowledge of the same and receiving notice thereof from the Agent;

(u)

Invalidity: if any of this Agreement, any Security or any other Document or any material provision of any of the foregoing shall at any time for any reason cease to be in full force and effect, be declared to be void or voidable (and the same is not forthwith effectively rectified or replaced by the Borrower) or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall deny that it has any or any further liability or obligation thereunder, or at any time it shall be unlawful or impossible for them to perform any of their respective Obligations;

(v)	Borrowing Base Shortfall: if a Borrowing Base Shortfall exists and is not remedied in accordance with Section 2.23(5) hereof;

(w)

Material Orders and/or Energy Regulator Demand for Deposits: if any Material Order or Energy Regulator Demands for Deposits which, individually or in the aggregate, exceed the Threshold Amount have been received by the Borrower or a Subsidiary and the Borrower or such Subsidiary has failed to comply therewith within the time required for such compliance and any applicable appeal periods have expired; or

(x)

Receipt of Material Order: if the Borrower fails to deliver to the Agent and the Lenders a copy of any Material Order or Energy Regulator Demand for Deposit which, individually or in the aggregate, exceed the Threshold Amount, in each case, within 5 Banking Days of the receipt thereof.

12.2	Acceleration

If any Event of Default shall occur and for so long as it is continuing:

(a)	the entire principal amount of all Loans then outstanding from the Borrower and all accrued and unpaid interest thereon;

(b)	an amount equal to the face amount at maturity of all Bankers’ Acceptances issued by the Borrower which are unmatured;

(c)	an amount equal to the maximum amount then available to be drawn under all unexpired Letters of Credit; and

(d)	all other Obligations outstanding hereunder,

shall, at the option of the Agent in accordance with Section 15.11 or upon the request of a Majority of the Lenders, become immediately due and payable upon written notice to that effect from the Agent to the Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are hereby expressly waived by the Borrower). In such event and if the Borrower does not immediately pay all such amounts upon receipt of such notice, either the Lenders (in accordance with the proviso in Section 15.11(i))

or the Agent on their behalf may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrower or any Subsidiary authorized or permitted by law for the recovery of all the indebtedness and liabilities of the Borrower to the Lenders and proceed to exercise any and all rights hereunder and under the other Documents and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

12.3	Conversion on Default

Upon the occurrence of an Event of Default, the Agent on behalf of the Lenders may convert a SOFR Loan owing by the Borrower to a U.S. Base Rate Loan. Interest shall accrue on each such U.S. Base Rate Loan at the rate specified in Section 5.2 with interest on all overdue interest at the same rate, such interest to be calculated daily and payable on demand.

12.4	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lenders and the Agent hereunder or under any other Document are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders and the Agent may be lawfully entitled for such default or breach. Any waiver by, as applicable, the Majority of the Lenders, all of the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by, as applicable, the Majority of the Lenders, all of the Lenders or the Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders or the Agent under this Agreement or any other Document as a result of any other default or breach hereunder or thereunder.

12.5	Termination of Lenders’ Obligations

The occurrence of a Default or Event of Default shall relieve the Lenders of all obligations to provide any further Drawdowns, Rollovers or Conversions to the Borrower hereunder; provided that the foregoing shall not prevent the Lenders or the Agent from disbursing money or effecting any Conversion which, by the terms hereof, they are entitled to effect, or any Conversion or Rollover requested by the Borrower and acceptable to the Lenders and the Agent.

12.6	Acceleration of All Lender Obligations

(1) If a Lender has delivered a Financial Instrument Demand for Payment to the Borrower, then it shall promptly notify the Agent and other Lenders thereof.

(2) If an Acceleration Notice has been delivered to the Borrower, then, to the extent that it is not already the case, all Obligations, all Cash Management Obligations and all Lender Financial Instrument Obligations shall be immediately due and payable and each Lender, Hedging Affiliate and the Agent shall (and shall be entitled to) promptly, and in any event within 3 Banking Days of receipt of notice of the foregoing, deliver such other Demands for Payment and notices as may be necessary to ensure that all Obligations, Cash Management Obligations and Lender Financial Instrument Obligations are thereafter due and payable under this Agreement, the Cash Management Documents and the Lender Financial Instruments, as applicable.

(3) Each agreement, indenture, instrument or other document evidencing or relating to Cash Management Obligations or a Lender Financial Instrument Obligations shall, notwithstanding any provision thereof to the contrary, be deemed to be hereby amended to allow and permit the Lender or Hedging Affiliates, as the case may be, which is a party thereto to comply with or enforce the provisions of this Section 12.6.

12.7	Application and Sharing of Payments Following Acceleration

Except as otherwise agreed to by all of the Lenders in their sole discretion, all monies and property received by the Lenders for application in respect of the Obligations, Cash Management Obligations and the Financial Instrument Obligations under Lender Financial Instruments subsequent to the Adjustment Time and all monies received as a result of a realization upon the Security (collectively, the “Realization Proceeds”) shall be applied and distributed to the Lenders and the Agent in the order and manner set forth below:

(a)

firstly, distributed proportionately to the Lenders and the Agent in accordance with amounts owing to each Lender and the Agent on account of the costs and expenses of enforcement and realization upon the Security; and

(b)

secondly, distributed Rateably to the Lenders and Hedging Affiliates on account of the Obligations, Cash Management Obligations and the Financial Instrument Obligations under Lender Financial Instruments;

and the balance of the Realization Proceeds (if any) shall be paid to the Borrower or otherwise as may be required by Applicable Laws.

12.8	Calculations as at the Adjustment Time

For the purposes of this Agreement, if a Financial Instrument Demand for Payment has been delivered, then any amount which is payable by the Borrower or a Subsidiary thereof under such Lender Financial Instrument in settlement of obligations arising thereunder as a result of the early termination of the Lender Financial Instrument shall be deemed to have become payable at the time of delivery of such Financial Instrument Demand for Payment notwithstanding that the amount payable by the Borrower or such Subsidiary is to be subsequently calculated and notice thereof given to the Borrower or such Subsidiary in accordance with such Lender Financial Instrument.

12.9	Sharing Repayments

Each Lender agrees that, subsequent to the Adjustment Time, it will at any time and from time to time upon the request of the Agent purchase undivided participations in the Obligations, Cash Management Obligations and Financial Instrument Obligations under Lender Financial Instruments, as applicable, and make any other adjustments which may be necessary or appropriate, in order that Obligations, Cash Management Obligations and Financial Instrument Obligations under Lender Financial Instruments which remain outstanding to each Lender and its Hedging Affiliates are thereafter outstanding, as adjusted pursuant to this Section, in accordance with the provisions of Section 12.7. The Borrower agrees to do, or cause to be done (whether by it or its Subsidiaries), all things reasonably necessary or appropriate to give effect to any and all purchases and other adjustments by and between the Lenders pursuant to this Section.

12.10	Pro Rata Obligations

After all Obligations are declared by the Agent to be due and payable pursuant to Section 12.2, each Lender agrees that (a) it will at any time or from time to time thereafter or at the request of the Agent as required by any Lender, purchase at par on a non-recourse basis a participation in the Outstanding Principal owing to each of the other Lenders and make any other adjustments as are necessary or appropriate, in order that the Outstanding Principal owing to each of the Lenders, as adjusted pursuant to this Section 12.10, will be in the same proportion as each Lender’s individual aggregate Commitments under both the Credit Facilities were to the overall aggregate Commitments under both Credit Facilities of all Lenders immediately prior to the Event of Default resulting in such declaration and (b) the amount of any repayment made by or on behalf of the Borrower and its Subsidiaries under the Documents or any proceeds received by the Agent or the Lenders in connection therewith will be applied by the Agent in a manner such that to the extent possible the amount of the Outstanding Principal owing to each Lender after giving effect to such application will be the same proportion as each Lender’s individual aggregate Commitments under both Credit Facilities were to the overall aggregate Commitments of all Lenders under both Credit Facilities immediately prior to the Event of Default resulting in such declaration.

ARTICLE 13 – CHANGE OF CIRCUMSTANCES

13.1	Benchmark Replacement Settings

(1) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Banking Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority of the Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(2) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent (including as may be directed by the Operating Lender with respect to its Operating Facility Commitment) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Document.

(3) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and, in the case of the Syndicated Facility, the Lenders of (a) the implementation of any Benchmark Replacement and (b) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent, in the case of the Syndicated Facility, or the Operating Lender, in the case of the Operating Facility (as the case may be), will promptly notify the Borrower of (y) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 13.1(4) and (z) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 13.1, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Document, except, in each case, as expressly required pursuant to this Section 13.1.

(4) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Document, at any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) in its discretion, acting reasonably, or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks (the “IOSCO Principles”), then, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings applicable to such Credit Facility at or after such time to remove such unavailable, non-representative, non-compliance or non-aligned tenor and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (ii) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the IOSCO Principles for a Benchmark (including a Benchmark Replacement), then, in the case of the Syndicated Facility the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings applicable to such Credit Facility at or after such time to reinstate such previously removed tenor.

(5) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any requested Drawdown of, Conversion to or Rollover of a SOFR Loan to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Drawdown of or Conversion to U.S. Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of U.S. Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of U.S. Base Rate.

13.2	CDOR Rate Discontinuance

(a)	If at any time the Agent determines (which determination shall be conclusive, absent manifest error) that:

(i)

an interest rate or discount rate is not ascertainable in subparagraph (a) of the definition of “CDOR Rate” (for the purposes of this Section 13.2, “CDOR”) and the inability to ascertain such rate is unlikely to be temporary;

(ii)

the regulatory supervisor for the administrator of CDOR, the Bank of Canada, an insolvency official with jurisdiction over the administrator of CDOR, a resolution authority with jurisdiction over the administrator of CDOR, or a court or an entity with similar insolvency or resolution authority over the administrator of CDOR, has made a public statement, or published information, stating that the administrator of CDOR, has ceased or will cease to provide CDOR, permanently or indefinitely on a specific date; provided that, at that time, there is no successor administrator that will continue to provide CDOR; or

(iii)

the administrator of CDOR or a Governmental Authority having jurisdiction over the Agent or the administrator of CDOR has made a public statement identifying a specific date after which CDOR shall no longer be made available, or used for determining the interest rate of loans or the discount rates for bankers’ acceptances; provided that, at that time, there is no successor administrator that will continue to provide CDOR

(the date of determination or such specific date in the foregoing subparagraphs (i) through (iii), the “CDOR Discontinuation Date”); or

(iv)	a rate other than CDOR has become a widely recognized benchmark rate to determine the discount rate for Bankers’ Acceptances in the Canadian market,

then the Agent and the Borrower shall negotiate in good faith to select a replacement index rate for CDOR and make such spread adjustments thereto and other related amendments to this Agreement that shall give due consideration to the prevailing market practice for: (x) determining a rate of interest applicable to newly originated Canadian Dollar loans made in Canada at such time and for determining the discount rate for Canadian Dollar bankers’ acceptances issued and accepted in Canada at such time, and (y) transitioning existing loans and bankers’ acceptances from CDOR-based rates to loans bearing interest and bankers’ acceptances with discount rates calculated with reference to the new reference index rate; provided that, to the extent reasonably practicable, the all-in rate paid by the Borrower under this Agreement based on such replacement index rate will be substantially equivalent to the all-in rate applicable to Bankers’ Acceptances and BA Equivalent Advances made hereunder prior to the replacement of CDOR (excluding, for certainty, any differences resulting from changes to the Applicable Pricing Rate as a result of the fluctuation of the First Lien Debt to EBITDA Ratio or Debt to EBITDA Ratio, as the case may be).

(b)

Upon an agreement being reached between the Agent and the Borrower pursuant to the immediately preceding paragraph, the Agent and the Borrower shall enter into an amendment to this Agreement that gives effect to the replacement index rate, adjustments to the Applicable Pricing Rate and such other related amendments as may be appropriate in the discretion of the Agent, acting reasonably, for the implementation and administration of Canadian Dollar loans bearing interest or bankers’ acceptances with discount rates calculated with reference to the replacement index rate. Notwithstanding anything to the contrary in this Agreement (including Section 16.10) or any other Document, such amendment shall become effective at 5:00 p.m. (Calgary time) on the fifth Banking Day after a copy of the amendment is provided to the Lenders and without any further action or consent of any other party to this Agreement, unless the Agent receives, on or before such date and time, a written notice from a Lender stating that such Lender objects to such amendment; provided that, if such replacement index rate agreed upon to replace CDOR shall be less than zero, it shall be deemed to be zero for the purposes of this Agreement.

(c)

Until an amendment reflecting the transition to a new reference index rate becomes effective as contemplated by this Section, the discount rate applicable to each Drawdown, Conversion or Rollover of a Bankers’ Acceptance or a BA Equivalent Advance shall continue to be calculated with reference to CDOR; provided that if the Agent determines (which determination shall be conclusive, absent manifest error) that a CDOR Discontinuation Date has occurred, then following the CDOR Discontinuation Date, until such time as an amending agreement adopting such a new reference index rate becomes effective as contemplated by this Section:

(i)

any requested Drawdown by way of, Conversion into, or Rollover of, a Bankers’ Acceptance or a BA Equivalent Advance under a Credit Facility shall be deemed to be a request for a Canadian Prime Rate Loan in the same principal amount under the same Credit Facility; and

(ii)

in respect of a maturing Bankers’ Acceptance or a BA Equivalent Advance under a Credit Facility, in the event the Borrower fails to give, if applicable, a Conversion Notice with respect thereto specifying the Conversion of such Bankers’ Acceptance or BA Equivalent Advance (on the maturity date thereof) into a Loan other than a Bankers’ Acceptance or a BA Equivalent Advance (and provided a valid Repayment Notice has not been delivered to the Agent in respect thereof), such maturing Bankers’ Acceptance or BA Equivalent Advance shall be converted on the maturity date thereof into a Canadian Prime Rate Loan under the same Credit Facility as if a valid Conversion Notice had been given to the Agent by the Borrower pursuant to the provisions hereof.

(d)	For certainty, upon the occurrence of a CDOR Discontinuation Date, the Canadian Prime Rate shall be determined without regard to subparagraph (b) of the definition thereof.

13.3	Market Disruption Respecting Bankers’ Acceptances

If:

(a)

the Agent (acting reasonably) makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that there no longer exists an active market for bankers’ acceptances accepted by the Lenders; or

(b)

the Agent is advised by Lenders holding at least 25% of the Commitments of all Lenders hereunder by written notice (each, a “Lender BA Suspension Notice”) that such Lenders have determined (acting reasonably) that the BA Discount Rate will not or does not accurately reflect the cost of funds of such Lenders or the discount rate which would be applicable to a sale of Bankers’ Acceptances accepted by such Lenders in the market;

then:

(c)

the right of the Borrower to request Bankers’ Acceptances or BA Equivalent Advances from any Lender shall be suspended until the Agent determines that the circumstances causing such suspension no longer exist, and so notifies the Borrower and the Lenders;

(d)

any outstanding Drawdown Notice requesting a Loan by way of Bankers’ Acceptances or BA Equivalent Advances under a Credit Facility shall be deemed to be a Drawdown Notice requesting a Loan under the same Credit Facility by way of Canadian Prime Rate Loans in the amount specified in the original Drawdown Notice;

(e)

any outstanding Conversion Notice requesting a Conversion of a Loan by way of U.S. Base Rate Loans or SOFR Loans under a Credit Facility into a Loan by way of Bankers’ Acceptances or BA Equivalent Advances under the same Credit Facility shall be deemed to be a Conversion Notice requesting a Conversion of such Loan into a Loan by way of Canadian Prime Rate Loans under the same Credit Facility; and

(f)

any outstanding Rollover Notice requesting a Rollover of a Loan by way of Bankers’ Acceptances or BA Equivalent Advances under a Credit Facility, shall be deemed to be a Conversion Notice requesting a Conversion of such Loans into a Loan by way of Canadian Prime Rate Loans under the same Credit Facility.

The Agent shall promptly notify the Borrower and the Lenders of any suspension of the Borrower’s right to request the Bankers’ Acceptances or BA Equivalent Advances and of any termination of any such suspension. A Lender BA Suspension Notice shall be effective upon receipt of the same by the Agent if received prior to 2:00 p.m. (Toronto time) on a Banking Day and if not, then on the next following Banking Day, except in connection with a Drawdown Notice, Conversion Notice or Rollover Notice previously received by the Agent, in which case the applicable Lender BA Suspension Notice shall only be effective with respect to such previously received Drawdown Notice, Conversion Notice or Rollover Notice if received by the Agent prior to 2:00 p.m. (Toronto time) two Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date (as applicable) applicable to such previously received Drawdown Notice, Conversion Notice or Rollover Notice, as applicable.

13.4	Change in Law

(1) Subject to Sections 13.4(2) and 13.4(3), if the adoption of any applicable law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender or its Lender Parent with any request or direction (whether or not having the force of law) of any such court, Governmental Authority or other entity, in each case after the date hereof:

(a)

subjects such Lender or its Lender Parent to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Taxes (other than Taxes imposed on or measured by such Lender’s or its Lender Parent’s overall net income or overall capital), or changes the basis of taxation of payments due to such Lender, or increases any existing Taxes (other than Taxes imposed on or measured by such Lender’s or its Lender Parent’s overall net income or overall capital) on payments of principal, interest or other amounts payable by the Borrower to such Lender under this Agreement;

(b)

imposes, modifies or deems applicable any reserve, liquidity, special deposit, insurance charges, regulatory or similar requirement against assets or liabilities held by, or deposits in or for the account of, or loans by such Lender or its Lender Parent, or any acquisition of funds for loans or commitments to fund loans or obligations in respect of undrawn, committed lines of credit or in respect of Bankers’ Acceptances accepted by such Lender;

(c)

imposes on such Lender or its Lender Parent or requires there to be maintained by such Lender or its Lender Parent any capital adequacy or liquidity or additional capital or liquidity requirements (including a requirement which affects such Lender’s or its Lender Parent’s allocation of capital resources to its obligations) in respect of any Loan or obligation of such Lender hereunder, or any other condition with respect to this Agreement; or

(d)

directly or indirectly affects the cost or imposes any expense to such Lender or its Lender Parent of making available, funding or maintaining any Loan (other than changes in Taxes imposed on or measured by such Lender’s or its Lender Parent’s overall net income or overall capital) or otherwise imposes on such Lender or its Lender Parent any other condition or requirement affecting this Agreement or any Loan or any obligation of such Lender hereunder;

and the result of (a), (b), (c) or (d) above, in the sole determination of such Lender acting in good faith, is:

(e)	to increase the cost to such Lender or its Lender Parent of performing its obligations hereunder with respect to any Loan;

(f)	to reduce any amount received or receivable by such Lender or its Lender Parent hereunder or its effective return hereunder or on its capital in respect of any Loan or any Credit Facility;

(g)	to reduce the standby fees payable to such Lender pursuant to Section 5.6; or

(h)

to cause such Lender or its Lender Parent to make any payment with respect to or to forego any return on or calculated by reference to, any amount received or receivable by such Lender hereunder with respect to any Loan or any Credit Facility;

such Lender shall determine that amount of money which shall compensate the Lender or its Lender Parent for such increase in cost, payments to be made or reduction in income or return or interest foregone (herein referred to as “Additional Compensation”). Upon a Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section, such Lender shall promptly so notify the Borrower and the Agent. The relevant Lender shall provide the Borrower and the Agent with a photocopy of the relevant law, rule, guideline, regulation, treaty or official directive (or, if it is impracticable to provide a photocopy, a written summary of the same) and a certificate of a duly authorized officer of such Lender setting forth the Additional Compensation and the basis of calculation therefor, which shall be conclusive evidence of such Additional Compensation in the absence of manifest error. The Borrower shall pay to such Lender within 10 Banking Days of the giving of such notice such Lender’s Additional Compensation. Each of the Lenders shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section are then applicable notwithstanding that any Lender has previously been paid any Additional Compensation.

(2) Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (United States) and all regulations, requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof ((a) and (b), collectively, the “New Rules”) shall, in each case, be deemed to be a change in applicable law for purposes of this Section 13.4 regardless of the date enacted, adopted, issued or implemented, in each case (i) to the extent such New Rules are materially different from the Applicable Laws in effect on the date hereof and (ii) to the extent that such New Rules have general application to substantially all banks or their Affiliates which are subject to the New Rules in question.

(3) Each Lender agrees that it will not claim Additional Compensation from the Borrower under Section 13.4(1) if it is not generally claiming similar compensation from its other customers in similar circumstances or in respect of any period greater than 3 months prior to the delivery of notice in respect thereof by such Lender, unless, in the latter case, the adoption, change or other event or circumstance giving rise to the claim for Additional Compensation is retroactive or is retroactive in effect.

13.5	Prepayment of Portion

In addition to the other rights and options of the Borrower hereunder and notwithstanding any contrary provisions hereof, if a Lender gives the notice provided for in Section 13.4 with respect to any Loan (an “Affected Loan”), the Borrower may, upon 2 Banking Days’ notice to that effect given to such Lender and the Agent (which notice shall be irrevocable), either effect a Conversion in accordance with the provisions hereof (if such Conversion would reduce the applicable Additional Compensation) or prepay in full without penalty such Lender’s Rateable Portion of the Affected Loan outstanding together with accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment, such Additional Compensation as may be applicable to the date of such payment and all costs, losses and expenses incurred by such Lender by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Affected Loan or any part thereof on other than the last day of the applicable Interest Period, and upon such payment being made that Lender’s obligations to make such Affected Loans to the Borrower under this Agreement shall terminate.

13.6	Illegality

If a Lender determines, in good faith, that the adoption of any applicable law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender or its Lender Parent with any request or direction (whether or not having the force of law) of any such authority or entity, now or hereafter makes it unlawful or impossible for any Lender to, or for its Lender Parent to permit such Lender to, make, fund or maintain a Loan under any Credit Facility or to give effect to its obligations in respect of such a Loan, such Lender may, by written notice thereof to the Borrower and to the Agent declare its obligations under this Agreement in respect of such Loan to be terminated whereupon the same shall forthwith terminate, and the Borrower shall, within the time required by such law (or at the end of such longer period as such Lender at its discretion has agreed), either effect a Conversion of such Loan in accordance with the provisions hereof (if such Conversion would resolve the unlawfulness or impossibility) or prepay the principal of such Loan together with accrued interest, such Additional Compensation as may be applicable with respect to such Loan to the date of such payment and all costs, losses and expenses incurred by the Lenders by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. If any such change shall only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender and the Agent, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Agent, the other Lenders or the Borrower hereunder, such Lender shall only declare its obligations under that portion so terminated. Notwithstanding the foregoing, if a notice delivered by a Lender pursuant to this Section 13.6 asserts the illegality of such Lender making or maintaining U.S. Base Rate Loans, the interest rate on which is determined by reference to the Adjusted Term SOFR component of the U.S. Base Rate, the interest rate on which U.S. Base Rate Loans of such Lender are determined shall, if necessary to avoid such illegality, be determined by, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, such Lender which is an Operating Lender (as the case may be) without reference to the Adjusted Term SOFR component of the U.S. Base Rate until such affected Lender notifies the Borrower and, in the case such affected Lender is a Syndicated Facility Lender, the Agent, that the circumstances giving rise to such determination no longer exist

13.7	Temporary Market Disruption – SOFR

Subject to Section 13.1, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)

the Agent, in the case of the Syndicated Facility, or the Operating Lender, in the case of the Operating Facility (as the case may be), determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof; or

(b)

the Majority of the Lenders determine that for any reason in connection with any request for a SOFR Loan or a Conversion thereto or a Rollover thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and such Lenders have provided notice of such determination to the Agent, the Agent (with respect to a determination made by the Agent pursuant to clause (a) above or with respect to any determination made pursuant to clause (b) above) will promptly so notify the Borrower and each Lender or the Operating Lender (with respect to a determination made by the Operating Lender pursuant to clause (a) above) will promptly so notify the Borrower. Upon notice thereof by the Agent or the Operating Lender (as the case may be) to the Borrower as aforesaid, any obligation of, in the case of a notice by the Agent pursuant to clause (a) above with respect to the Syndicated Facility, the Syndicated Facility Lenders, in the case of a notice by the Agent pursuant to clause (b) above, the Lenders under each of the Credit Facilities and, in the case of a notice by the Operating Lender pursuant to clause (a) above, such Operating Lender, to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert U.S. Base Rate Loans to SOFR Loans under such applicable Credit Facilities, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Agent or the Operating Lender (as the case may be) (with respect to clause (b), at the instruction of the Majority of the Lenders to the Agent) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke under the applicable Credit Facilities any pending request for a Drawdown of, Conversion to or Rollover of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have under the applicable Credit Facilities converted any such request into a request for a Drawdown of or Conversion to U.S. Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will, in respect of the applicable Credit Facilities, be deemed to have been converted into U.S. Base Rate Loans at the end of the applicable Interest Period. Upon any such Conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.17(1). Subject to Section 13.1, if, in the case of the Syndicated Facility, the Agent or, in the case of the Operating Facility, the Operating Lender (as the case may be) determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on U.S. Base Rate Loans shall be determined by the Agent or such Operating Lender (as the case may be) without reference to clause (c) of the definition of “U.S. Base Rate” until the Agent or such Operating Lender (as the case may be) revokes such determination.

ARTICLE 14 – COSTS, EXPENSES AND INDEMNIFICATION

14.1	Costs and Expenses

The Borrower shall pay, within 30 days after notice from the Agent all reasonable out-of-pocket costs and expenses of the Lenders, the Agent and the Co-Lead Arrangers, including travel expenses of the Agent and the Co-Lead Arrangers, in connection with the Documents and the establishment and initial syndication of the Credit Facilities, including in connection with negotiation, preparation, printing, execution, delivery and administration of this Agreement and the other Documents whether or not any Drawdown has been made hereunder, and also including (a) the reasonable fees and out-of-pocket costs and expenses of Lenders’ Counsel (on a solicitor-client full indemnity basis) with respect thereto and with respect to advising the Agent and the Lenders as to their rights and responsibilities under this Agreement and the other Documents and (b) any third party service providers in respect of the Platform. Except for ordinary expenses of the Lenders, the Operating Lender and the Agent relating to the day to day administration of this Agreement and subject to the Agency Fee Agreement, the Borrower further agrees to pay within 30 days of demand by the Agent all reasonable out-of-pocket costs and expenses in connection with the preparation or review of waivers, consents and amendments pertaining to this Agreement, and in connection with the establishment of the validity and enforceability of this Agreement and the preservation or enforcement of rights of the Lenders, the Operating Lender and the Agent under this Agreement and other Documents, including all reasonable out-of-pocket costs and expenses sustained by the Lenders, the Operating Lender and the Agent as a result of any failure by the Borrower to perform or observe any of its obligations hereunder or in connection with any action, suit or proceeding relating thereto (whether or not an Indemnified Party is a party or subject thereto), together with interest thereon from and after such 30th day if such payment is not made by such time.

14.2	General Indemnity

In addition to any liability of the Borrower to any Lender or the Agent under any other provision hereof, the Borrower shall indemnify each Indemnified Party and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of a Loan and reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the same as a result of or in connection with the Credit Facilities or the Documents, including as a result of or in connection with:

(a)

any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund any Bankers’ Acceptance or to fund or maintain any Loan as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b)

subject to permitted or deemed Rollovers and Conversions, the Borrower’s failure to provide for the payment to the Agent for the account of the Lenders (or, in respect of the Operating Facility, to the Operating Lender for its own account) of the full principal amount of each Bankers’ Acceptance on its maturity date;

(c)

the Borrower’s failure to pay any other amount, including any interest or fee, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Borrower hereunder for overdue amounts);

(d)	the Borrower’s repayment or prepayment of a SOFR Loan otherwise than on the last day of its Interest Period;

(e)	the prepayment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance;

(f)	the Borrower’s failure to give any notice required to be given by it to the Agent or the Lenders hereunder;

(g)	the failure of the Borrower to make any other payment due hereunder;

(h)	any inaccuracy or incompleteness of the Borrower’s representations and warranties contained in Article 9;

(i)	any failure of the Borrower to observe or fulfil its obligations under Article 10;

(j)	any failure of the Borrower to observe or fulfil its obligations under Section 5.4(3) hereof;

(k)	any failure of the Borrower to observe or fulfil any other Obligation not specifically referred to above; or

(l)	the occurrence of any Default or Event of Default in respect of the Borrower,

provided that this Section shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or wilful misconduct of the Indemnified Party claiming indemnity hereunder, as determined in a final, non-appealable judgment by a court of competent jurisdiction. Further, for greater certainty, the provisions of this Section 14.2 shall not govern or apply to the Lender Financial Instruments or the Cash Management Documents or the performance thereof by the Borrower and its Subsidiaries (as applicable), which shall be governed by the respective terms and conditions thereof. The provisions of this Section shall survive repayment of the Obligations.

14.3	Environmental Indemnity

The Borrower shall indemnify and hold harmless the Indemnified Parties forthwith on demand by the Agent from and against any and all claims, suits, actions, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements (including all reasonable legal fees and disbursements on a solicitor and his own client basis) of any nature whatsoever, suffered or incurred by the Indemnified Parties or any of them in connection with any Credit Facility, whether as beneficiaries under the Documents, as successors in interest of the Borrower or any of its Subsidiaries, or voluntary transfer in lieu of foreclosure, or otherwise howsoever, with respect to any Environmental Claims relating to the property of the Borrower or any of its Subsidiaries arising under any Environmental Laws as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or its Subsidiaries) relating to the property of the Borrower or its Subsidiaries, or the past, present or future condition of any part of the property of the Borrower or its Subsidiaries owned, operated or leased by the Borrower or its Subsidiaries (or any such predecessor in interest), including any liabilities arising as a result of any indemnity covering Environmental Claims given to any person by the Lenders or the Agent or a receiver, receiver manager or similar person appointed hereunder or under applicable law (collectively, the “Indemnified Third Party”); but excluding any Environmental Claims or liabilities relating thereto to the extent that such Environmental Claims or liabilities arise by reason of the gross negligence or wilful misconduct of the Indemnified Party or the Indemnified Third Party claiming indemnity hereunder, as determined in a final, non-appealable judgment by a court of competent jurisdiction. The provisions of this Section shall survive the repayment of the Obligations.

14.4	Judgment Currency

(1) If for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section referred to as the “Judgment Currency”) an amount due in Canadian Dollars or United States Dollars under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date; or

(b)

the date on which the judgment or judicial order is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section being hereinafter in this Section referred to as the “Judgment Conversion Date”).

(2) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.4(1)(b), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or United States Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(3) Any amount due from the Borrower under the provisions of Section 14.4(2) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(4) The term “rate of exchange” in this Section 14.4 means the noon rate of exchange for Canadian interbank transactions in Canadian Dollars or United States Dollars, as the case may be, in the Judgment Currency published by the Bank of Canada for the day in question, or if such rate is not so published by the Bank of Canada, such term shall mean the Equivalent Amount of the Judgment Currency.

14.5	Limits on Liability of Indemnified Parties

No Indemnified Party shall have any liability to the Borrower or any Subsidiary or any person asserting claims on behalf of, or in right of, the Borrower or any Subsidiary thereof in connection with or as a result of the Credit Facilities, this Agreement or any other Document or any transaction contemplated hereby or thereby, except to the extent (and only to the extent) that any losses, claims, damages, liabilities or expenses incurred by the Borrower, such Subsidiary or other person are determined by a final non-appealable judgment of a court of competent jurisdiction to have (a) resulted solely by reason of the gross negligence or wilful misconduct of such Indemnified Party or (b) in respect only of a Lender, resulted from an intentional breach by a Lender of its obligations hereunder, including the intentional failure of such Lender to advance funds under its Commitment when all conditions precedent to a Drawdown have been satisfied. In any event, and notwithstanding the foregoing or any other provision hereof or of the other Documents to the contrary, no Indemnified Party shall be liable for any special, indirect, consequential or punitive damages in connection with or as a result of any Credit Facility, this

Agreement or any other Document or any transaction contemplated hereby or thereby. For certainty, the provisions of this Section 14.5 shall not govern or apply to the liabilities of the Lenders, Hedging Affiliates or any Cash Manager, as the case may be, under the Lender Financial Instruments or the Cash Management Documents, as the case may be, which shall be governed by the respective terms and conditions thereof.

ARTICLE 15 – THE AGENT AND ADMINISTRATION OF THE CREDIT FACILITIES

15.1	Authorization and Action

(1) Each Lender hereby irrevocably appoints and authorizes the Agent to be its agent in its name and on its behalf to exercise such rights or powers granted to the Agent on behalf of the Lenders under this Agreement to the extent specifically provided herein and on the terms hereof, together with such powers as are reasonably incidental thereto and the Agent hereby accepts such appointment and authorization. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but, subject to Section 16.10, shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority of the Lenders and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability in such capacity or which could result in the Agent’s incurring any costs and expenses, without provision being made for indemnity of the Agent by the Lenders against any loss, liability, cost or expense incurred, or to be incurred or which is contrary to this Agreement or applicable law.

(2) The Lenders agree that all decisions as to actions to be or not to be taken, as to consents or waivers to be given or not to be given, as to determinations to be made and otherwise in connection with this Agreement and the Documents, shall be made upon the decision of the Majority of the Lenders except in respect of a decision or determination where it is specifically provided in this Agreement that “all of the Lenders”, “all Lenders” or “each of the Lenders” or words to similar effect, or the Agent alone, is to be responsible for same. Each of the Lenders shall be bound by and agrees to abide by and adopt all decisions made as aforesaid and covenants in all communications with the Borrower to act in concert and to join in the action, consent, waiver, determination or other matter decided as aforesaid.

(3) For certainty, the Agent is authorized to execute and deliver the Security and any document or instrument in connection therewith.

15.2	Procedure for Making Loans under the Credit Facilities

(1) The Agent shall make Loans under the Credit Facilities available to the Borrower as required hereunder by debiting the account of the Agent to which the Lenders’ Rateable Portions of such Loans have been credited in accordance with Section 2.12 (or causing such account to be debited) and, in the absence of other arrangements agreed to by the Agent and the Borrower in writing, by crediting the account of the Borrower or, at the expense of the Borrower, transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Drawdown Notice, Rollover Notice or Conversion Notice, as the case may be, in respect of each Loan; provided that the obligation of the Agent hereunder to effect such a transfer shall be limited to taking such steps as are commercially reasonable to implement such instructions, which steps once taken shall constitute conclusive and binding evidence that such funds were advanced hereunder in accordance with the provisions relating thereto and the Agent shall not be liable for any damages, claims or costs which may be suffered by the Borrower and occasioned by the failure of such Loan to reach the designated destination.

(2) Unless the Agent has been notified by a Lender at least one Banking Day prior to the Drawdown Date, Rollover Date or Conversion Date, as the case may be, requested by the Borrower that such Lender will not make available to the Agent its Rateable Portion of such Loan, the Agent may assume that such Lender has made or will make such portion of the Loan available to the Agent on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, in accordance with the provisions hereof and the Agent may, but shall be in no way obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made its Rateable Portion of a Loan available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such Lender’s Rateable Portion of the Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the rate payable hereunder by the Borrower in respect of such Loan or, in the case of funds made available in anticipation of a Lender remitting proceeds of a Bankers’ Acceptance, at the rate of interest per annum applicable to Canadian Prime Rate Loans) for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent; provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Borrower covenants and agrees that, without prejudice to any rights the Borrower may have against such Lender, it shall repay such amount to the Agent forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be conclusive and binding evidence thereof, in the absence of manifest error. If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender’s Rateable Portion of the Loan for purposes of this Agreement. The failure of any Lender to make its Rateable Portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make its Rateable Portion of such Loan on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, but no Lender shall be responsible for the failure of any other Lender to make the Rateable Portion of any Loan to be made by such other Lender on the date of any Drawdown, Rollover or Conversion, as the case may be.

15.3	Remittance of Payments

Except for amounts payable to the Agent for its own account, forthwith after receipt of any repayment pursuant hereto or payment of interest or fees pursuant to Article 5 or payment pursuant to Article 8, the Agent shall remit to each Lender its Rateable Portion of such payment; provided that, if the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to a Lender its Rateable Portion of such payment and the Borrower fails to make such payment, each of the Lenders on receipt of such remittance from the Agent agrees to repay to the Agent forthwith on demand an amount equal to the remittance together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner applicable to the Loan in respect of which such payment is made, or, in the case of a remittance in respect of Bankers’ Acceptances, at the rate of interest applicable to Canadian Prime Rate Loans for each day from the date such amount is remitted to the Lenders without prejudice to any right such Lender may have against the Borrower. The exact amount of the repayment required to be made by the Lenders pursuant hereto shall be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall be conclusive and binding for all purposes in the absence of manifest error.

15.4	Redistribution of Payment

Each Lender agrees that:

(a)

if the Lender exercises any security against or right of counter claim, set-off or banker’s lien or similar right with respect to the property of the Borrower or any Subsidiary or if under any applicable bankruptcy, insolvency or other similar law it receives a secured claim and collateral for which it is, or is entitled to exercise any set off against, a debt owed by it to the Borrower or any Subsidiary, the Lender shall apportion the amount thereof proportionately between:

(i)

such Lender’s Rateable Portion of all outstanding Obligations owing by the Borrower (including the face amounts at maturity of Bankers’ Acceptances accepted by the Lenders), which amounts shall be applied in accordance with Section 15.4(b); and

(ii)	amounts otherwise owed to such Lender by the Borrower and its Subsidiaries,

provided that (i) any cash collateral account held by such Lender as collateral for a letter of credit or bankers’ acceptance (other than a Bankers’ Acceptance) issued or accepted by such Lender on behalf of the Borrower or a Subsidiary which is Permitted Debt may be applied by such Lender to such amounts owed by the Borrower or a Subsidiary, as the case may be, to such Lender pursuant to such letter of credit or in respect of any such bankers’ acceptance without apportionment and (ii) these provisions do not apply to:

(A)	a right or claim which arises or exists in respect of a loan or other debt in respect of which the relevant Lender holds a Security Interest which is a Permitted Encumbrance;

(B)

cash collateral or Approved Securities provided, or the exercise of rights of counterclaim, set-off or banker’s lien or similar rights, in respect of Cash Management Arrangements for the Borrower and its Subsidiaries;

(C)

any reduction in amounts owing by a Lender (or its Hedging Affiliates) to the Borrower or a Subsidiary upon the termination of Lender Financial Instruments entered into with the relevant Lender (or its Hedging Affiliates); or

(D)	any payment to which a Lender is entitled as a result of any credit default swap, credit derivative or other form of credit protection obtained by such Lender;

(b)

if, in the aforementioned circumstances, the Lender, through the exercise of a right, or the receipt of a secured claim described in Section 15.4(a) above or otherwise, receives payment of a proportion of the aggregate amount of Obligations due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate Obligations due to the Lenders (having regard to the respective Rateable Portions of the Lenders), the Lender receiving such proportionately greater payment shall purchase, on a non-recourse basis at par, and make payment for a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in the outstanding Loans of the other Lender or Lenders so that their respective receipts shall be pro rata to their respective Rateable Portions; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered by or on behalf of the Borrower or any trustee, liquidator, receiver or receiver manager or person with analogous powers from the purchasing Lender, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to the extent of such recovery, but without interest unless the purchasing Lender is required to pay interest on such amount, in which case each selling Lender shall reimburse the purchasing Lender pro rata in relation to the amounts received by it. Such Lender shall exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claims; and

(c)	if a Lender does, or is required to do, any act or thing permitted by Section 15.4(a) or (b) above, it shall promptly provide full particulars thereof to the Agent.

15.5	Duties and Obligations

Neither the Agent nor any of its directors, officers, agents or employees (and, for purposes hereof, the Agent shall be deemed to be contracting as agent and trustee for and on behalf of such persons) shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent:

(a)

may assume that there has been no assignment or transfer by any means by the Lenders of their rights hereunder, unless and until the Agent receives written notice of the assignment thereof from such Lender and the Agent receives from the assignee an executed Assignment Agreement providing, inter alia, that such assignee is bound hereby as it would have been if it had been an original Lender party hereto;

(b)

may consult with legal counsel (including receiving the opinions of Borrower’s counsel and Lenders’ Counsel required hereunder), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)

shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telecopier, electronic mail or other electronic means of communication which may generate a written report thereof) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder;

(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

(e)	may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any person upon a certificate signed by or on behalf of such person;

(f)

shall not be bound to disclose to any other person any information relating to the Borrower, any of its Subsidiaries or any other person if such disclosure would or might in its opinion constitute a breach of any applicable law, be in default of the provisions hereof or be otherwise actionable at the suit of any other person; and

(g)

may refrain from exercising any right, power or discretion vested in it which would or might in its reasonable opinion be contrary to any applicable law or any directive or otherwise render it liable to any person, and may do anything which is in its reasonable opinion necessary to comply with such applicable law.

Further, the Agent (i) does not make any warranty or representation to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the representations and warranties of the Borrower herein or the data made available to any of the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (ii) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; and (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto.

15.6	Prompt Notice to the Lenders

Notwithstanding any other provision herein, the Agent agrees to provide to the Lenders, with copies where appropriate, all information, notices and reports required to be given to the Agent by the Borrower, promptly upon receipt of same (and in any event no later than 5 Banking Days after receipt of the same) excepting therefrom information and notices relating solely to the role of Agent hereunder.

15.7	Agent’s and Lenders’ Authorities

With respect to its Commitments and the Drawdowns, Rollovers, Conversions and Loans made by it as a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent. Subject to the express provisions hereof relating to the rights and obligations of the Agent and the Lenders in such capacities, the Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and its Subsidiaries or any corporation or other entity owned or controlled by any of them and any person which may do business with any of them without any duties to account therefor to the Agent or the other Lenders and, in the case of the Agent, all as if it was not the Agent hereunder.

15.8	Lender Credit Decision

It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries. Each Lender represents to the Agent that it is engaged in the business of making and evaluating the risks associated with commercial revolving loans or term loans, or both, to corporations similar to the Borrower, that it can bear the economic risks related to the transaction contemplated hereby, that it has had access to all information deemed necessary by it in making such decision (provided that this representation shall not impair its rights against the Borrower) and that it is entering into this Agreement in the ordinary course of its commercial lending business. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other person under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any of its Subsidiaries. Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement. Each Lender hereby covenants and agrees that, subject to Section 15.4, it will not make any arrangements with the Borrower for the satisfaction of any Loans or other Obligations without the consent of all the other Lenders.

15.9	Indemnification of Agent

The Lenders hereby agree to indemnify the Agent (to the extent not reimbursed by the Borrower), on a pro rata basis in accordance with their respective Commitments as a proportion of the aggregate of all outstanding Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under or in respect of this Agreement in its capacity as Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements resulting from the Agent’s gross negligence or wilful misconduct. If the Borrower subsequently repays all or a portion of such amounts to the Agent, the Agent shall reimburse the Lenders their pro rata shares (according to the amounts paid by them in respect thereof) of the amounts received from the Borrower. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its portion (determined as above) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

15.10	Successor Agent

The Agent may, as hereinafter provided, resign at any time by giving 45 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall, after soliciting the views of the Borrower, have the right to appoint another Lender as a successor agent (the “Successor Agent”) who shall be acceptable to the Borrower, acting reasonably. If no Successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent shall, on behalf of the Lenders, appoint a Successor Agent who shall be a Lender acceptable to the Borrower, acting reasonably. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall continue to enure to its benefit as to any actions taken or omitted to be taken by it as Agent or in its capacity as Agent while it was Agent hereunder.

15.11	Taking and Enforcement of Remedies

Each of the Lenders hereby acknowledges that, to the extent permitted by applicable law, the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but collectively by the Agent upon the decision of the Majority of the Lenders regardless of whether acceleration was made pursuant to Section 12.2. Notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to individually take any action with respect to any Credit Facility, including any acceleration under Section 12.2, but that any such action shall be taken only by the Agent with the prior written agreement or instructions of the Majority of the Lenders; provided that, notwithstanding the foregoing, if (i) the Agent, having been adequately indemnified against costs and expenses of so doing by the Lenders, shall fail to carry out any such instructions of a Majority of the Lenders, any Lender may do so on behalf of all Lenders and shall, in so doing, be entitled to the benefit of all protections given the Agent hereunder or elsewhere, and (ii) in the absence of instructions from the Majority of the Lenders and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders or any of them take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each of the Lenders hereby further covenants and agrees that upon any such written consent being given by the Majority of the Lenders, or upon a Lender or the Agent taking action as aforesaid, it shall cooperate fully with the Lender or the Agent to the extent requested by the Lender or the Agent in the collective realization including and, if applicable, the appointment of a receiver, or receiver and manager to act for their collective benefit. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, including any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section; and each of the Lenders hereby covenants and agrees that, subject to Section 5.7, Section 10.2(b), Section 15.4 and Section 15.14, it has not heretofore and shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under any other document, instrument, writing or agreement ancillary hereto and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit Facilities, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.

With respect to any enforcement, realization or the taking of any rights or remedies to enforce the rights of the Lenders hereunder, the Agent shall be a trustee for each Lender, and all monies received from time to time by the Agent in respect of the foregoing shall be held in trust and shall be trust assets within the meaning of applicable bankruptcy or insolvency legislation and shall be considered for the purposes of such legislation to be held separate and apart from the other assets of the Agent, and each Lender shall be entitled to their Rateable Portion of such monies. In its capacity as trustee, the Agent shall be obliged to exercise only the degree of care it would exercise in the conduct and management of its own business and in accordance with its usual practice concurrently employed or hereafter instituted for other substantial commercial loans.

15.12	Reliance Upon Agent

The Borrower shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent pursuant to this Agreement, and the Borrower shall generally be entitled to deal with the Agent with respect to matters under this Agreement which the Agent is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent, notwithstanding any lack of authority of the Agent to provide the same.

15.13	No Liability of Agent

The Agent shall have no responsibility or liability to the Borrower on account of the failure of any Lender to perform its obligations hereunder (unless such failure was caused, in whole or in part, by the Agent’s failure to observe or perform its obligations hereunder), or to any Lender on account of the failure of the Borrower or any Lender to perform its obligations hereunder.

15.14	The Agent and Defaulting Lenders

(1) Each Defaulting Lender shall be required to provide to the Agent cash in an amount, as shall be determined from time to time by the Agent, in its discretion, equal to all obligations of such Defaulting Lender to the Agent that are owing or may become owing pursuant to this Agreement, including such Defaulting Lender’s obligation to pay its Rateable Portion of any indemnification, reimbursement or expense reimbursement amounts not paid by the Borrower. Such cash shall be held by the Agent in one or more cash collateral accounts, which accounts shall be in the name of the Agent and shall not be required to be interest bearing. The Agent shall and shall be entitled to apply the foregoing cash in accordance with Section 15.14(3).

(2) In addition to the indemnity and reimbursement obligations noted in Section 15.9, the Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder) rateably according to their respective Rateable Portions (and in calculating the Rateable Portion of a Lender, ignoring the Commitments of Defaulting Lenders) any amount that a Defaulting Lender fails to pay the Agent and which is due and owing to the Agent pursuant to Section 15.9. Each Defaulting Lender agrees to indemnify each other Lender for any amounts paid by such Lender and which would otherwise be payable by the Defaulting Lender.

(3) The Agent shall be entitled to set off and/or withhold from any Defaulting Lender’s Rateable Portion of all payments received from the Borrower against such Defaulting Lender’s obligations to make payments and fund Loans required to be made by it and to purchase participations required to be purchased by it in each case under this Agreement and the other Documents. To the extent permitted by law, the Agent shall be entitled to withhold and deposit in one or more non-interest bearing cash collateral accounts in the name of the Agent all amounts (whether principal, interest, fees or otherwise) received by the Agent and due to a Defaulting Lender pursuant to this Agreement, for so long as such Lender is a Defaulting Lender, which amounts shall be used by the Agent:

(a)	first, to reimburse the Agent for any amounts owing to it, in its capacity as Agent, by such Defaulting Lender pursuant to any Document;

(b)	second, to the reimbursement, on a pro rata basis, of any indemnity amounts owing by such Defaulting Lender pursuant to Section 15.14(2);

(c)

third, to repay on a pro rata basis the incremental portion of any Loans made by a Lender pursuant to Section 16.2(4) in order to fund a shortfall created by a Defaulting Lender and, upon receipt of such repayment, each such Lender shall be deemed to have assigned to the Defaulting Lender such incremental portion of such Loans;

(d)

fourth, to cash collateralize all other obligations of such Defaulting Lender to the Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Agent, including such Defaulting Lender’s obligation to pay its Rateable Portion of any indemnification, reimbursement or expense reimbursement amounts not paid by the Borrower; and

(e)	fifth, to fund from time to time the Defaulting Lender’s Rateable Portion of Loans,

provided that any such funds in excess of such Defaulting Lender’s defaulted obligations shall be paid to the Defaulting Lender.

(4) For greater certainty and in addition to the foregoing, neither the Agent nor any of its Affiliates nor any of their respective shareholders, officers, directors, employees, agents or representatives shall be liable to any Lender (including a Defaulting Lender ) for any action taken or omitted to be taken by it in connection with amounts payable by the Borrower to a Defaulting Lender and received and deposited by the Agent in a cash collateral account and applied in accordance with the provisions of this Agreement, save and except for the gross negligence or wilful misconduct of the Agent as determined by a final non-appealable judgment of a court of competent jurisdiction.

15.15	Article for Benefit of Agent and Lenders

The provisions of this Article 15 which relate to the rights and obligations of the Lenders to each other or to the rights and obligations between the Agent and the Lenders shall be for the exclusive benefit of the Agent and the Lenders, and, except to the extent provided in Sections 15.1, 15.2, 15.6, 15.10, 15.11, 15.12, 15.13, 15.14, 15.15 and 15.16, the Borrower shall not have any rights or obligations thereunder or be entitled to rely for any purpose upon such provisions. Any Lender may waive in writing any right or rights which it may have against the Agent or the other Lenders hereunder without the consent of or notice to the Borrower.

15.16	Erroneous Payments by Agent

(1) If the Agent notifies a Lender or other Secured Party, or any person who has received funds on behalf of a Lender or other Secured Party under or pursuant to any of the Secured Documents (any such Lender, other Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding subsection (2)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted or paid to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous

Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Banking Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of (x) in respect of an Erroneous Payment in United States Dollars, the Federal Funds Rate, and in respect of an Erroneous Payment in Canadian Dollars or any other currency, at a fluctuating rate per annum equal to the overnight rate at which Canadian Dollars or funds in the currency of such Erroneous Payment, as the case may be, may be borrowed by the Agent in the interbank market in an amount comparable to such Erroneous Payment (as determined by the Agent) and (y) a rate determined by the Agent in accordance with banking industry rules or prevailing market practice for interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this Section 15.16(1) shall be conclusive, absent manifest error; provided that any such interest payable by such Lender or person shall not be reimbursable by the Borrower under Article 14 for any reason.

(2) Without limiting Section 15.16(1), each Lender or other Secured Party, or any person who has received funds on behalf of a Lender or other Secured Party under or pursuant to any of the Secured Documents, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, paid, or received, in error or by mistake (in whole or in part) in each case:

(a)

(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent express written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(b)

such Lender or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Banking Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 15.16(2).

(3) Each Lender or other Secured Party hereby authorizes the Agent to set-off, net and apply any and all amounts at any time owing to such Lender or other Secured Party under any Secured Document, or otherwise payable or distributable by the Agent to such Lender or other Secured Party from any source, against any amount due to the Agent under Section 15.16(1) or under the indemnification provisions of this Agreement.

(4) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with Section 15.16(1), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, (a) such Lender shall be deemed to have assigned its Loans (but not any of its Commitments) under any of the applicable Credit Facilities with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Facilities”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not any of its Commitments) of the Erroneous Payment Impacted Facilities, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, (b) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (c) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and any of its applicable Commitments which shall survive as to such assigning Lender and (d) the Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Subject to Section 16.6, the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and, upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender under any of the Credit Facilities and such Commitments under such Credit Facilities shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or other Secured Party under the applicable Secured Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(5) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any of its Subsidiaries, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from (a) the Borrower or any of its Subsidiaries or (b) the proceeds of realization from the enforcement of one or more of the Secured Documents against or in respect of the Borrower or one or more of its Subsidiaries; provided that, in each case, such funds were received by the Agent for the purpose of discharging such Secured Obligations.

(6) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value”, “good consideration” for the Erroneous Payment or change of position by such Payment Recipient, any defense that the intent of the Agent was that such Payment Recipient retain the Erroneous Payment in all events, or any doctrine or defense similar to any of the foregoing.

(7) Each party’s obligations, agreements and waivers under this Section 15.16 shall survive the resignation or replacement of the Agent, or any assignment or transfer of rights or obligations by, or the replacement of, a Lender or an Affiliate thereof the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Secured Document.

(8) For purposes of this Section 15.16, each Lender:

(i)

agrees it is executing and delivering this Agreement with respect to this Section 15.16 both on its own behalf and as agent for and on behalf of its Affiliates referred to in this Section 15.16 and any person receiving funds under or pursuant to any of the Secured Documents on behalf of such Lender or any of such Affiliates;

(ii)

represents, warrants, covenants and agrees that its Affiliates referred to in this Section 15.16 and any person receiving funds under or pursuant to any of the Secured Documents on behalf of such Lender or any of such Affiliates are bound by the provisions of this Section 15.16; and

(iii)

agrees that any matter or thing done or omitted to be done by such Lender, its Affiliates, or any person receiving funds under or pursuant to any of the Secured Documents on behalf of such Lender or any of such Affiliates which are the subject of this Section 15.16 will be binding upon such Lender and each Lender does hereby indemnify and save the Agent and its Affiliates harmless from any and all losses, expenses, claims, demands or other liabilities of the Agent and its Affiliates resulting from the failure of such Lender, its Affiliates or such persons to comply with their obligations under and in respect of this Section 15.16, in each case, in accordance with and subject to the limitations in Section 15.9.

(9) Except pursuant to an Erroneous Payment Deficiency Assignment or the exercise of any Erroneous Payments Subrogation Rights (or any equivalent equitable subrogation rights), the Borrowers shall not be required to reimburse (or have any other liability to) the Agent for any Erroneous Payment or any interest, loss, cost or damages related thereto or arising therefrom under any provision of this Agreement or any other Document or under any legal principle or theory, whether arising by law or in equity.

ARTICLE 16 – GENERAL

16.1	Exchange and Confidentiality of Information

(1) The Borrower agrees that the Agent and each Lender may provide any assignee or participant or any bona fide prospective assignee or participant pursuant to Sections 16.6 or 16.7 with any information concerning the Borrower and its Subsidiaries provided such party agrees in writing with the Agent or such Lender for the benefit of the Borrower to be bound by a like duty of confidentiality to that contained in this Section.

(2) Each of the Agent and the Lenders acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to them by the Borrower pursuant to the Documents (the “Information”) and agrees to use all reasonable efforts to prevent the disclosure thereof provided, however, that:

(a)

the Agent and the Lenders may disclose all or any part of the Information if, in their reasonable opinion, such disclosure is required (i) by their respective auditors or (ii) in connection with any actual or threatened judicial, administrative or governmental proceedings, including proceedings initiated under or in respect of this Agreement or upon the request of its independent auditors or a Governmental Authority having jurisdiction over it;

(b)

the Agent and the Lenders shall incur no liability in respect of any Information required to be disclosed by any applicable law or regulation, or by applicable treaty, order, policy or directive having the force of law, to the extent of such requirement;

(c)

the Agent and each Lender may disclose the Information to any governmental or regulatory authority (including any self-regulatory agency or authority) having jurisdiction over it (i) upon the request thereof or (ii) where it considers such disclosure to be advisable or appropriate, acting reasonably;

(d)

the Agent and each Lender may provide any Affiliate thereof with the Information to the extent reasonably required to be disclosed thereto; provided that each such Affiliate shall be under a like duty of confidentiality to that contained in this Section 16.1 and further provided that the Agent or the Lender, as the case may be, providing the Information shall be responsible for any breach by its Affiliate of the aforementioned like duty of confidentiality;

(e)

the Agent and the Lenders may provide Lenders’ Counsel and their other agents and professional advisors with any Information; provided that such persons shall be under a like duty of confidentiality to that contained in this Section;

(f)

the Agent and each Lender may disclose Information to any insurance or reinsurance company thereof for the purpose of maintaining insurance, to any person providing administration and settlement services in respect of this Agreement and to any actual or prospective counterparty to any securitization, swap or derivative transaction relating to the Borrower; provided that, such counterparty, insurance or reinsurance company or other person agrees in writing to be under a like duty of confidentiality to that contained in this Section;

(g)

the Agent and each of the Lenders shall incur no liability in respect of any Information: (i) which is or becomes readily available to the public (other than by a breach hereof, including, for certainty, by a breach hereof by a person for which the applicable Lender or the Agent is responsible) or which has been made readily available to the public by the Borrower or its Subsidiaries, (ii) which the Agent or the relevant Lender can show was, prior to receipt thereof from the Borrower, lawfully in the Agent’s or Lender’s possession from a source other than the Borrower or a representative of the Borrower and not then subject to any obligation on its part to the Borrower to maintain confidentiality, or (iii) which the Agent or the relevant Lender received from a third party who was not, to the knowledge of the Agent or such Lender, under a duty of confidentiality to the Borrower at the time the information was so received;

(h)

the Agent and the Lenders may disclose the Information to other financial institutions and other persons in connection with the syndication by the Agent or Lenders of the Credit Facilities, the assignment by a Lender of the Credit Facilities, or the granting by a Lender of a participation in the Credit Facilities, in each case, where such financial institution or other person agrees to be under a like duty of confidentiality to that contained in this Section; and

(i)

the Agent and the Lenders may disclose all or any part of the Information so as to enable the Agent and the Lenders to initiate any lawsuit against the Borrower or to defend any lawsuit commenced by the Borrower the issues of which touch on the Information, but only to the extent such disclosure is necessary to the initiation or defense of such lawsuit.

16.2	Nature of Obligation under this Agreement; Defaulting Lenders

(1) The obligations of each Lender and of the Agent under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Agent or the Borrower and its Subsidiaries of any of their respective obligations under the Documents.

(2) Subject to and without derogating from the operation of Section 15.14 and this Section 16.2, neither the Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.

(3) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)	the standby fees payable pursuant to Section 5.6 shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender;

(b)

a Defaulting Lender shall not be included in determining whether, and the Commitment and the Rateable Portion of the Outstanding Principal of such Defaulting Lender shall not be included in determining whether, all Lenders or the Majority of the Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 16.10), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that (i) materially and adversely affects such Defaulting Lender differently than other affected Lenders, (ii) increases the Commitment or extends the Maturity Date of such Defaulting Lender, or (iii) relates to the matters set forth in Sections 16.10(a)(i), (ii), (iii) and (ix) shall require the consent of such Defaulting Lender; and

(c)	for the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender.

(4) If the Agent has actual knowledge that a Lender is a Defaulting Lender at the time that the Agent receives (a) a Drawdown Notice or (b) a Conversion Notice that will result in a currency conversion, then each other Lender shall fund its Rateable Portion of such affected Loan (and, in calculating such Rateable Portion, the Agent shall ignore the Commitments of each such Defaulting Lender); provided that, for certainty, no Lender shall be obligated by this Section to make or provide Loans in excess of its Commitment. If the Agent acquires actual knowledge that a Lender is a Defaulting Lender at any time after the Agent received (a) a Drawdown Notice, or (b) a Conversion Notice that will result in a currency conversion, then the Agent shall promptly notify the Borrower that such Lender is a Defaulting Lender (and such Lender shall be deemed to have consented to such disclosure). Each Defaulting Lender agrees to indemnify each other Lender for any amounts paid by such Lender under this Section 16.2(4) and which would otherwise have been paid by the Defaulting Lender if its Commitment had been included in determining the Rateable Portions of such affected Loans.

(5) If any Lender shall cease to be a Defaulting Lender, then, upon becoming aware of the same, the Agent shall notify the other Lenders and (in accordance with the written direction of the Agent) such Lender (which has ceased to be a Defaulting Lender) shall purchase, and the other Lenders shall on a rateable basis sell and assign to such Lender, portions of such Loans equal in total to such Lender’s Rateable Portion thereof without regard to Section 16.2(4).

16.3	Notices

Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopy or other electronic means of communication addressed to the respective parties as follows:

To the Borrower:

Hammerhead Resources Inc.

2700, 525 – 8th Avenue S.W.

Calgary, Alberta T2P 1G1

Attention:     Michael Kohut, Senior Vice President and Chief Financial Officer

Fax No.:       [***]

To the Agent:

Canadian Imperial Bank of Commerce, as Agent

Infrastructure / Technology, Infrastructure and Innovation

595 Bay Street, CPS-5th Floor

Toronto, Ontario M5G 2C2

Attention:     Global Agent Administration Services

Email:           [***]

To each Lender: As set forth in the most recent administrative questionnaire or other written notification provided to the Agent by such Lender (a copy of which shall be provided to the Borrower upon request to the Agent), or to such other address or telecopy number as any party may from time to time notify the others in accordance with this Section. Any demand, notice or communication made or given by personal delivery or by telecopier or other electronic means of communication during normal business hours at the place of receipt on a Banking Day shall be conclusively deemed to have been made or given at the time of actual delivery or transmittal, as the case may be, on such Banking Day. Any demand, notice or communication made or given by personal delivery or by telecopier or other electronic means of communication after normal business hours at the place of receipt or otherwise than on a Banking Day shall be conclusively deemed to have been made or given at 9:00 a.m. (Calgary time) on the first Banking Day following actual delivery or transmittal, as the case may be.

16.4	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be found.

16.5	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the Borrower, the Lenders, the Agent and their respective successors and permitted assigns.

16.6	Assignment

(1) Any Lender may, with the prior written consent of each of the Borrower and the Agent, which consents shall not be unreasonably withheld, conditioned or delayed, assign an interest in its Commitments, its Rateable Portion of the Loans and its rights under the Documents; provided that: (a) such consent of the Borrower shall not be required during the continuance of a Default or an Event of Default; (b) such consents shall not be required in the case of assignments to another Lender (other than a Defaulting Lender), by a Lender to an Affiliate thereof or by a Lender to an Approved Fund; (c) except during the continuance of an Event of Default or except with the consent of the Borrower and the Agent, such consents not to be unreasonably withheld, conditioned or delayed, no Lender shall assign an interest in its Commitment if the effect of the same would be to have a Lender with a Commitment of less than Cdn.$5,000,000 (such amount to be reduced in proportion to any partial reductions in each Credit Facility) and each assignment of an interest in a Commitment shall be in multiples of Cdn.$100,000; and (d) except in the case of an assignment by a Defaulting Lender pursuant to Section 2.22(c)(iv), it shall be a precondition to any such assignment that the contemplated assignee Lender shall have paid to the Agent, for the Agent’s own account, a transfer fee of [***] Subject to Section 7.6(2) and except in the case of an assignment by a Lender to an Affiliate thereof or an Approved Fund (in which case the assigning Lender shall remain liable for the obligations so assigned), upon any such assignment, the assigning Lender shall have no further obligation hereunder with respect to such interest. Upon any such assignment, the assigning Lender, the assignee Lender, the Agent and, if applicable, the Borrower shall execute and deliver an Assignment Agreement. Except as permitted by Section 10.2(j), the Borrower shall not assign its rights or obligations hereunder without the prior written consent of all of the Lenders.

(2) Any Lender may at any time grant a Security Interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any Security Interest to secure obligations of such Lender to a U.S. Federal Reserve Bank, and this Section shall apply to any such grant of a Security Interest and Section 16.6(1) to any realization by any such secured party of any such Security Interest; provided, that no such grant of a Security Interest shall release a Lender from any of its obligations hereunder or substitute any holder of such Security Interest for such Lender as a party hereto.

(3) The Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 16.3 a copy of each executed Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry relating to the Loans of such Lender) at any reasonable time and from time to time upon reasonable prior notice to the Agent.

16.7	Participations

Any Lender may, without the consent of the Borrower, grant one or more participations in its Commitment and its Rateable Portion of any one or more of the Loans to other persons, provided that the granting of such a participation: (a) shall be at the Lender’s own cost; (b) shall not affect the obligations of such Lender hereunder nor shall it increase the costs to the Borrower hereunder or under any of the other Documents; and (c) shall not provide the participant with any right to approve the provision by the Lender of any consent, waiver or approval hereunder or require the Borrower to deal directly with such participant. No such participant shall by virtue of such participations be party to this Agreement. The Borrower also agrees that each participant shall be entitled to the benefits of Section 8.5 and Section 13.4 with respect to its interest in the Commitment and the Loans outstanding from time to time as if such participant were such Lender; provided that no participant shall be entitled to receive any amount which the transferor Lender would not have been entitled to receive in such circumstances nor any greater amount pursuant to either such Section than the transferor Lender would have been entitled to receive in respect of such amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred. For the purposes of this Section 16.7, each Lender from which a participant purchased the related participation shall act as agent on behalf of such participant to the extent required so that such participant shall receive the benefit of this Section 16.7.

16.8	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.9	Whole Agreement

This Agreement and the other Documents constitute the whole and entire agreement between the parties hereto regarding the subject matter hereof and thereof and cancel and supersede any prior agreements (including any commitment letters), undertakings, declarations, commitments, representations, written or oral, in respect thereof.

16.10	Amendments and Waivers

Any provision of this Agreement and the other Documents may be amended only if the Borrower and the Majority of the Lenders so agree in writing and, except as otherwise specifically provided herein, may be waived only if the Majority of the Lenders (excluding any Defaulting Lenders) so agree in writing, but:

(a)	an amendment or waiver which changes or relates to:

(i)

the amount or type of the Credit Facilities, the amount of the Loans available hereunder (or decreases in the periods of notice for Drawdowns, Conversions, Rollovers or voluntary prepayment of Loans) or any Lender’s Commitment;

(ii)

decreases in the rates of or deferral of the dates of payment of interest, Bankers’ Acceptance or Letters of Credit fees, standby fees or decreases in the amount of principal owing hereunder or deferral of the dates of mandatory repayments of principal,

(iii)

decreases in the amount of or deferral of the dates of payment of fees or other amounts payable hereunder (other than fees payable for the account of Agent, which may be increased or decreased with the written agreement of the Agent);

(iv)	the definition of “Majority of the Lenders”;

(v)

any provision hereof contemplating or requiring consent, approval or agreement of “all Lenders”, “all of the Lenders” or similar expressions or permitting waiver of conditions or covenants or agreements by “all Lenders”, “all of the Lenders” or similar expressions;

(v.1)	Section 10.2(q), or to the extent caused by the Borrower’s failure to comply with Section 10.2(q), an Event of Default described in Section 12.1(c);

(v.2)	an Event of Default described in Section 12.1(w);

(vi)

Sections 2.2, 2.3, 2.16, 2.20, 2.21, 2.22, 2.23 or the definition of “Event of Default” (provided that, for certainty, the immediately preceding reference is not intended to require the agreement of all Lenders for the waiver of an Event of Default (except as otherwise set forth in this Section 16.10) as opposed to an amendment or waiver to the definition thereof), the definition of “BA Discount Rate”;

(vii)

the release or discharge of, or any material amendment or waiver of, any Security other than as provided for herein (including for any discharge of Security required in connection with any disposition permitted by this Agreement);

(viii)	the conditions precedent to Drawdowns; or

(ix)	this Section,

shall require the agreement or waiver of all the Lenders (excluding any Defaulting Lenders) (except in the case of paragraphs (i), (ii), (iii) or (ix) above) and also (in the case of an amendment) of the other parties hereto (excluding any Defaulting Lenders);

(b)	an amendment or waiver which changes or relates to the rights and/or obligations of the Agent shall also require the agreement of the Agent thereto; and

(c)	an amendment or waiver which changes or relates to the rights and/or obligations of the Operating Lender shall also require the agreement of the Operating Lender thereto,

provided that an amendment or waiver which only relates to the Operating Facility and/or the rights and/or obligations of the Operating Lender may be made with the consent of the Operating Lender alone.

Notwithstanding anything to the contrary in this Section 16.10 or any other provision of this Agreement:

(a)

any provision of this Agreement or any other Document may be amended by an agreement in writing entered into by the Borrower and the Agent to (i) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Agent and the Borrower) or (ii) effect administrative changes of a technical or immaterial nature and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Banking Days’ prior written notice of such change and the Agent shall not have received, within five (5) Banking Days of the date of such notice to the Lenders, a written notice from the Majority of the Lenders stating that the Majority of the Lenders object to such amendment; and

(b)

the Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Documents or to enter into additional Documents as the Agent deems appropriate in order to implement any Benchmark Replacement or any Conforming Change or otherwise effectuate the terms of Section 13.1 or Section 13.7 in accordance with the terms thereof.

Any such waiver and any consent by the Agent, any Lender, the Majority of the Lenders or all of the Lenders under any provision of this Agreement must be in writing (including, for certainty, by electronic mail) and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

16.11	Further Assurances

The Borrower shall, and shall cause each Subsidiary to, promptly cure any default by it or defect in the execution and delivery of this Agreement, the other Documents or any of the agreements provided for hereunder to which it is a party. Upon request, the Borrower will, at its expense, as promptly as practical, execute and deliver to the Agent, all such other and further deeds, agreements, opinions, certificates, instruments, affidavits, registration materials and other documents (and cause each Subsidiary to take such action) necessary for the Borrower’s compliance with or performance of the covenants and agreements of the Borrower or any Subsidiary in any of the Documents, including this Agreement, or to further evidence and more fully describe the property subject to the Security Interests, privileges and priorities purported to be created by the Security, or to correct any omissions in any of the Documents, or more fully to state the obligations set out herein or in any of the Documents, or to perfect, protect or preserve the Security Interests created pursuant to any of the Documents, or to make any registration, recording, to file any notice or to obtain any consent, all as may be necessary or appropriate in connection therewith, in the judgment of the Agent, acting reasonably.

16.12	Attornment

The parties hereto each hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Alberta in regard to legal proceedings relating to the Documents. For the purpose of all such legal proceedings, this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Agreement. Notwithstanding the foregoing, nothing in this Section shall be construed nor operate to limit the right of any party hereto to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.

16.13	Time of the Essence

Time shall be of the essence of this Agreement.

16.14	Waiver of Jury Trial

To the extent permitted by Applicable Laws, each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Documents or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

16.15	Electronic Communications

(1) Any demand, notice or communication to be made or given hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular demands, notices or communications.

(2) Unless the Agent otherwise prescribes, demands, notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and demands, notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address of notification that such notice or communication is available and identifying the website address therefor, provided that, if such demand, notice, email or other communication is not sent within normal business hours of the recipient, such demand, notice or other communication shall be deemed to have been sent at the opening of business on the next Banking Day.

16.16	Platform

(1) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(2) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower or any of its Subsidiaries, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any Subsidiary thereof provides to the Agent pursuant to any Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section 16.16, including through the Platform.

16.17	Know Your Customer/Anti-Money Laundering Laws

(1) Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of Anti-Money Laundering/ Anti-Terrorist Financing Laws and “know your client” Applicable Laws (collectively, including any guidelines or orders thereunder, “AML/KYC Legislation”), it may be required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of each such person and such other information that will allow such Lender or the Agent, as applicable, to identify each such person in accordance with AML/KYC Legislation (including, information regarding such person’s directors, authorized signing officers, or other persons in control of each such person). The Borrower shall promptly provide and cause its Subsidiaries to provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent (for itself and not on behalf of any Lender), or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML/KYC Legislation, whether now or hereafter in existence.

(2) If, upon the written request of any Lender, the Agent has ascertained the identity of the Borrower or any Subsidiary or any authorized signatories of such person for the purposes of applicable AML/KYC Legislation on such Lender’s behalf, then the Agent:

(a)

shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Agent within the meaning of applicable AML/KYC Legislation; and

(b)	shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(3) Notwithstanding anything to the contrary in this Section 16.17, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Borrower or any Subsidiary any authorized signatories of such person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such person or any such authorized signatory in doing so.

16.18	No Fiduciary Duty

The Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 16.18, the “Lenders”), may have economic interests that conflict with those of the Borrower, its shareholders and/or its Affiliates. The Borrower agrees that nothing in the Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its shareholders or its Affiliates, on the other hand. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favour of the Borrower, its shareholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its shareholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, shareholders, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.

16.19	Credit Agreement Governs

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Documents, the provisions of this Agreement, to the extent of the conflict or inconsistency, shall govern and prevail.

16.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

16.21	Counterparts; Electronic Execution

This Agreement and each other Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Document. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any other Document shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, as in provided Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario), the Electronic Transaction Acts (British Columbia), the Electronic Transactions Act (Alberta), or any other similar laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada. The Agent may, in its discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

HAMMERHEAD RESOURCES INC.

By:	/s/ Mike Kohut
Name: Mike Kohut
Title: Sr. Vice President & CFO

By:
Name:
Title:

Signature Page to the Fourth Amended and Restated Credit Agreement

LENDERS:

CANADIAN IMPERIAL BANK OF
COMMERCE, in its capacity as Lender

By:	/s/ Adam Fellows
Name:	Adam Fellows
Title:	Executive Director

By:	/s/ Ryan Shea
Name:	Ryan Shea
Title:	Executive Director

Signature Page to the Fourth Amended and Restated Credit Agreement

NATIONAL BANK OF CANADA

By:	/s/ Adam Lamb
Name:	Adam Lamb
Title:	Director
Credit Capital Markets Calgary

By:	/s/ Chuck Warnica
Name:	Chuck Warnica
Title:	Managing Director & Head Credit Capital Markets Calgary

Signature Page to the Fourth Amended and Restated Credit Agreement

ATB FINANCIAL

By:	/s/ Matthew Littlijohn
Name:	Matthew Littlijohn
Title:	Director

By:	/s/ Sean Koo
Name:	Sean Koo
Title:	Associate Director

Signature Page to the Fourth Amended and Restated Credit Agreement

BUSINESS DEVELOPMENT BANK OF CANADA

By:	/s/ Scott Overes
Name:	Scott Overes
Title:	Director, Syndicated Financing

By:	/s/ Olivier Favreau
Name:	Olivier Favreau
Title:	Associate Director, Syndicated Financing

Signature Page to the Fourth Amended and Restated Credit Agreement

CANADIAN WESTERN BANK

By:	/s/ Kuno Ryckborst
Name:	Kuno Ryckborst
Title:	Senior Manager, Energy Lending

By:	/s/ John Cherian
Name:	John Cherian
Title:	Managing Director & Head, Corporate and Energy Lending

Signature Page to the Fourth Amended and Restated Credit Agreement

AGENT:

CANADIAN IMPERIAL BANK OF
COMMERCE, in its capacity as Agent

By:	/s/ Adam Fellows
Name:	Adam Fellows
Title:	Executive Director

By:	/s/ Ryan Shea
Name:	Ryan Shea
Title:	Executive Director

Signature Page to the Fourth Amended and Restated Credit Agreement

SCHEDULE A

LENDERS AND COMMITMENTS

Lender	Syndicated Facility Commitment	Operating Facility Commitment		Total
Canadian Imperial Bank of Commerce	[***]		[***]		[***]
National Bank of Canada	[***]		[***]		[***]
ATB Financial	[***]		[***]		[***]
Business Development Bank of Canada	[***]		[***]		[***]
Canadian Western Bank	[***]		[***]		[***]
	Cdn.280,000,000.00	Cdn.$	20,000,000.00	Cdn.$	300,000,000.00

SCHEDULE B

[***]

SCHEDULE C

[***]

SCHEDULE D

[***]

SCHEDULE E

[***]

SCHEDULE F

[***]

SCHEDULE G

[***]

SCHEDULE H-1 - H-7

[***]

SCHEDULE I

[***]

SCHEDULE J

[***]